CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Exhibit 10.14

CREDIT AGREEMENT

among

QUATTRO SOLAR NATIONAL, LLC,

as Borrower,

the Several Lenders from Time to Time Party Hereto,

BNP PARIBAS,

as Administrative Agent

and

the Revolving Facility Issuing Banks from Time to Time Party Hereto dated as of July 16, 2021

BNP PARIBAS,

ING CAPITAL LLC,

ASSOCIATED BANK, N.A.,

CIT BANK, N.A.,

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

and

SUMITOMO MITSUI BANKING CORPORATION

as Lead Arrangers and Joint Bookrunners,

$310,000,000 Term Facility

$50,000,000 Revolving Facility

TABLE OF CONTENTS

Section 1.	DEFINITIONS	1

1.1	Defined Terms	1
1.2	Other Definitional Provisions	36

Section 2.	AMOUNT AND TERMS OF LOAN COMMITMENTS	39

2.1	Term Commitments	39
2.2	Procedure for Term Loan Borrowing	39
2.3	Repayment of Term Loans	39
2.4	Revolving Commitments	39
2.5	Procedure for Revolving Loan Borrowing	40
2.6	Fees	41
2.7	Optional Termination or Reduction of Commitments	42
2.8	Optional Prepayments	42
2.9	Mandatory Prepayments and Commitment Reductions	43
2.10	Conversion and Continuation Options	45
2.11	Limitations on Eurodollar Tranches	46
2.12	Interest Rates and Payment Dates	46
2.13	Computation of Interest and Fees	47
2.14	Inability to Determine Interest Rate	48
2.15	Pro Rata Treatment and Payments	48
2.16	Requirements of Law	51
2.17	Taxes	52
2.18	Indemnity	56
2.19	Change of Lending Office	57
2.20	Replacement of Lenders	57
2.21	Defaulting Lenders	58
2.22	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	61
2.23	Effect of Benchmark Transition Event	61

Section 3.	LETTERS OF CREDIT	63

3.1	Revolving L/C Commitments	63

Section 4.	REPRESENTATIONS AND WARRANTIES	73

4.1	No Change	73
4.2	Existence; Compliance with Law	73
4.3	Power; Authorization; Enforceable Obligations	73
4.4	No Legal Bar	74
4.5	Litigation	74
4.6	No Default	74
4.7	Financial Statements	74
4.8	Indebtedness	75
4.9	Ownership of Property; Liens	75

i	Sunshine (National) – Credit Agreement

4.10	Intellectual Property	75
4.11	Taxes	75
4.12	Permits	75
4.13	Agreements, Etc.	76
4.14	Federal Reserve Regulations	76
4.15	Labor Matters	76
4.16	ERISA	76
4.17	Investment Company Act; Other Regulations	77
4.18	Capitalization; Subsidiaries	77
4.19	Use of Proceeds	77
4.20	Environmental Matters	78
4.21	Accuracy of Information, Etc.	79
4.22	Security Documents	80
4.23	Solvency	80
4.24	Senior Indebtedness	80
4.25	Required Insurance	80
4.26	Regulation T and Regulation U	80
4.27	AML Laws; Anti-Corruption Laws and Sanctions	80
4.28	Lines of Business	81
4.29	Federal Taxpayer Identification Number	81

Section 5.	CONDITIONS PRECEDENT	81

5.1	Conditions to Closing Date	81
5.2	Conditions to Each Extension of Credit	84

Section 6.	AFFIRMATIVE COVENANTS	85

6.1	Financial Statements	85
6.2	Certificates; Other Information	86
6.3	Maintenance of Existence; Compliance; Contractual Obligations	87
6.4	Maintenance of Property; Insurance	88
6.5	Inspection of Property; Books and Records; Discussions	88
6.6	Notices	89
6.7	Environmental Laws	90
6.8	Interest Rate Protection	91
6.9	Additional Collateral, Etc.	91
6.10	Debt Service Reserve	93
6.11	QF Status; Market-Based Rate Authority; EWG Status	93
6.12	Separateness	93
6.13	Revenues	94
6.14	Renewal of Permits	94
6.15	Account Control Agreements	94
6.16	Recovery Event	94
6.17	Asset Sales	96
6.18	Compliance with Sanctioned Persons and AML Laws	96
6.19	Use of Proceeds	97

ii	Sunshine (National) – Credit Agreement

6.20	AML Laws; Anti-Corruption Laws and Sanctions	97
6.21	Letter of Credit Backstop	97

Section 7.	NEGATIVE COVENANTS	98

7.1	Capital Expenditures	98
7.2	Indebtedness	98
7.3	Liens	100
7.4	Fundamental Changes	103
7.5	Disposition of Property	103
7.6	Restricted Payments	105
7.7	Investments	106
7.8	Transactions with Affiliates	107
7.9	Sales and Leasebacks	107
7.10	Swap Agreements	107
7.11	Changes in Fiscal Periods; Accounting Policies	108
7.12	Negative Pledge Clauses	108
7.13	Clauses Restricting Subsidiary Distributions	109
7.14	Lines of Business	109
7.15	Amendments to and Terminations of Major Project Contracts	109
7.16	Additional Project Contracts	110
7.17	Partnerships, Formation of Subsidiaries, Etc.	110
7.18	Maintenance of Accounts	110
7.19	Tax Elections	111
7.20	Organizational Documents	111
7.21	Margin Stock	111

Section 8.	EVENTS OF DEFAULT	111

Section 9.	THE ADMINISTRATIVE AGENT	117

9.1	Appointment of Administrative Agent	117
9.2	Delegation of Duties	117
9.3	Exculpatory Provisions	117
9.4	Reliance by Administrative Agent	118
9.5	Notice of Default	118
9.6	Non-Reliance on Administrative Agent and Other Lenders	118
9.7	Indemnification	119
9.8	Administrative Agent in Its Individual Capacity	120
9.9	Successor Administrative Agent	120
9.10	Removal of Administrative Agent	121
9.11	Lead Arrangers	121
9.12	Appointment of Collateral Agent	121
9.13	Reliance Letters and Work Product Agreements	121
9.14	Erroneous Payments	122

iii	Sunshine (National) – Credit Agreement

Section 10.	MISCELLANEOUS	126

10.1	Amendments and Waivers	126
10.2	Notices	131
10.3	No Waiver; Cumulative Remedies	131
10.4	Survival of Representations and Warranties	132
10.5	Payment of Expenses and Taxes	132
10.6	Successors and Assigns; Participations and Assignments	133
10.7	Adjustments; Set-off	138
10.8	Counterparts; Electronic Execution of Documents	139
10.9	Severability	139
10.10	Integration	139
10.11	GOVERNING LAW	140
10.12	Submission to Jurisdiction; Waivers	140
10.13	Acknowledgments	140
10.14	Releases of Guarantees and Liens	141
10.15	Confidentiality	141
10.16	WAIVERS OF JURY TRIAL	142
10.17	USA Patriot Act	142
10.18	Scope of Liability	142
10.19	ERISA Representation	143
10.20	Acknowledgement Regarding Any Supported QFCs	144

iv	Sunshine (National) – Credit Agreement

SCHEDULES:

1.1A	Revolving Commitments
1.1B	Term Commitments
1.1C	Revolving L/C Commitments
1.1D	Interconnection Agreements
1.1E	Power Purchase Agreements
1.1F	Projects
1.1G	Capital Lease Obligations
2.3	Scheduled Amortization Percentage
4.5	Litigation
4.11	Taxes
4.12	Permits
4.15	Labor Matters
4.18	Ownership Structure
4.20	Environmental Matters
4.22(a)	UCC Filing Jurisdictions
6.4	Required Insurance
7.3(f)	Existing Liens
7.8	Affiliate Transactions

EXHIBITS:

A	Form of Assignment and Assumption
B	Form of Solvency Certificate
C	Form of Borrowing Notice
D-1	Form of Exemption Certificate (Foreign Non-Partnership Lenders)
D-2	Form of Exemption Certificate (Foreign Partnership Lenders)
E-1	Form of Officer’s Certificate
E-2	Form of Secretary’s Certificate
F-1	Form of Insurance Broker’s Closing Date Certificate
F-2	Form of Insurance Broker’s Annual Certificate
G	Form of Operating Report
H	Form of Letter of Credit Extension Request

v	Sunshine (National) – Credit Agreement

CREDIT AGREEMENT, dated as of July 16, 2021 (this “Agreement”), is made by and among QUATTRO SOLAR NATIONAL, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders (the “Lenders”), each of the banks from time to time party hereto as a Revolving Facility Issuing Bank, and BNP PARIBAS, as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower has requested that the Lender Parties provide the Facilities in order to, among other things (a) make a distribution to the Sponsor (the “Closing Date Distribution”), (b) finance the general corporate and working capital purposes of the Borrower and its subsidiaries, (c) issue Letters of Credit, (d) fund the Debt Service Reserve Account, (e) provide credit support to contractual counterparties and (f) pay related transaction costs, fees and expenses, and the Lender Parties are willing to provide such senior secured credit facilities on the terms and subject to the conditions set forth herein; and

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority lien on the Collateral.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement (including in the preamble and recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the rate that the Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time, (b) the sum of (i) the Federal Funds Effective Rate in effect on such day plus (ii) 0.50%, (c) the sum of (i) the Eurodollar Rate for a one-month interest period commencing on such day plus (ii) 1.00%, and (d) 0.00%. Any change in the ABR due to a change in the rate announced by the Administrative Agent as its prime or base commercial lending rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the rate announced by the Administrative Agent as its prime or base commercial lending rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acceptable Sponsor Letter of Credit”: as defined in the Depositary Agreement.

“Account”: as defined in the Depositary Agreement.

1	Sunshine (National) – Credit Agreement

“Account Control Agreements”: as defined in Section 6.15.

“Additional Project Contract”: each Contractual Obligation related to the operation, maintenance, management, administration, ownership or use of a Project, the provision of electricity and inputs therefor, the sale of electricity, the disposal of outputs therefrom or the provision of services therefor, entered into by, or assigned to, the Borrower or any of its Subsidiaries subsequent to the Closing Date (a) replacing a Major Project Contract as of the Closing Date, (b) pursuant to which the Borrower or such Subsidiary is required to make or receive payments in excess of seven million Dollars (US$7,000,000) per annum or (c) the termination of which could reasonably be expected to have a Material Adverse Effect, but excluding (i) any agreements, documents and instruments (A) providing for, governing or evidencing any Indebtedness permitted to be incurred under Section 7.2 or (B) pursuant to which a Permitted Lien is granted (or purported to be granted) or under which rights or remedies with respect to such Permitted Lien are governed (other than any Energy Management Agreement), (ii) any transmission service agreements entered into after the date hereof, (iii) any contracts, agreements and other documents entered into in connection with (A) any Disposition permitted under Section 7.5 or (B) any Investment permitted under Section 7.7, and (iv) any Commodity Hedge and Power Sales Agreement.

“Administrative Agent”: BNP Paribas, together with its Affiliates, as the administrative agent for the Lender Parties under this Agreement and the other Loan Documents, together with any of its successors.

“Administrative Agent Account”: an account designated by the Administrative Agent from time to time.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by ownership of Capital Stock, contract or otherwise.

“Affiliated Debt Fund”: any Affiliate of the Sponsor (other than Holdings, the Borrower or any of its Subsidiaries) that is a bona fide diversified debt fund either (a) with information barriers in place restricting the sharing of investment-related and other information between it and the Sponsor, Holdings and the Loan Parties or (b) whose managers have fiduciary duties to the investors of such fund independent of their fiduciary duties to the investors in the Sponsor and with information barriers in place restricting the sharing of investment-related and other information between such managers and the Sponsor; provided that neither the Sponsor, Holdings nor any Loan Party nor any of the Sponsor’s, Holdings’ nor any Loan Party’s officers, directors or employees, directly or indirectly, possesses the power to direct or cause the direction of the investment policies of any such fund.

“Affiliated Lender Claim”: as defined in Section 10.1(e).

2	Sunshine (National) – Credit Agreement

“Affiliated Lenders”: collectively, the Sponsor and its Affiliates (other than Holdings, the Borrower, any of its Subsidiaries or any Affiliated Debt Fund).

“Agent”: the Collateral Agent, the Depositary Agent and/or the Administrative Agent, as the context may require.

“Agent Fee Letters”: (i) that certain Fee Letter, dated as of the date hereof, between the Borrower and Administrative Agent, (ii) that certain Fee Letter, dated as of the date hereof, between the Borrower and Collateral Agent and (iii) that certain Fee Letter, dated as of the date hereof, between the Borrower and Depositary Agent.

“Agent Indemnitee”: as defined in Section 9.7(a).

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loans plus (b) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“AML Laws”: all laws, rules, and regulations of any jurisdiction applicable to Holdings, the Borrower or any other Loan Party from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws”: the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act of 2010, as amended, and the rules and regulations promulgated thereunder, and all other laws, rules, and regulations of any jurisdiction applicable to Holdings, the Loan Parties or any of their Subsidiaries concerning or relating to bribery or corruption.

“Applicable Margin”: as to any Facility, (a) for the period extending from and including the Closing Date until (but excluding) the date that is 60 months thereafter, (i) one quarter of one percent (0.25%) per annum for ABR Loans and (ii) one and one quarter of one percent (1.25%) per annum for Eurodollar Loans, (b) for the period extending from and including the date that is 60 months after the Closing Date through the date that is 120 months after the Closing Date, (i) three hundred seventy five thousandths of one percent (0.375%) per annum for ABR Loans and (ii) one and three hundred seventy five thousandths of one percent (1.375%) per annum for Eurodollar Loans and (c) for the period extending from and including the date that is 120 months after the Closing Date through the repayment in full of the Loans, (i) one half of one percent (0.50%) per annum for ABR Loans and (ii) one and one half of one percent (1.50%) per annum for Eurodollar Loans.

“Approved Fund”: as defined in Section 10.6(b)(ii).

3	Sunshine (National) – Credit Agreement

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted in clauses (a) through (j) and clauses (l) through (n) of Section 7.5) that yields gross proceeds to the Borrower or any of its Subsidiaries, ((a) in the case of non-cash proceeds consisting of notes or other debt securities valued at the initial principal amount thereof or (b) in the case of other non-cash proceeds, valued at fair market value) in excess of five million Dollars ($5,000,000).

“Assignee”: as defined in Section 10.6(b)(i).

“Assignment and Assumption”: an assignment and assumption agreement substantially in the form of Exhibit A.

“Auto-Renewal Letter of Credit”: as defined in Section 3.1(b)(iii).

“Available Amount”: as to any Letter of Credit, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitments then in effect over (b) such Lender’s Revolving Extensions of Credit outstanding as of any date of determination.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Proceedings”: as defined in Section 10.1(e).

“Beneficial Ownership Certificate”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

4	Sunshine (National) – Credit Agreement

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benchmark”: initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.23, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable the published component used in the calculation thereof.

“Benchmark Replacement”: for any Available Tenor:

(a)

For purposes of Section 2.23(a), the sum of (A) Daily Compounded SOFR and (B) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in Section 2.23(a); and

(b)

For purposes of Section 2.23(b), the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to (x) the fallback rate for a derivative transaction referencing the ISDA Definitions (subject to the capacity of the Administrative Agent to operationalize such a rate) and (y) any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR”, the definition of “Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of look-back periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

5	Sunshine (National) – Credit Agreement

“Benchmark Transition Event”: with respect to any then-current Benchmark other than LIBOR: the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, in each case announcing or stating that: (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark; or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Benefited Lender Party”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”: a notice of borrowing substantially in the form of Exhibit C.

“Business”: as defined in Section 4.20(a)(ii).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are or the Administrative Agent is authorized or required by law to close; provided that with respect to notices and determinations in connection with, and payments of principal of and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

“Capital Expenditures”: for any period, as to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; provided that for purposes of this Agreement (but not the Depositary Agreement), the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution, restoration or repair of property to the extent financed with Net Cash Proceeds paid on account of any Recovery Event in respect of the property being replaced, substituted, restored or repaired, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that (i) the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time or (ii) a portion of the purchase price is paid with the proceeds of assets disposed of in accordance with Section 7.5(a), (b), (f), (g) and (i), (c) O&M Costs or (d) expenses under long-term services agreements, spare parts agreements or other similar agreements.

6	Sunshine (National) – Credit Agreement

“Capital Lease Obligations”: (a) as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that obligations that are recharacterized as capital leases due to a change in GAAP after the date hereof shall not be treated as capital leases for any purpose under this Agreement and (b) the obligations set forth on Schedule 1.1G.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests, limited liability company interests and membership interests, and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Available for Debt Service”: for any period (a) Revenues for such period (excluding any equity contributions received by the Borrower during such period) less (b) O&M Costs paid or (without duplication) payable during such period.

“Cash Collateralized”: with respect to any Letter of Credit, the deposit by the Borrower of cash in a cash collateral account opened by the Administrative Agent (or by the applicable Revolving Facility Issuing Bank) in an amount at all times equal to 102.5% of the Available Amount of such Letter of Credit on terms and conditions reasonably satisfactory to the Administrative Agent and the applicable Revolving Facility Issuing Bank issuing such Letter of Credit. “Cash Collateral”, “Cash Collateralize” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof; (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of A+ or higher from S&P or A1 or higher from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (c) investments in commercial paper maturing within two hundred and seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within two hundred and seventy (270) days from the date of acquisition thereof issued or guaranteed by or placed with the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States or any state thereof that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (ii) has a Tier 1 capital ratio (as defined in such regulations) of not less than 10%; (e) demand deposits, including interest bearing money market accounts, time deposits, trust funds, trust accounts, overnight bank deposits, interest-bearing deposits, and certificates of deposit or

7	Sunshine (National) – Credit Agreement

bankers acceptances of depository institutions, issued or offered by the Administrative Agent, the Depositary Agent or its affiliates or any domestic office of any commercial bank organized under the laws of the United States or any state thereof that has a combined capital and surplus and undivided profits of not less than $1,000,000,000; (f) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (d) or (e) above; (g) repurchase and reverse repurchase agreements with a term of not more than thirty (30) days collateralized with government securities of the type referred to in clause (a) or (b) above, including those of the Depositary Agent or any of its affiliates and entered into with a financial institution satisfying the criteria of clause (d) or (e) above; (h) investments in money market mutual funds having a rating in the highest investment category granted thereby from S&P or Moody’s, including, without limitation, any mutual fund for which the Depositary Agent or an affiliate of the Depositary Agent serves as investment manager, administrator, shareholder servicing agent, and/or custodian or subcustodian, notwithstanding that (i) the Depositary Agent or an affiliate of the Depositary Agent receives fees from funds for services rendered, (ii) the Depositary Agent collects fees for services rendered pursuant to the Depositary Agreement, which fees are separate from the fees received from such funds, and (iii) services performed for such funds and pursuant to this Agreement may at times duplicate those provided to such funds by the Depositary Agent or an affiliate of the Depositary Agent; (i) other short-term investments utilized by foreign subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing; and (j) cash.

“Casualty Event”: an event that causes any of the Collateral (in whole or in part) to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than ordinary use or wear and tear and other than any Condemnation Event.

“Change in Law”: the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof (but excluding proposals thereof) by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) (but excluding proposals thereof) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control”: (a) prior to a Public Transaction, Qualified Owners, in the aggregate, shall fail to Control Holdings; (b) on and after the date of a Public Transaction, (i) any “person” or “group” (within the meaning of Rule 13d-3 and Rule 13d-5 of the Securities Exchange Act of 1934), other than any Qualified Owners owns and Controls, directly or indirectly, beneficially and of record, Capital Stock of Holdings (on a fully diluted basis) representing at least 35% of the Capital Stock of Holdings and (ii) the aggregate voting power of the Capital Stock of Holdings owned and controlled, directly or indirectly, beneficially and of record by such “person” or “group” exceeds the aggregate voting power of the equity interests of Holdings owned and controlled,

8	Sunshine (National) – Credit Agreement

directly or indirectly, beneficially and of record, by Qualified Owners, collectively; (c) at any time, Holdings shall fail to beneficially and of record own and control directly 100% of the economic and voting Capital Stock of the Borrower (on a fully diluted basis) or such Capital Stock shall not be subject to the Lien of the Security Documents; (d) at any time, Borrower shall fail to directly or indirectly own 100% of the economic and voting Capital Stock of each Subsidiary Guarantor (other than in connection with a Disposition permitted hereunder) or (e) as of the date a Person acquires Control of Holdings, such Person is a Disqualified Owner.

“Closing Date”: the date on which each of the conditions precedent under Section 5.1 have been satisfied or waived in accordance with the terms of this Agreement and the Term Loans are drawn.

“Closing Date Distribution”: as defined in the recitals.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties and Holdings, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: The Bank of New York Mellon, together with its Affiliates, in its capacity as the collateral agent for the Secured Parties under the Guarantee and Collateral Agreement and the other Security Documents, together with any successor thereof from time to time in such capacity.

“Commitment”: as to (a) any Lender, the sum of its Term Commitment and Revolving Commitment and (b) any Revolving Facility Issuing Bank, its Revolving L/C Commitment.

“Commitment Fee Rate”: three hundred seventy five thousandths of one percent (0.375%) per annum.

“Commodity Hedge and Power Sales Agreement”: any agreement (including each confirmation entered into pursuant to any master agreement or similar agreement, any tariff or other quasi-governmental binding agreement) providing for any swap, cap, collar, put, call, floor, future, option, spot, forward, credit sleeve, power and/or capacity purchase and sale agreement (including, but not limited to, any physical call option), emissions credit purchase and sale agreement, REC purchase and sale agreements, power transmission agreement, storage agreement, netting agreement or similar agreement entered into in respect of any commodity (but excluding any Energy Management Agreements), and any agreement (including, but not limited to, any guarantee, credit sleeve or similar arrangement) providing for credit support for any of the foregoing.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Comparable Portfolio”: a portfolio of one or more electric generating facilities that, in the aggregate, have a nameplate capacity of at least 225 megawatts.

“Condemnation Event”: any action or series of actions by any Governmental Authority (a) by which such Governmental Authority appropriates, confiscates, condemns, expropriates,

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nationalizes, seizes or otherwise takes any part of the Collateral (in whole or in part) or (b) by which such Governmental Authority assumes custody or control of the Collateral (other than immaterial portions of such Collateral) or business operations of the Borrower or any of its Subsidiaries or any Capital Stock of the Borrower or any of its Subsidiaries.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided further that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.16, 2.17, 2.18 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Contracted Cash Available for Debt Service”: for any period (a) Revenues for such period (excluding any equity contributions received or expected to be received by the Borrower during such period) received or expected to be received from any Power Purchase Agreements included in the Projections delivered as of the Closing Date, during the terms of such Power Purchase Agreements and accounting for any changes in, replacements, or terminations of or additions to the Power Purchase Agreements since the Closing Date less (b) O&M Costs, prorated to the contracted portion of the Projects, paid or (without duplication) payable during such period.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other written undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that if any one Person acquires beneficially and of record, Capital Stock of Holdings representing at least 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Holdings (on a fully diluted basis) such Person shall be deemed to have acquired Control for purposes of Section 8(k). “Controlling” and “Controlled” have meanings correlative thereto.

“Daily Compounded SOFR”: for any day, SOFR, with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a five-day lookback) being established by the Administrative Agent in accordance with a methodology and the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Compounded SOFR” for syndicated business loans; provided that, if the Administrative Agent reasonably decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion, in consultation with the Borrower.

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“Debt Service”: for any period, the sum, computed without duplication, of the following: (a) all scheduled amortization installments payable by the Borrower in respect of principal of the Term Loans during such period (excluding any mandatory prepayment of such Loans, the final principal installment of the Term Loan payable on the Maturity Date and any prepayment or repayment of the principal amount of any Revolving Loans), plus (b) all amounts payable by the Borrower in respect of scheduled interest on the Loans (net of amounts paid or received by the Borrower and its Subsidiaries under Interest Rate Hedging Agreements (other than termination or unwind payments under such Interest Rate Hedging Agreements)) during such period, plus (c) all fees payable by the Borrower pursuant to Sections 2.6(a), (b), (c) and (d) and, without duplication, Section 5.1(a) of the Depositary Agreement during such period.

“Debt Service Coverage Ratio”: for any period, (a) with respect to the calculation of any Specified AD Prepayment Amount, PPA Buyout Prepayment Amount and payments applied in accordance with Section 2.15(b)(iii), the ratio of (i) Contracted Cash Available for Debt Service during such period to (ii) Debt Service for such period, and (b) in each other case, the ratio of (i) Cash Available for Debt Service during such period to (ii) Debt Service for such period.

“Debt Service Reserve Account”: as defined in the Depositary Agreement.

“Debt Service Reserve Required Amount”: on the Closing Date and on any Quarterly Payment Date occurring after the Closing Date, an amount no less than the aggregate scheduled principal amortization payment and interest (taking into account any payments projected to be made or received by the Borrower under any Interest Rate Hedging Agreements) under the Term Loans and the amount of any letter of credit and commitment fees projected to be payable in respect of the Revolving Facility for the six-month period occurring after such date but excluding the final principal installment of the Term Loan payable on the Maturity Date.

“Debt Service Reserve Requirement”: as defined in Section 6.10.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: subject to Section 2.21(e), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender Party any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due; (b) has notified the Borrower, the Administrative Agent or any Revolving Facility Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder,

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or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or (d) at any time after the date of this Agreement, has, or has a direct or indirect parent company that has, (i) become the subject of a public proceeding under any debtor relief law applicable to it, (ii) had publicly appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or national regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clause (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender Party.

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a bank.

“Depositary Agent”: The Bank of New York Mellon, in its capacity as depositary agent, and any successor thereof from time to time in such capacity.

“Depositary Agreement”: the Depositary Agreement, dated as of the Closing Date, among the Borrower, Holdings, the Subsidiary Guarantors, the Collateral Agent, the Administrative Agent and the Depositary Agent.

“Designated Holders”: any of LS Power Associates, L.P., LS Power Development, LLC, LS Power Equity Partners II, L.P. (including any of its related alternative investment vehicles), LS Power Equity Partners II PIE, L.P., LS Power Equity Partners III, L.P. (or any of its related feeder funds or alternative investment vehicles), the Sponsor (or any of its related feeder funds or alternative investment vehicles) or any other fund or entity directly or indirectly managed and/or controlled by LS Power Development, LLC (excluding any Affiliated Debt Fund).

“Disposition”: as to any property or asset, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

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“Disqualified Owner”: any Person that, when such Person acquires Control of Holdings (a) is, or is an Affiliate of a Person that is, designated as a Sanctioned Person; (b) is, or is an Affiliate of a Person that is, in violation of Sanctions, Anti-Corruption Laws or AML Laws; or (c) has, or is an Affiliate of a Person that has, been convicted of money laundering under any AML Law (including 18 U.S.C. Sections 1956 or 1957), which conviction has not been overturned; provided, however, that a Person shall not be a Disqualified Owner if: (i) prior to the date that the Person first acquires Control of Holdings, the Borrower provides or causes to be provided to the Administrative Agent (or any Revolving Facility Issuing Bank or Lender through the Administrative Agent) all documentation and other written information requested under applicable “know your customer” and anti-money laundering rules, regulations and requirements (including the PATRIOT Act) in respect of such Person; and (ii) when the Person acquires Control of Holdings, such Person has certified to the Administrative Agent that none of the criteria set forth in the foregoing clauses (a) to (c) in this definition are applicable to such Person.

“Distribution Conditions”: as of any date of determination, (a) no Default or Event of Default shall have occurred and be continuing as of such date, (b) the Debt Service Reserve Account is funded in an amount equal to not less than the then-applicable Debt Service Reserve Requirement as of the Quarterly Payment Date occurring on or immediately prior to such date, (c) no Revolving L/C Unreimbursed Drawings are outstanding as of the Quarterly Payment Date occurring on or immediately prior to such date of determination, (d) no Revolving L/C Advances resulting from a drawing under any Letter of Credit issued for purposes of meeting the Debt Service Reserve Requirement that is used to pay Debt Service at a time when the Debt Service Coverage Ratio measured as of the date of such drawing is less than [***], in each case, are outstanding as of the Quarterly Payment Date occurring on or immediately prior to such date of determination, and (e) the Debt Service Coverage Ratio for the immediately preceding four-quarter period, measured as of the Quarterly Payment Date occurring on or immediately prior to such date, shall be no less than [***].

“Dollars” and “$”: dollars in lawful currency of the United States.

“EDF”: EDF Trading North America LLC, a Texas limited liability company or any of its Affiliates.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

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“Eligible Assignee”: (a) any Lender Party, any Affiliate thereof and any Approved Fund (any two or more Approved Funds related to the same Lender being treated as a single Eligible Assignee for all purposes hereof), (b) any commercial bank, insurance company or other Person (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans in the ordinary course of business, (c) any trust or other entity that is funded by one or more Persons meeting the requirements of clause (b) and (d) with respect to the Term Loans only, any Affiliated Lender or any Affiliated Debt Fund; provided that in no event shall Holdings, the Borrower or any Subsidiary of the Borrower constitute an Eligible Assignee.

“Energy Management Agreement”: any agreement (including any amendments to the foregoing agreements) providing for marketing, trading and sales of power and other energy-related products and services including energy and risk management services relating thereto.

“Energy Manager”: any Person providing services to the Borrower or any of its Subsidiaries pursuant to an Energy Management Agreement.

“Engineering Consultant”: Lummus Consultants International LLC or another nationally recognized engineering consultant selected by the Administrative Agent and reasonably acceptable to the Borrower.

“Environmental Laws”: any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health and safety or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Erroneous Payment”: as defined in Section 9.14(a).

“Erroneous Payment Deficiency Assignment”: as defined in Section 9.14(d)(i).

“Erroneous Payment Impacted Class”: as defined in Section 9.14(d)(i).

“Erroneous Payment Return Deficiency”: as defined in Section 9.14(d)(i).

“Erroneous Payment Subrogation Rights”: as defined in Section 9.14(e).

“Ethos”: EthosEnergy Power Operations (West), LLC.

“EU Bail-in Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for Eurocurrency funding (referred to as “Eurocurrency Liabilities” in Regulation D of the Board as of the date hereof) maintained by a member bank of the Federal Reserve System.

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“Eurodollar Base Rate”: with respect to an Interest Period for Eurodollar Loans, (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen (or any successor thereto) which displays an average ICE Benchmark Limited Interest Settlement Rate (such page currently being the LIBOR01 page) (or any successor rate thereto if ICE Benchmark Limited is no longer making such rate available) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on the second full Business Day next preceding the first day of each Interest Period, (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average ICE Benchmark Limited Interest Settlement Rate (or any successor rate thereto if ICE Benchmark Limited is no longer making such rate available) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such day (the rate referenced in the preceding clause (a) or (b), “LIBOR”) or (c) in the event and only so long as the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent equal to the offered quotation rate to first class banks in the London interbank market by the principal London office of the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Eurodollar Loans of the Administrative Agent in its capacity as a Lender for which the Eurodollar Base Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such day; provided that at no time shall the Eurodollar Base Rate be deemed to be less than 0.00% per annum.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate 1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility where the then-current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

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“Event of Default”: any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Event Proceeds Account”: as defined in the Depositary Agreement.

“EWG”: as the term “exempt wholesale generator” is defined in Section 1262(6) of PUHCA and FERC’s regulations at 18 C.F.R. § 366.1.

“Excluded Assets”: as defined in the Guarantee and Collateral Agreement.

“Facility”: each of (a) the Term Commitments and the Term Loans made hereunder (the “Term Facility”) and (b) the Revolving Commitments and the Revolving Loans made hereunder (together with the Revolving L/C Facility, the “Revolving Facility”).

“FATCA”: Sections 1471 through 1474 of the Code as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements entered into thereunder (and any foreign legislation implemented to give effect to such intergovernmental agreements) and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters”: (a) the Agent Fee Letters and (b) each other Fee Letter, dated on or around the Closing Date, between the Borrower and a Lender and/or Lead Arranger which is a party hereto on the Closing Date.

“Fee Payment Date”: (a) the third Business Day following the last Business Day in each of March, June, September and December and (b) the earlier to occur of (i) the Maturity Date, (ii) in the case of the Revolving Facility, the date on which the Revolving Commitments are terminated in full in accordance with the terms of this Agreement and (iii) in the case of the Revolving L/C Facility, the L/C Expiration Date.

“FERC”: Federal Energy Regulatory Commission or any successor agency.

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“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBOR.

“FPA”: the Federal Power Act, as amended, and FERC’s regulations thereunder.

“Fronting Exposure”: at any time there is a Defaulting Lender, with respect to any Revolving Facility Issuing Bank, such Defaulting Lender’s Revolving Percentage of the Revolving L/C Obligations in respect of outstanding Letters of Credit issued by such Revolving Facility Issuing Bank other than Revolving L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders pursuant to Section 2.21(g).

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lender Parties.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, consistently applied, subject to Section 1.2(c).

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank), any securities exchange, any self-regulatory organization (including the National Association of Insurance Commissioners), any applicable regional transmission organization or independent system operator as approved by FERC or the North American Electric Reliability Corporation (or any applicable regional entity thereof).

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, dated as of the Closing Date, among Holdings, the Borrower, each Subsidiary Guarantor, the Collateral Agent and the other Persons from time to time party thereto.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term

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“Guarantee Obligation” shall not include (A) endorsements of instruments for deposit or collection in the ordinary course of business or (B) Performance Guarantees issued in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Holdings”: Quattro Solar National Holdco, LLC, a Delaware limited liability company.

“Immaterial Subsidiary”: any Project Company the Revenue of which constitutes, on an annual basis, five percent (5%) or less of the Revenue for all of the Project Companies in the aggregate.

“Indebtedness”: of any Person at any date, without duplication, (a) all Indebtedness for Borrowed Money of such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business that either (i) are not overdue by more than ninety (90) days or (ii) are being contested in good faith by appropriate dispute resolution or other proceedings), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (limited to the lesser of (x) the amount of obligations secured and (y) the fair market value of such property), and (j) all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indebtedness for Borrowed Money”: of any Person, at any date of determination, the sum, without duplication, of (a) all items that, in accordance with GAAP, would be classified as indebtedness on a consolidated balance sheet of such Person at such date, and (b) all obligations of such Person under acceptance, letter of credit or similar facilities at such date. For the avoidance of doubt, Indebtedness for Borrowed Money shall not include any Capital Lease Obligations.

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“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Independent Consultants”: the collective reference to the Insurance Consultant, the Power Market Consultant and the Engineering Consultant.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Insurance Consultant”: Moore McNeil, LLC, a division of Alliant Insurance Services, Inc., or another nationally recognized insurance consultant selected by the Administrative Agent and reasonably acceptable to the Borrower.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interconnection Agreement”: means the interconnection agreements set forth on Schedule 1.1D (Interconnection Agreements).

“Intercreditor Agreement”: the Collateral Agency and Intercreditor Agreement, dated as of the Closing Date, among the Borrower, the Subsidiary Guarantors, the Administrative Agent, the Collateral Agent and the other Persons from time to time party thereto.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan (commencing with the last Business Day of the fiscal quarter ending September 30, 2021), (b) as to any Eurodollar Loan, the last day of such Interest Period; provided that if any Interest Period exceeds three months, the respective dates that fall every three months after the beginning of the Interest Period shall also be Interest Payment Dates and (c) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, three or six (or, if agreed to by all affected Lenders under the relevant Facility, twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan and ending one, three or six (or, if agreed to by all Lenders under the relevant Facility, twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 a.m., New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

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(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Maturity Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan;

(v) in respect of the Term Loans, the Borrower shall take into account the payment dates under outstanding Interest Rate Hedging Agreements in selecting an Interest Period; and

(vi) the Borrower may request that the initial borrowing of Loans on the Closing Date have an Interest Period ending on September 30, 2021, whether such Loans are borrowed initially as ABR Loans and then converted to Eurodollar Loans or borrowed initially as Eurodollar Loans.

“Interest Rate Hedging Agreement”: any Swap Agreement entered into by the Borrower in the ordinary course of business and not for speculative purposes in order to effectively cap, collar or exchange interest rates (from floating to fixed rates) with respect to any interest-bearing liability or investment of the Borrower.

“Intermediate Holding Company”: any direct or indirect Subsidiary of the Borrower that is the direct or indirect parent of a Project Company and does not own material assets other than the Capital Stock of one or more other Subsidiary Guarantors.

“Investment Accounts”: the Securities Accounts and the Deposit Accounts.

“Investments”: as defined in Section 7.7.

“ISDA Definitions” the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“L/C Expiration Date”: the day that is five (5) Business Days prior to the tenth (10th) anniversary of the Closing Date.

“L/C Fee”: as defined in Section 2.6(c).

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“Lead Arrangers”: the reference to each of BNP Paribas, ING Capital LLC, Associated Bank, N.A., CIT Bank, N.A., Crédit Agricole Corporate and Investment Bank and Sumitomo Mitsui Banking Corporation, in its capacity as lead arranger and joint bookrunner, in each case in respect of the Facilities.

“Lender Parties”: the collective reference to the Lenders and the Revolving Facility Issuing Banks.

“Lenders”: as defined in the preamble hereto; provided that, unless the context otherwise requires, each reference herein to Lenders shall be deemed to include Conduit Lenders.

“Letter of Credit”: any standby letter of credit issued by a Revolving Facility Issuing Bank in accordance with the terms of this Agreement.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement, including any Revolving L/C Advance.

“Loan Documents”: this Agreement, the Security Documents, the Intercreditor Agreement, the Notes, the Fee Letters, any letter or agreement provided by the Borrower or its Affiliates for the benefit of the Secured Parties and jointly designated by the Borrower and the Administrative Agent as a “Loan Document” (excluding any Interest Rate Hedging Agreements and Commodity Hedge and Power Sales Agreements) and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the collective reference to the Borrower and the Subsidiary Guarantors (if any).

“Local Accounts”: a local checking, deposit or securities account of the Borrower or any Subsidiary Guarantor with a balance that does not exceed at any time $5,000,000 in the aggregate.

“Major Project”: any Project the Revenue of which, on an annual basis, constitutes ten percent (10%) or more of the Revenue of all Project Companies in the aggregate.

“Major Project Contracts”: each (a) Power Purchase Agreement and (b) Interconnection Agreement and (c) Additional Project Contract.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of (a) the aggregate unpaid principal amount of the Term Loans or (b) the Total Revolving Extensions of Credit (or prior to any termination in full of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments), as the case may be, outstanding under such Facility. The Total Revolving Commitments and Total Revolving Extensions of Credit of any Affiliated Debt Fund, Affiliated Lender and Defaulting Lender shall be disregarded in determining Majority Facility Lenders at any time, except as otherwise set forth in Section 2.21.

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“Material Adverse Effect”: any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Holdings, the Borrower and its Subsidiaries, taken as a whole, (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent, the Collateral Agent and the Lender Parties thereunder, or (c) the ability of the Loan Parties and Holdings to perform their obligations under the Loan Documents, taken as a whole.

“Material Commodity Hedge and Power Sales Agreement”: any Secured Commodity Hedge and Power Sales Agreement (as defined in the Intercreditor Agreement) that provides for payments of more than $5,000,000 in the aggregate per fiscal year to be made to or received by the Borrower or any of its Subsidiaries thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation.

“Maturity Date”: the date that is the fifteenth (15th) anniversary of the Closing Date.

“Moody’s”: Moody’s Investors Service, Inc.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale, Specified Asset Disposition, PPA Buyout or Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, consultants’ fees, investment banking fees, advisory fees, consent fees, regulatory approval fees, amounts required to be applied to the repayment of Indebtedness (including any premium, penalty and interest paid in connection with such payment) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale, Specified Asset Disposition, PPA Buyout or Recovery Event (other than any Lien pursuant to a Security Document), other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof by any Loan Party or its direct or indirect beneficial owners, including transactions or deemed transactions effected in order to carry out the related prepayment (after taking into account any available tax credits or deductions and any tax sharing arrangements), in each case (other than taxes) to the extent payable to a Person that is not an Affiliate of a Loan Party (for the avoidance of doubt, it is understood that tax distributions may be made to an Affiliate for payment to the appropriate Governmental Authority; provided that such distributions are made in accordance with Section 7.6), and (b) in connection with any incurrence of Indebtedness, the cash proceeds received from such incurrence, net of attorneys’ fees, accountants’ fees, consultants’ fees, investment banking fees, advisory fees, consent fees, regulatory approval fees, underwriting discounts and commissions, other customary fees and expenses actually incurred in connection therewith, in each case to the extent payable to a Person that is not an Affiliate of a Loan Party.

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“Non-Excluded Taxes”: as defined in Section 2.17(a).

“Non-Recourse Persons”: as defined in Section 10.18(a).

“Non-U.S. Lender”: as defined in Section 2.17(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“O&M Costs”: as defined in the Depositary Agreement.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans, Revolving L/C Advances and Unreimbursed Amounts, including all Revolving L/C Unreimbursed Drawings and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent, the Depositary Agent or any Lender Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent, the Collateral Agent, the Depositary Agent or any Lender Party that are required to be paid by the Borrower pursuant hereto) or otherwise.

“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise, property, intangible, mortgage recording or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 10.6(c)(i).

“Participant Register”: as defined in Section 10.6(c)(iii).

“Pass-Through Entity”: any entity that is treated as an entity disregarded from its owner for U.S. federal income tax purposes or as a partnership that is not taxable as a corporation for U.S. federal income tax purposes.

“Patriot Act”: as defined in Section 10.17.

“Payment Recipient”: as defined in Section 9.14(a).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

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“Performance Guarantee”: any performance guaranty agreement entered into by the Borrower or any of its Subsidiaries under which such Person (a) guarantees the performance of a Subsidiary of the Borrower under a principal lease, offtake, supply, service, construction, operating or other agreement relating to the Project or (b) is otherwise obligated to provide performance related support in connection with the Project, in each case to the extent such performance guaranty agreement does not guarantee or otherwise relate to Indebtedness for Borrowed Money.

“Permits”: any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way and other rights, privileges and approvals required to be obtained from a Governmental Authority.

“Permitted Commodity Hedge and Power Sales Agreements”: any Commodity Hedge and Power Sales Agreement entered into by the Borrower or any Subsidiary Guarantor after the Closing Date pursuant to Section 7.10.

“Permitted Hedge Counterparty”: any Person (a) that (i) is a commercial bank, investment bank, insurance company, investment fund or other similar financial institution or Affiliate thereof, (ii) is a public utility or any exchange (e.g., Intercontinental Exchange, Inc.) or regional system operator (e.g., PJM) or (iii) is in the business of selling, marketing, purchasing, trading or distributing electric energy, and (b) as of the date the applicable Permitted Commodity Hedge and Power Sales Agreement is entered into (i) with respect to any such Person described in clause (a)(i) or, with respect to a Permitted Commodity Hedge and Power Sales Agreement that is not physically settled, any such Person described in clause (a)(ii) or clause (a)(iii), that has a rating of at least BBB+ by S&P and at least Baa1 by Moody’s (or if rated by only one of S&P or Moody’s, of at least BBB+ by S&P or at least Baa1 by Moody’s respectively) for its unsecured long-term senior debt obligations (or whose obligations under such Permitted Commodity Hedge and Power Sales Agreement are guaranteed in full by a guaranty of a Person with such ratings, as applicable), (ii) that is EDF, if EDF has a rating of at least BBB- by S&P and at least Baa3 by Moody’s (or if rated by only one of S&P or Moody’s, of at least BBB- by S&P or at least Baa3 by Moody’s respectively) for its unsecured long-term senior debt obligations (or whose obligations under such Permitted Commodity Hedge and Power Sales Agreement are guaranteed in full by a guaranty of a Person with such ratings, as applicable) and (iii) with respect to a Permitted Commodity Hedge and Power Sales Agreement that is physically settled, any such Person described in clause (a)(ii) or clause (a)(iii), that has a rating of at least BBB- by S&P and at least Baa3 by Moody’s (or if rated by only one of S&P or Moody’s, of at least BBB- by S&P or at least Baa3 by Moody’s respectively) for its unsecured long-term senior debt obligations (or whose obligations under such Permitted Commodity Hedge and Power Sales Agreement are guaranteed in full by a guaranty of a Person with such ratings, as applicable); provided, that, in each case, if, as of any date of determination, such Person does not have any rating of its unsecured long-term senior debt obligations, then such Person’s corporate (or corporate issuer, as applicable) rating shall be at least that set forth in the applicable subsection of clause (b) and provided further that where more than one rating requirement may be applicable under clause (b), the lowest requirement shall apply.

“Permitted Liens”: as defined in Section 7.3.

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“Permitted Reorganization”: any steps required to eliminate Intermediate Holding Companies, including: (a) liquidation (or similar) of such Persons; (b) merger or consolidation of such Persons: (c) transfer of Capital Stock in such Persons; (d) capital increases, reductions or redemptions of such Persons; (e) dilutions of paid in equity; (f) equity-for-equity transactions; and (g) transformations into a different form of entity; provided that (i) all the Projects shall remain directly or indirectly wholly-owned by the Borrower and (ii) in no event shall any such step directly or indirectly result in the creation, incurrence, granting or assumption of any Lien in favor of any Person (other than the Collateral Agent) over any property of the Borrower or any of its Subsidiaries that was not subject to a Lien in favor of such Person immediately prior to the taking of such step, or to any Lien granted by the Borrower or any of its Subsidiaries in favor of any Person (other than the Collateral Agent) extending to any other property of the Borrower or any of its Subsidiaries that was not already subject to such Lien immediately prior to the taking of any such step.

“Permitted Reorganization Expenditure”: any expenditure by a Loan Party for the purpose of implementing a Permitted Reorganization, including payment by a Loan Party to another Loan Party as consideration for the transfer of Capital Stock in a Loan Party; provided that all such payments may only be made to and from the Accounts (as defined in the Depositary Agreement); and provided, further, that Permitted Reorganization Expenditures shall not exceed $50,000 in the aggregate.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“PJM”: PJM Interconnection, L.L.C. or any successor regional transmission organization, independent system operator, or balancing authority.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Notes”: as defined in the Guarantee and Collateral Agreement.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Power Market Consultant”: Leidos Engineering, LLC or another nationally recognized power market consultant selected by the Administrative Agent and reasonably acceptable to the Borrower.

“Power Purchase Agreement”: the power purchase agreements set forth on Schedule 1.1E (Power Purchase Agreements).

“PPA Buyout”: the Disposition of any Project, as required pursuant to, and in accordance with the terms of, any Power Purchase Agreement, to the offtaker party to such Power Purchase Agreement.

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“PPA Buyout Prepayment Amount”: in respect of a PPA Buyout, the minimum aggregate prepayment amount necessary to cause each remaining quarterly amortization payment of the Term Loans as set forth in Schedule 2.3 (as amended and restated from time to time pursuant to the terms hereof) to achieve a projected Debt Service Coverage Ratio of [***] (assuming P50 production by the Projects (after giving pro forma effect to the PPA Buyout)), as set forth in the Projections delivered as of the Closing Date, as determined by the Borrower in good faith.

“Pro Forma Balance Sheet”: as defined in Section 4.7.

“Project Companies”: (a) as of the Closing Date, each of Desert Sky Solar LLC (the “Badger Project Company”), Columbia Solar Energy, LLC (the “Columbia Project Company”), Jacksonville Solar LLC (the “Jacksonville Project Company”), Newman Solar LLC (the “Newman Project Company”), Pavant Solar II LLC (the “Pavant II Project Company”), San Isabel Solar LLC (the “San Isabel Project Company”), Ignite Solar Holdings 1, LLC (the “Shasta A&B Project Company”), SL Babylon, LLC (the “SL Babylon Project Company”), ERWR Whitcomb Farm Solar, LLC (the “Whitcomb Project Company”), Whitehorn Solar LLC (the “Whitehorn Project Company”), Bison Solar LLC (the “Bison Project Company”), BC Solar, LLC (the “Black Cap Project Company”) and Siete Solar LLC (the “Queen Creek Project Company”) and (b) after the Closing Date, as of any date of determination, each of the Project Companies described in clause (a) other than any Project Company (i) which has been the subject of a Specified Asset Disposition or PPA Buyout or (ii) for which the Borrower has made a prepayment subject to Section 2.9(c) in connection with a Recovery Event.

“Projects”: (a) as of the Closing Date, each of the Projects set forth in Schedule 1.1F (Projects) (i) that certain solar energy facility and associated equipment located in Tonopah, AZ with an installed capacity of approximately 15 MWAC which is directly owned by the Badger Project Company (the “Badger Project”), (ii) that certain solar energy facility and associated equipment located in Pittsburg, CA with an installed capacity of approximately 19 MWAC which is directly owned by the Columbia Project Company (the “Columbia Project”), (iii) that certain solar energy facility and associated equipment located in Jacksonville, FL with an installed capacity of approximately 12.6 MWAC which is directly owned by the Jacksonville Project Company (the “Jacksonville Project”), (iv) that certain solar energy facility and associated equipment located in El Paso, TX with an installed capacity of approximately 10.5 MWAC which is directly owned by the Newman Project Company (the “Newman Project”), (v) that certain solar energy facility and associated equipment located in Fillmore, UT with an installed capacity of approximately 50 MWAC which is directly owned by the Pavant II Project Company (the “Pavant II Project”), (vi) that certain solar energy facility and associated equipment located in Warren Trinidad, CO with an installed capacity of approximately 30 MWAC which is directly owned by the San Isabel Project Company (the “San Isabel Project”), (vii) that certain solar energy facility and associated equipment located in Fall River Mills, CA with an installed capacity of approximately 3 MWAC which is directly owned by the Shasta A&B Project Company (the “Shasta A&B Project”), (viii) that certain solar energy facility and associated equipment located in West Babylon, NY with an installed capacity of approximately 8.8 MWAC which is directly owned by the SL Babylon Project Company (the “SL Babylon Project”), (ix) certain solar energy facility and associated equipment located in Essex Junction, VT with an installed capacity of approximately 2.2 MWAC which is directly owned by the Whitcomb Project Company (the “Whitcomb Project”), (x) that certain solar energy facility and associated equipment located in Livermore, CA with an installed capacity of approximately 3.3 MWAC which is directly owned by the Whitethorn Project Company (the “Whitethorn Project”), (xi) that certain solar energy facility and associated equipment located in Wellington, CO with an installed capacity of approximately 30 MWAC which is directly owned

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by the Bison Project Company (the “Bison Project”), (xii) that certain solar energy facility and associated equipment located in Lakeview, OR with an installed capacity of approximately 8 MWAC which is directly owned by the Black Cap Project Company (the “Black Cap Project”) and (xiii) that certain solar energy facility and associated equipment located in Queen Creek, AZ with an installed capacity of approximately 19 MWAC which is directly owned by the Queen Creek Project Company (the “Queen Creek Project”), (b) after the Closing Date, as of any date of determination, each of the Projects described in clause (a) other than any Project (i) which has been the subject of a Specified Asset Disposition or PPA Buyout or (ii) for which a prepayment subject to Section 2.9(c) has been made in connection with a Recovery Event and (c) in either case, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, and electrical interconnection and metering facilities (whether owned or leased by the applicable Project) used, directly or indirectly, for the generation of electrical output and the delivery of the electrical output of the applicable Project, and all other improvements related to the ownership, operation and maintenance of the applicable Project and associated equipment.

“Projections”: as defined in Section 5.1(c).

“Properties”: as defined in Section 4.20(a)(i).

“Prudent Industry Practice”: those practices, methods, techniques, specifications and standards of safety and performance, as they may be modified from time to time, that (a) are generally accepted in the electric generating and transmission industry as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair or use of electric generating and transmission facilities and (b) are otherwise in compliance in all material respects with applicable Requirements of Law. Prudent Industry Practices are not limited to the optimum practices, methods or acts to the exclusion of all others, but rather include a spectrum of possible practices, methods or acts commonly employed in the utility generation industry during the relevant period in light of the circumstances.

“Public Transaction”: any transaction (including a public offering (on either a primary or secondary basis), including by merger, consolidation or otherwise with and into a publicly traded company or subsidiary thereof) that results in the common equity of Holdings (or other direct or indirect parent of Holdings) or the surviving company in a merger, consolidation or other transaction involving Holdings or such parent being listed on a nationally-recognized stock exchange.

“PUHCA”: The Public Utility Holding Company Act of 2005 and FERC’s implementing regulations, as amended.

“PURPA”: The Public Utility Regulatory Policies Act of 1978, and FERC’s implementing regulations, thereunder.

“QF”: as the term “qualifying small power production facility” is defined in PURPA and FERC’s regulations at 18 C.F.R. § 292.203(a), that also is a “qualifying facility” as such term is defined in 18 C.F.R. § 292.101(b)(1).

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“Qualified Operator”: any Person that has substantial experience as an operator of a Comparable Portfolio (which shall be deemed to include, for the avoidance of doubt, (a) [***] and (b) any operator for a Project as of the Closing Date and, in either case, their respective Affiliates).

“Qualified Owner”: (a) the Sponsor or its Affiliates; (b) any Designated Holder; or (c) any other Person that (i) (w) has a tangible net worth of at least $175,000,000, (x) is a direct or indirect Subsidiary of a Person that has a tangible net worth of at least $175,000,000, (y) has its obligations in respect of its direct or indirect ownership interests in Holdings guaranteed by an Affiliate that has a tangible net worth of at least $175,000,000 or (z) is an investment, sovereign, private equity or pension fund or similar legal entity (or a direct or indirect Subsidiary thereof) with invested and unfunded capital commitments of at least $175,000,000 under management and (ii) (x) is (or has an Affiliate that is) a past or present majority owner of a Comparable Portfolio, (y) is a Qualified Operator or has an Affiliate that is a Qualified Operator or (z) has caused the Project Companies to contract for the operation of their respective Project by one or more Qualified Operators to the extent that such Projects are not, at the time of (and after giving effect to) the direct or indirect acquisition of the Capital Stock of Holdings by such Person, operated by a Qualified Operator.

“Quarterly Payment Date”: as defined in the Depositary Agreement.

“REC”: all renewable energy credits, offsets, or other benefits (other than any investment tax credit under Section 48 of the Code available to the Borrower or any of its Subsidiaries) allocated, assigned or otherwise awarded or certified to the Borrower or any of its Subsidiaries by any Governmental Authority, program administrator or other certification board or other Person generally recognized in the solar energy industry in connection with any Project, including all such credits, offsets, or other benefits allocated, assigned or otherwise awarded or certified to the Borrower or any of its Subsidiaries.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Collateral, in each case resulting in the receipt of insurance or condemnation proceeds by the Borrower or any of its Subsidiaries (or receipt by Holdings on behalf of the Borrower or any of its Subsidiaries).

“Recovery Event Certificate”: as defined in the Depositary Agreement.

“Recovery Event Proceeds”: as defined in Section 6.16(a).

“Register”: as defined in Section 10.6(b)(iv).

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinvestment”: as applicable, the development, construction, acquisition or repair of assets useful in the Borrower’s business.

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“Reinvestment Notice”: (a) as to the occurrence of any Recovery Event, a Recovery Event Certificate and (b) in the case of any Asset Sale, a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower intends and expects to use all or a specified portion of the Net Cash Proceeds of such Asset Sale for a Reinvestment.

“Relevant Governmental Body”: with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or, in each case, any successor thereto.

“Repaired Feasibly”: as of the date of the Restoration Plans, the Project can be repaired or restored in a manner that is reasonably believed by the Borrower to be technically feasible, and otherwise in all material respects within applicable Permit restrictions.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived.

“Reporting Deliverable”: as defined in Section 1.2(g).

“Required Approvals”: as defined in Section 4.3.

“Required Insurance”: as defined in Section 6.4(a).

“Required Lenders”: at any time, the holders of more than 50% of the sum of (i) the aggregate principal amount of the Term Loans then outstanding plus (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding (if any). The Revolving Commitments and Total Revolving Extensions of Credit of any Defaulting Lender, Affiliated Debt Fund and Affiliated Lender shall be disregarded in determining Required Lenders at any time, except as otherwise set forth in Section 2.21.

“Requirements of Law”: as to any Person, any law, treaty, rule, regulation, order or determination of an arbitrator or a court or other Governmental Authority (including any Environmental Laws and any Permits, ERISA, the Patriot Act, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, the FPA, the Energy Policy Act of 2005, including PUHCA, and state regulatory laws governing public utilities, public service companies, generation owners, or similar entities), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resized Term Loan Amount”: the amount of outstanding Term Loans for which the Loan Parties can still achieve the lower of a (a) 1.30x projected Debt Service Coverage Ratio based on P50 production and (b) 1.00x projected Debt Service Coverage Ratio based on P99 production, in each case, by the Projects (after giving pro forma effect to the Segment Disposition) as set forth in an updated base case financial model prepared by the Borrower no later than 5 Business Days prior to the date of the Segment Disposition and confirmed to the Administrative Agent by the Independent Engineer; provided, that, solely in the case of a Segment Disposition-20 Year, the calculation of the Debt Service Coverage Ratio shall include the final principal installment of the Term Loan payable on the Maturity Date regardless of the definition of “Debt Service”.

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“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president, chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller, any managing director, director or vice president of the Borrower, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Borrower.

“Restoration Plans”: as defined in Section 6.16(b).

“Restricted Payments”: as defined in Section 7.6.

“Revenue Account”: as defined in the Depositary Agreement.

“Revenues”: all revenues received by the Borrower or any of its Subsidiaries, including (a) the Net Cash Proceeds of any Disposition (except for any Asset Sale, Specified Asset Disposition or PPA Buyout), (b) revenues from the sale, transmission and distribution of electrical energy, capacity, energy transmission, blackstart capability, RECs, and ancillary services (but excluding amounts held in any secured or lock-box account by the Borrower or any of its Subsidiaries for the benefit of an Energy Manager for a maximum period of sixty (60) days from the date of deposit of such amounts therein), (c) payments received under Interest Rate Hedging Agreements, Energy Management Agreements, power purchase agreements and any Commodity Hedge and Power Sales Agreements, (d) investment income on amounts in any accounts of the Borrower or any of its Subsidiaries, (e) proceeds of business interruption or liability insurance and (f) all amounts required to be transferred to the Revenue Account from any other accounts or from any other source, in each case as contemplated by the Loan Documents.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Commitment Period”: the period from and including the Closing Date to (and excluding) the Maturity Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of Revolving Loans and Revolving L/C Advances held by such Lender then outstanding plus (b) such Lender’s Revolving Percentage of the outstanding Revolving L/C Obligations at such time.

“Revolving Facility”: as defined in the definition of “Facility”.

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“Revolving Facility Issuing Bank”: any of (a) BNP Paribas and (b) each other Revolving Lender as the Borrower may from time to time select as a Revolving Facility Issuing Bank hereunder (provided that such Revolving Lender shall be reasonably acceptable to the Administrative Agent and has agreed to be a Revolving Facility Issuing Bank hereunder in a writing satisfactory to the Administrative Agent, executed by such Revolving Lender, the Borrower and the Administrative Agent), each in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. A Revolving Facility Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Revolving Facility Issuing Bank, in which case the term “Revolving Facility Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Revolving L/C Advance”: as to any Revolving Lender, such Revolving Lender’s funding of its participation in any Revolving L/C Unreimbursed Drawing in accordance with its Revolving Percentage.

“Revolving L/C Application”: an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Revolving Facility Issuing Bank, together with a request for Revolving L/C Credit Extension substantially in the form of Exhibit H (or such other form as the Administrative Agent and the applicable Revolving Facility Issuing Bank may approve).

“Revolving L/C Commitment”: as to any Revolving Facility Issuing Bank, its commitment to issue Letters of Credit, and to amend, renew or extend Letters of Credit previously issued by it, pursuant to Section 3.1, in an aggregate face amount at any time outstanding not to exceed (a) in the case of any Revolving Facility Issuing Bank party hereto as of the Closing Date, the amount set forth opposite such Revolving Facility Issuing Bank’s name on Schedule 1.1C and (b) in the case of any Revolving Lender that becomes a Revolving Facility Issuing Bank hereunder thereafter, that amount which shall be set forth in the written agreement by which such Revolving Lender shall become a Revolving Facility Issuing Bank, in each case as the maximum outstanding face amount of Letters of Credit to be issued by such Revolving Facility Issuing Bank, as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of such Revolving Facility Issuing Bank, the Borrower and the Administrative Agent. The aggregate Revolving L/C Commitments of all the Revolving Facility Issuing Banks shall be less than or equal to the Total Revolving Commitments as in effect from time to time.

“Revolving L/C Credit Extension”: as to any Letter of Credit, as the context may require, the issuance thereof or the extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Revolving L/C Documents”: as to any Letter of Credit, each Revolving L/C Application and any other document, agreement and instrument entered into by the applicable Revolving Facility Issuing Bank and the Borrower or in favor of such Revolving Facility Issuing Bank and relating to such Letter of Credit.

“Revolving L/C Facility”: the Revolving L/C Commitment and the Revolving L/C Obligations.

“Revolving L/C Indemnitee”: as defined in Section 9.7(b).

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“Revolving L/C Obligations”: as of any date of determination, the aggregate Available Amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts with respect to all outstanding Letters of Credit, including all Revolving L/C Unreimbursed Drawings.

“Revolving L/C Unreimbursed Drawing”: an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed by the Borrower on the date due or refinanced by a Revolving Loan.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of all Revolving Extensions of Credit of all Revolving Lenders then outstanding; provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“S&P”: Standard and Poor’s Ratings Services.

“Sanctioned Country”: a country or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government.

“Sanctioned Person”: (a) any Person listed on the SDN List or any other Sanctions-related list of designated Persons maintained by the United States (including by OFAC, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury, Switzerland, Canada or any other relevant authority, (b) any Person located, organized or resident in, or any governmental entity or governmental instrumentality of, a Sanctioned Country or (c) any Person 25% or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clause (a) or (b) hereof.

“Sanctions”: any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State; (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) Her Majesty’s Treasury; (e) Switzerland; (f) Canada; or (g) any other relevant authority.

“SDN List”: the Specially Designated Nationals and Blocked Persons List maintained by OFAC.

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“Secured Interest Rate Hedge Provider”: any Person who is a Lender, an Agent or a Lead Arranger or an Affiliate of a Lender, an Agent or a Lead Arranger (or any Person who was a Lender, an Agent or a Lead Arranger or an Affiliate of a Lender, an Agent or a Lead Arranger at the time of execution and delivery of an Interest Rate Hedging Agreement) who has entered into an Interest Rate Hedging Agreement. For the avoidance of doubt, each Secured Interest Rate Hedge Provider shall continue to be a Secured Interest Rate Hedge Provider regardless of whether it or its Affiliates ceases to be a Lender.

“Secured Interest Rate Hedging Agreement”: any Interest Rate Hedging Agreement which is provided by a Secured Interest Rate Hedge Provider.

“Secured Parties”: as defined in the Intercreditor Agreement.

“Securities Accounts”: all “securities accounts” as defined in Article 8 of the UCC.

“Security Documents”: the Guarantee and Collateral Agreement, the Depositary Agreement, the Account Control Agreements and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party or Holdings under any Loan Document.

“Segment Disposition”: a Specified Asset Disposition of all of the Projects designated on Schedule 1.1F with (a) a “*” symbol or (b) a “#” symbol, respectively.

“Segment Disposition-20 year”: a Segment Disposition referred to in clause (b) of the definition thereof.

“Segment Disposition Prepayment Amount”: upon the occurrence of a Segment Disposition, the excess of the outstanding Term Loans as of such date over the Resized Term Loan Amount.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“SOFR”: a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required, as of such date, to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) as of such date, such Person has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated,

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unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified AD Prepayment Amount”: in respect of a (a) Specified Asset Disposition other than a Segment Disposition, the minimum aggregate prepayment amount necessary to cause each remaining quarterly amortization payment of the Term Loans as set forth in Schedule 2.3 (as amended and restated from time to time pursuant to the terms hereof) to achieve a projected Debt Service Coverage Ratio of [***] (assuming P50 production by the Projects (after giving pro forma effect to the Specified Asset Disposition)), as set forth in the Projections delivered as of the Closing Date, as determined by the Borrower in good faith and (b) Segment Disposition, the Segment Disposition Prepayment Amount.

“Specified Asset Disposition”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted in clauses (a) through (m) of Section 7.5) constituting (a) the Capital Stock of any Project Company or other Subsidiary Guarantor or (b) all or substantially all of the assets of any Project Company to any Person other than another Loan Party (including an Affiliate of a Loan Party, in which case restrictions relating to transactions with Affiliates hereunder shall not apply (including those restrictions under Section 7.8)).

“Specified Asset Disposition Conditions”: in respect of a Specified Asset Disposition (a) substantially simultaneously with such Specified Asset Disposition, the Net Cash Proceeds thereof equal to the Specified AD Prepayment Amount corresponding thereto are applied to prepay the Term Loans in accordance with Section 2.9, (b) except in the case of a Segment Disposition, after giving pro forma effect to such Specified Asset Disposition, the aggregate reduction in projected Cash Available for Debt Service resulting from all Specified Asset Dispositions and PPA Buyouts occurring before and as of the date of such Specified Asset Disposition does not exceed 25% of Cash Available for Debt Service from the Projects (as determined by reference to the Projections delivered as of the Closing Date) and (c) no Default or Event of Default exists or would exist after giving effect to such Specified Asset Disposition.

“Specified Hedge Agreement”: any (a) Permitted Commodity Hedge and Power Sales Agreement or (b) Interest Rate Hedging Agreement, in each case entered into by the Borrower or any of its Subsidiaries and any Permitted Hedge Counterparty.

“Sponsor”: (a) LS Power Equity Partners IV, L.P., a Delaware limited partnership; provided, that, after the acquisition of all of the direct or indirect Capital Stock of the Borrower by a Qualified Owner, LS Power Equity Partners IV, L.P. shall cease to be the “Sponsor” from and after such date for purposes of (i) the definitions of “Affiliated Debt Fund” and “Affiliated Lenders” and (ii) Section 6.12 and (b) after the acquisition of all or a portion of the direct or indirect Capital Stock of the Borrower by a Qualified Owner, the direct or indirect parent company of such Qualified Owner designated by such Qualified Owner in a written notice to the Administrative Agent as the “Sponsor” for all purposes hereof (other than the definition of “Operator”).

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“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers, or similar governing body, of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Subsidiary of the Borrower that is required to become a party to the Guarantee and Collateral Agreement pursuant to Section 6.9.

“Swap Agreement”: any Commodity Hedge and Power Sales Agreement, Interest Rate Hedging Agreement or any other agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower shall be a “Swap Agreement”.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1B. The original aggregate amount of the Term Commitments is three hundred ten million Dollars ($310,000,000).

“Term Facility”: as defined in the definition of “Facility”. “Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: as defined in Section 2.1.

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of all Term Loans then outstanding).

“Termination Date”: the latest to occur of the date on which (a) all Commitments have expired or been terminated, (b) the principal amount of all Loans and all other payment Obligations under the Loan Documents have been paid in full, (c) all Letters of Credit have been cancelled or have expired or been Cash Collateralized and (d) the Secured Interest Hedging Agreements have terminated.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The original amount of the Total Revolving Commitments is fifty million Dollars ($50,000,000).

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

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“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, at any time, if by reason of mandatory provisions of law, any or all of the perfection, effect of perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.”: the United States of America.

“Unreimbursed Amount”: with respect to any Letter of Credit, the amount of any drawing under such Letter of Credit which the Borrower has failed to reimburse in accordance with the provisions of Section 3.1(c)(i).

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions.

(a)

Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

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(b)

As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Loan Party not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings) and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

(c)

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

(d)

The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(e)	The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f)	The word “or” as among several clauses is not exclusive unless the context otherwise requires.

(g)

Any Default or Event of Default that occurs and is continuing solely as a result of a failure of any Loan Party to provide a notice, a report, a budget, a certificate, financial statements or a similar written deliverable (collectively a “Reporting Deliverable”), including without limitation pursuant to Section 6.1, Section 6.2 or Section 6.6, prior to the date set forth in the Loan Documents with respect thereto or the expiration of the time period specified for the delivery of such Reporting Deliverable shall be deemed to be cured upon delivery of such Reporting Deliverable to the applicable Agent, notwithstanding that the time period for delivery of such Reporting Deliverable shall have expired or passed.

(h)

For purposes of determining compliance with any Section of Section 7 at any time, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, Restricted Payment, Affiliate transaction, Contractual

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Obligation or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time.

(i)

Any reference to a Person in any capacity includes a reference to its successors and permitted assigns in such capacity and, in the case of any Governmental Authority, any Person succeeding to any of its functions and capacities.

(j)

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(k)

Unless otherwise expressly provided herein, (i) references to organization documents, agreements (including the Loan Documents), any Contractual Obligation and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted (or, if not addressed, not prohibited) by any Loan Document and (ii) references to any applicable law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such applicable law.

(l)	Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

(m)

For all purposes under the Loan Documents, in connection with any division or plan of division by any Loan Party under Sections 17-220 and 18-217 of Title 6 of the Delaware Code: (a) if any asset, right, obligation or liability of Holdings, any Loan Party or any Subsidiary of any Loan Party becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from Holdings, the original Loan Party or Subsidiary of a Loan Party (as the case may be) to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

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SECTION 2. AMOUNT AND TERMS OF LOAN COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Term Commitment of such Term Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10.

2.2 Procedure for Term Loan Borrowing. The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which shall be irrevocable and must be received by the Administrative Agent prior to 11:00 a.m., New York City time, in the case of borrowing of Eurodollar Loans, three (3) Business Days prior to the anticipated Closing Date and, in the case of a borrowing of ABR Loans, one (1) Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date in an amount equal to the aggregate amount of Term Commitments. Upon receipt of any such Borrowing Notice the Administrative Agent shall promptly notify each relevant Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date, each Term Lender shall make available to the Administrative Agent at the Funding Office (or by wire transfer to the Administrative Agent Account, unless otherwise directed in writing by the Administrative Agent) an amount in immediately available funds equal to the Term Loan to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the applicable Term Lenders in immediately available funds. Subject to Section 2.21(g) to the extent applicable, the respective obligations of each Lender under this Agreement are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.

2.3 Repayment of Term Loans. The Term Loan of each Term Lender shall mature in consecutive quarterly installments on the last Business Day of each calendar quarter prior to the Termination Date, in an amount equal to such Term Lender’s Term Percentage multiplied by the amount equal to the original principal amount of the Term Loans (reduced by the amount of any Term Loans prepaid in connection with an optional or mandatory prepayment, as the case may be, in accordance with Section 2.8 or 2.9) times the applicable percentage set forth on Schedule 2.3 (as amended and restated from time to time pursuant to the terms hereof), beginning with the calendar quarter ending September 30, 2021; provided that the final principal installment shall be repaid on the Maturity Date and shall be in an amount equal to the aggregate principal amount of the Term Loans outstanding on such date.

2.4 Revolving Commitments.

(a)

Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make or maintain, as applicable, revolving loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Extensions of Credit, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying and re-borrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.10.

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(b)	The Borrower shall repay all outstanding Revolving Loans and Revolving L/C Advances on the Maturity Date.

2.5 Procedure for Revolving Loan Borrowing.

(a)

Subject to Section 3.1(c)(ii), the Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that with respect to any borrowing of Revolving Loans (except as contemplated by Section 3.1(c)(ii)) the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which shall be irrevocable and must be received by the Administrative Agent prior to 11:00 a.m., New York City time, (i) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (ii) one (1) Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (A) the amount and Type of Revolving Loans to be borrowed, (B) the requested Borrowing Date and (C) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $200,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments for all Revolving Lenders are less than $200,000, such lesser amount) or (y) in the case of Eurodollar Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments for all Revolving Lenders are less than $500,000, such lesser amount), other than, in the case of clauses (x) and (y), a borrowing in the amount of an Unreimbursed Amount as contemplated by Section 3.1(c). Upon receipt of any Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each applicable Revolving Lender will make the amount of its Revolving Percentage of each borrowing under its applicable Revolving Facility available to the Administrative Agent for the account of the Borrower at the Funding Office (or by wire transfer to the Administrative Agent Account, unless otherwise directed in writing by the Administrative Agent) prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

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(b)

Nothing in this Section 2.5 shall be deemed to relieve any Revolving Lender from its obligations to make Revolving Loans on the same terms and conditions as set forth herein and the Borrower shall retain any and all rights it may have against any such Revolving Lender resulting in the failure of such Revolving Lender to make such Revolving Loans under this Section 2.5. Subject to Section 2.21(g) to the extent applicable, the respective obligations of each Lender under this Agreement are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.

2.6 Fees.

(a)

The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than any Defaulting Lender) a commitment fee, with respect to Revolving Commitments, for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the applicable Commitment Fee Rate on the daily average amount of the aggregate Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date.

(b)

The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the applicable Fee Letter and to perform any other obligations contained therein; provided that the Administrative Agent will reimburse a pro-rated portion of its fee for any portion of any year in which it does not continue in its capacity as Administrative Agent.

(c)

The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a letter of credit fee with respect to its participations in each applicable outstanding Letter of Credit under the Revolving Facility in which such Revolving Lender has a Revolving Commitment (the “L/C Fee”) which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans on the Available Amount then available to be drawn under such Letter of Credit, during the period from and including the Closing Date to but excluding the later of the L/C Expiration Date and the date on which such Lender ceases to have any Revolving L/C Obligations. The L/C Fee shall be payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date.

(d)

The Borrower agrees to pay to each Revolving Facility Issuing Bank that has fronting exposure to a Revolving Lender that is not an Affiliate of such Revolving Facility Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Revolving Facility Issuing Bank in amounts and pursuant to terms to be separately agreed between the Borrower and such Revolving Facility Issuing Bank. The fronting fee (if any) shall be payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date. In addition, the Borrower agrees to pay to each Revolving Facility Issuing

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Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Revolving Facility Issuing Bank relating to letters of credit as from time to time in effect, which fees, costs and charges shall be payable to such Revolving Facility Issuing Bank within thirty (30) Business Days after its demand therefor.

2.7 Optional Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of the Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $500,000, or a whole multiple of $100,000 in excess thereof (or an amount equal to the aggregate Available Revolving Commitments of all Revolving Lenders) and shall ratably reduce permanently the Revolving Commitments then in effect.

2.8 Optional Prepayments.

(a)

The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 a.m., New York City time, three (3) Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 a.m., New York City time, one (1) Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18 on the date of prepayment. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Loans that are ABR Loans) accrued and unpaid interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, in the event of a prepayment in full of the Term Facility or Revolving Facility, an amount equal to the outstanding principal amount of such Loans being prepaid). In making any prepayment pursuant to this Section 2.8(a), the Borrower may elect to make such prepayment either in respect of the Term Facility or the Revolving Facility and that such prepayment shall otherwise be applied in accordance with Section 2.15(b) and shall be applied, first, to ABR Loans and, second, to Eurodollar Loans.

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(b)

Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.8(a) if such prepayment would have resulted from a sale of all or substantially all of the Borrower’s assets or the Capital Stock of the Borrower or a refinancing of all or a part of the Term Facility or Revolving Facility, which sale or refinancing shall not be consummated or shall otherwise be delayed.

2.9 Mandatory Prepayments and Commitment Reductions.

(a)	If the Borrower or any of its Subsidiaries (or Holdings on behalf of the Borrower or any of its Subsidiaries) shall receive Net Cash Proceeds from any:

(i)

(to the extent that amounts are available for application to the Lenders pursuant to Section 5.2 of the Intercreditor Agreement) Asset Sale, it shall deposit (or cause to be deposited) upon receipt thereof such Net Cash Proceeds to the Event Proceeds Account and such Net Cash Proceeds shall be applied to the prepayment of the Loans, Cash Collateralization of Letters of Credit and reduction of all the Commitments, in each case, to the extent contemplated by Section 6.17, the Depositary Agreement and as set forth in Section 2.9(c).

(ii)

(to the extent that amounts are available for application to the Lenders pursuant to Section 5.2 of the Intercreditor Agreement) Recovery Event, it shall deposit (or cause to be deposited) upon receipt thereof such Net Cash Proceeds to the Event Proceeds Account and such Net Cash Proceeds shall be applied to the prepayment of the Loans, Cash Collateralization of Letters of Credit and reduction of all the Commitments, in each case, to the extent contemplated by Section 6.16, the Depositary Agreement and as set forth in Section 2.9(c).

(iii)

Specified Asset Disposition, it shall deposit (or cause to be deposited) upon receipt thereof an amount equal to the Specified AD Prepayment Amount to the Event Proceeds Account and such Net Cash Proceeds shall be applied to the prepayment of the Term Loans to the extent contemplated by Section 7.5(n), the Depositary Agreement and as set forth in Section 2.9(c).

(iv)	PPA Buyout, it shall deposit (or cause to be deposited) upon receipt thereof such Net Cash Proceeds to the Event Proceeds Account in an amount equal to:

(A) if, after giving pro forma effect to such PPA Buyout, the aggregate reduction in projected Cash Available for Debt Service resulting from such PPA Buyout and all other PPA Buyouts and Specified Asset Dispositions occurring before and as of the date of such PPA Buyout does not exceed 25% of Cash Available for Debt

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Service from the Projects (as determined by reference to the Projections delivered as of the Closing Date), the PPA Buyout Prepayment Amount and such Net Cash Proceeds shall be applied to the prepayment of the Term Loans to the extent contemplated by the Depositary Agreement and as set forth in Section 2.9(c); or

(B) if, after giving pro forma effect to such PPA Buyout, the aggregate reduction in projected Cash Available for Debt Service resulting from such PPA Buyout and all other PPA Buyouts and Specified Asset Dispositions occurring before and as of the date of such PPA Buyout exceeds 25% of Cash Available for Debt Service from the Projects (as determined by reference to the Projections delivered as of the Closing Date), 100% of such Net Cash Proceeds and such Net Cash Proceeds shall be applied to the prepayment of the Loans, Cash Collateralization of Letters of Credit and reductions of all Commitments, in each case, to the extent contemplated by the Depositary Agreement and as set forth in Section 2.9(c).

(b)

If any Indebtedness shall be issued or incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence to the prepayment of Loans in the inverse order of maturity and reduction of Commitments as set forth in Section 2.9(c) and in accordance with the Depositary Agreement.

(c)

(i)

Amounts to be applied in connection with prepayments of Loans and reductions of Commitments made pursuant to paragraphs (a)(i), (a)(ii), (a)(iv)(B) and (b) above shall be applied without penalty or premium (except for breakage costs, if any) as follows: (A) first, simultaneously to prepay the Term Loans in accordance with Section 2.15(b) and pay any termination payments required to be paid under any Interest Rate Hedging Agreements in order to maintain compliance with Section 6.8; (B) second, to repay the Revolving Loans in accordance with Section 2.15(c); (C) third, to ratably Cash Collateralize any outstanding Letters of Credit; and (D) fourth, any amount remaining may be retained by the Borrower; provided that all of the Revolving Commitments shall have been terminated in accordance with Section 2.15(c).

(ii)

Amounts to be applied in connection with prepayments of Term Loans made pursuant to paragraphs (a)(iii) and (a)(iv)(A) above shall be applied without penalty or premium (except for breakage costs, if any) to prepay the Term Loans in accordance with Section 2.15(b) and pay any termination payments required to be paid under any Interest Rate Hedging Agreements in order to maintain compliance with Section 6.8.

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(iii)	The application of any prepayment pursuant to this Section 2.9 shall be made, first, to ABR Loans and, second, to Eurodollar Loans.

(iv)	Each prepayment of the Loans under this Section 2.9 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.10 Conversion and Continuation Options.

(a)

The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 a.m., New York City time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto, unless the Borrower pays any amounts owing pursuant to Section 2.18 on the conversion date. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 a.m., New York City time, on the third (3rd) Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)

Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan; provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion, subject to Section 10.1(d), not to permit such continuations; provided further that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

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(c)

If any Lender determines in good faith that compliance by such Lender with any law, treaty, governmental rule, regulation, guideline or order applicable to such Lender has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Eurodollar Loans generally, or to determine or charge interest rates based upon the Eurodollar Base Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Borrower through the Administrative Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such Borrowing Notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all affected Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Notwithstanding the foregoing, to the extent a determination by such Lender as described above relates to a Eurodollar Loan then being requested by the Borrower pursuant to Section 2.2, 2.5 or 2.10(a), the Borrower shall have the option, subject to the provisions of Section 2.18, to rescind such request as to all Lenders by giving notice to the Administrative Agent of such rescission on the date on which such Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

2.11 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $500,000 or a whole multiple of $100,000 in excess thereof, other than any conversions or continuations in the full principal amount of an applicable Loan and (b) no more than eight Eurodollar Tranches shall be outstanding at any one time.

2.12 Interest Rates and Payment Dates.

(a)

Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)	Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

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(c)

(i) If all or a portion of the principal amount of any Loan or Unreimbursed Amount shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.12 plus 2% or (y) in the case of any Unreimbursed Amount (including any Revolving L/C Unreimbursed Drawing), the rate applicable to ABR Loans plus 2% and (ii) if all or a portion of any interest payable on any Loan, Revolving L/C Advance or any Unreimbursed Amount (including any Revolving L/C Unreimbursed Drawing) or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)	Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section 2.12 shall be payable from time to time on demand.

2.13 Computation of Interest and Fees.

(a)

Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that with respect to ABR Loans the rate of interest on which is calculated on the basis of the rate set forth in clause (a) of the definition of “ABR”, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)

Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower, the Revolving Facility Issuing Banks and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).

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2.14 Inability to Determine Interest Rate. Subject to Section 2.23, if prior to the first day of any Interest Period:

(a)

the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)

the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (i) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (ii) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (iii) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.15 Pro Rata Treatment and Payments.

(a)

Each borrowing by the Borrower from the Lenders hereunder, subject to Section 2.16, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages and Revolving Percentages, as the case may be, of the relevant Lenders.

(b)

Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans, (i) in the case of any prepayment pursuant to Section 2.8, as directed by the Borrower, (ii) in the case of any such payment other than pursuant to Section 2.8 and other than pursuant to Section 2.9(a)(iii) (solely in respect of a Specified Asset Disposition that is not a Segment Disposition) or Section 2.9(a)(iv)(A), first, in direct order of maturity to remaining scheduled installments thereof occurring within the 12-month period immediately following such prepayment; and second, pro rata based

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upon the respective then remaining principal amounts thereof (including the scheduled installment due on the Maturity Date) and (iii) in the case of any payment pursuant to Section 2.9(a)(iii) (solely in respect of a Specified Asset Disposition that is not a Segment Disposition) or Section 2.9(a)(iv)(A), to each remaining scheduled installment in the amount, if any, necessary to cause the projected Debt Service Coverage Ratio to equal at least [***] ((x) assuming P50 production by the Projects (after giving pro forma effect to the Specified Asset Disposition), and (y) excluding the final principal installment of the Term Loan payable on the Maturity Date; provided that such final principal installment shall be substantially consistent with the corresponding percentage set forth in Schedule 2.3 delivered on the Closing Date), as set forth in the Projections delivered as of the Closing Date as modified solely to reflect the removal of any Project that was disposed in the corresponding Specified Asset Disposition or PPA Buyout (as applicable), as determined by the Borrower in good faith and notified to the Administrative Agent in writing promptly upon the occurrence of any Specified Asset Disposition (other than a Segment Disposition) or PPA Buyout (as applicable). Schedule 2.3 shall be amended and restated in accordance with the amortization schedule set forth in the updates to the Projections delivered by the Borrower pursuant to this Section 2.15(b) or the definition of “Resized Term Loan Amount” (as applicable). Amounts repaid or prepaid on account of the Term Loans may not be re-borrowed.

(c)

Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the outstanding principal amounts of all of the Revolving Loans then held by all of the Revolving Lenders. Any Revolving Loans prepaid pursuant to Section 2.9(c) may not be re-borrowed. Any Revolving Loans repaid or prepaid other than pursuant to Section 2.9(c) may be re-borrowed in accordance with the terms of this Agreement.

(d)

All payments (including prepayments, but excluding payments made pursuant to Section 3.1(c)(i) of this Agreement) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lender Parties, at the Funding Office (or by wire transfer to the Administrative Agent Account, unless otherwise directed in writing by the Administrative Agent), in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender Party promptly upon receipt in like funds as received, net of any amounts owing by such Lender Party pursuant to Section 9.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day

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other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)

Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

(f)

Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

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2.16 Requirements of Law.

(a)	If any Lender Party shall have determined in good faith that any Change in Law:

(i)

shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender Party that is not otherwise included in the determination of the Eurodollar Rate; or

(ii)	shall impose on such Lender Party any other condition (other than with respect to taxes, which shall be governed exclusively by Section 2.17);

and the result of any of the foregoing is to increase the cost to such Lender Party, by an amount that such Lender Party deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender Party, upon its demand, any additional amounts necessary to compensate such Lender Party for such increased cost or reduced amount receivable. If any Lender Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)

If any Lender Party shall have determined in good faith that any Change in Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender Party or any direct or indirect parent entity or company controlling such Lender Party with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender Party’s or such direct or indirect parent entity’s or company’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender Party or such direct or indirect parent entity or company could have achieved but for such adoption, change or compliance (taking into consideration such Lender Party’s or such direct or indirect parent entity’s or company’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender Party to be material, then from time to time, after submission by such Lender Party to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender Party such additional amount or amounts as will compensate such Lender Party or such direct or indirect parent entity or company for such reduction.

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(c)

A certificate as to any additional amounts payable pursuant to this Section 2.16 submitted by any Lender Party to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.16, the Borrower shall not be required to compensate any Lender Party pursuant to this Section 2.16 for any amounts incurred more than nine months prior to the date that such Lender Party notifies the Borrower of such Lender Party’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17 Taxes.

(a)

Except as required by law, all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes (including branch profits) and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender Party as a result of a present or former connection between the Administrative Agent or such Lender Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender Party having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender Party hereunder, the amounts so payable to the Administrative Agent or such Lender Party shall be increased to the extent necessary so that after making all required reductions of Non-Excluded Taxes or Other Taxes (including deductions of Non-Excluded Taxes or Other Taxes applicable to additional sums payable under this Section 2.17), the Administrative Agent or such Lender Party receives an amount equal to the sum it would have received had no such reduction or withholding been made; provided that the Borrower shall not be required to increase any such amounts payable to any Lender Party with respect to any Non-Excluded Taxes (i) that are attributable to such Lender Party’s failure (other than as a result of a Change in Law) to comply with the requirements

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of paragraph (d) or (e) of this Section 2.17 or (ii) that are United States withholding taxes that would be imposed on amounts payable to such Lender Party (A) as of the date hereof, in the case of any Lender Party that is a Lender Party as of the date hereof, (B) in the case of any Lender Party that becomes a Lender Party after the date hereof, as of the effective date of the Assignment and Assumption pursuant to which such Lender Party becomes a Lender Party, or (C) at the time such Lender Party designates a new lending office, except that, with respect to the preceding clauses (B) and (C), this clause (ii) shall not apply, to the extent that such Lender Party or such Lender Party’s assignor (if any) was entitled, at the time of the designation of the new lending office or assignment, as applicable, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph or (iii) imposed pursuant to FATCA or (iv) any U.S. backup withholding taxes imposed on a U.S. Lender.

(b)	In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)

Whenever any Non-Excluded Taxes or Other Taxes are paid by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender Party a certified copy of an original official receipt received by the Borrower showing payment thereof (or, if the Borrower reasonably determines that it is unable to provide a certified copy of such receipt, a certificate of a Responsible Officer as to the amount of such payment). If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lender Parties for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender Party as a result of any such failure.

(d)

Each Lender Party (or Transferee) that is not properly treated as a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) (i) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, Form W-8ECI, Form W-8EXP or Form W-8IMY (which Form W-8IMY shall be accompanied by all documentation contemplated by that form), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit D-1 or Exhibit D-2 and a Form W-8BEN or W-8BEN-E, as applicable, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming

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complete exemption from U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents and (ii) shall (and shall cause other persons acting on its behalf to) reasonably comply with any information gathering and reporting requirements (including entering into any agreement with the Internal Revenue Service), in each case, that are required to obtain the maximum available exemption from any U.S. federal withholding taxes that is available with respect to payments received by or on behalf of such Non-U.S. Lender. Each Lender Party (or Transferee) that is properly treated as a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased or, in the case of the Administrative Agent, to the Borrower) two copies of U.S. Internal Revenue Service Form W-9, or any subsequent version thereof or successors thereto, properly completed and duly executed by such Lender Party (or Participant, as the case may be), certifying that such Lender Party (or Participant, as the case may be) is a United States person and is entitled to an exemption from U.S. backup withholding tax in respect to all payments under this Agreement and the Loan Documents. Such forms shall be delivered by each Lender Party on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Lender Party shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender Party. Each Lender Party shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose) or otherwise to comply with the requirements of any exemption from U.S. federal withholding taxes. Notwithstanding any other provision of this paragraph, no Lender Party shall be required to take any action or deliver any form pursuant to this paragraph that such Lender Party is not legally able to take or deliver; provided that any Lender Party that is a Lender Party as of the Closing Date shall be required to comply with the first sentence or second sentence, as applicable, of this paragraph as of the Closing Date.

(e)

Any Lender Party that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender Party is legally entitled to complete, execute and deliver such documentation and in such Lender Party’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender Party.

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(f)

If the Administrative Agent or any Lender Party determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the written request of the Administrative Agent or such Lender Party agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender Party in the event the Administrative Agent or such Lender Party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender Party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)	The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(h)

If a payment made to an Agent or a Lender Party under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Agent or Lender Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Agent or Lender Party shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Agent or Lender Party has complied with such Agent’s or Lender Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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(i)

Without limiting the provisions of paragraphs (a) through (h) above, each Lender Party shall, and does hereby, severally indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Non-Excluded Taxes or Other Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower and the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender Party to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender Party to the Borrower or the Administrative Agent pursuant to paragraph (d), (e) or (h). Each Lender Party hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender Party under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this paragraph (i). The agreements in this paragraph (i) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, any Lender Party, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(j)

On or before the date BNP Paribas (or any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower two duly executed originals of either (i) IRS Form W-9 or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY evidencing its agreement with the Borrower to be treated as a U.S. person, with the effect that, in either case, the Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding tax.

2.18 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto or (d) any rescission of any notice of prepayment pursuant to Section 2.8(b). Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such

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Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.18 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19 Change of Lending Office. Each Lender Party agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16 or 2.17(a) with respect to such Lender Party, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender Party) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender Party, cause such Lender Party and its lending office(s) to suffer no economic, legal or regulatory disadvantage; provided further that nothing in this Section 2.19 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender Party pursuant to Section 2.16 or 2.17(a).

2.20 Replacement of Lenders. The Borrower shall, at its sole cost and expense, be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.16 or 2.17(a), (b) is a Defaulting Lender, (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as, subject to Section 10.1(d), the consent of the Required Lenders has been obtained), (d) provides a notice to the Borrower that such Lender requests a conversion of Eurodollar Loans to ABR Loans pursuant to Section 2.10(c), or (e) objects to a prospective Qualified Owner (whether on the basis that such prospective Qualified Owner’s, direct or indirect, ownership of Capital Stock in the Borrower would violate the “know your customer” or anti-money laundering policies of such Lender or otherwise), in each case with an Eligible Assignee; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) in the case of clause (c), no Event of Default shall have occurred and be continuing at the time of such replacement and the replacement Lender shall have consented to the amendment, supplement, modification, consent or waiver to which the replaced Lender did not consent, (iii) in the case of clause (a) or (d), prior to any such replacement, such Lender shall have taken no action under Section 2.19 that had the result of eliminating the continued need for payment of amounts owing pursuant to Section 2.16 or 2.17(a) or the conversion of Eurodollar Loans to ABR Loans pursuant to Section 2.10(a), (iv) the applicable Eligible Assignee shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) in the case of clauses (a) and (c), the Borrower shall be liable to such replaced Lender under Section 2.18 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the applicable Eligible Assignee shall be reasonably satisfactory to the Administrative Agent and, if such financial institution shall become a Revolving Lender, each Revolving Facility Issuing Bank, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) in the case of clause (a), until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.16 or 2.17(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any Lender Party shall have against the replaced Lender.

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2.21 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirements of Law:

(a)

Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted to the extent set forth in the definitions of “Required Lenders” and “Majority Facility Lenders”; provided that a Defaulting Lender shall retain its voting rights where any of its outstanding Revolving Commitments or Revolving Extensions of Credit are being extended or increased, where payments of outstanding interest and principal are being reduced or waived, or where the applicable interest rate thereon is being reduced or waived.

(b)

Subject to Section 2.21(e), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7(c) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender pro rata to the Revolving Facility Issuing Banks hereunder; third, to cash collateralize the Revolving Facility Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in form and substance satisfactory to the Administrative Agent and the applicable Revolving Facility Issuing Bank; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize pro rata the Revolving Facility Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement in form and substance satisfactory to the Administrative Agent and the applicable Revolving Facility Issuing Bank; sixth, to the payment of any amounts owing to any Lender Party as a result of any judgment of a court of competent jurisdiction obtained by any Lender Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment

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is a payment of the principal amount of any Loans or any participations in Unreimbursed Amounts in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders in respect of the applicable Revolving Facility on a pro rata basis prior to being applied to the payment of any Loans or participations in any Unreimbursed Amounts of such Defaulting Lender until such time as all Loans and Unreimbursed Amounts are held by the Lenders in respect of the applicable Revolving Facility pro rata in accordance with the Revolving Commitments of such Lenders under the applicable Revolving Facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)

No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.6(a) or letter of credit fee pursuant to Section 2.6(c) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any commitment fee pursuant to Section 2.6(a) or letter of credit fee pursuant to Section 2.6(c) that otherwise would have been required to have been paid to such Defaulting Lender).

(d)

With respect to any fees payable pursuant to Section 2.6(a) or letter of credit fee payable pursuant to Section 2.6(c) not required to be paid to any Defaulting Lender pursuant to clause (c) above, the Borrower shall (i) pay to each non-defaulting Revolving Lender under the applicable Revolving Facility that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Revolving L/C Obligations under the applicable Revolving Facility that has been reallocated to such non-defaulting Revolving Lender under the applicable Revolving Facility pursuant to paragraph (g) below, (ii) pay to each Revolving Facility Issuing Bank under the applicable Revolving Facility the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Revolving Facility Issuing Bank’s Fronting Exposure under the applicable Revolving Facility to such Defaulting Lender and (iii) not be required to pay the remaining amount of any such fee.

(e)

If the Loan Parties, the Revolving Facility Issuing Banks under the applicable Revolving Facility or Facilities, and the Administrative Agent agree in writing that a Revolving Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Revolving Lender will, to the extent applicable, purchase at par that portion of outstanding Loans and Revolving L/C Obligations of the other Revolving Lenders under the applicable Revolving Facility or

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Facilities, or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and Revolving L/C Obligations under the applicable Revolving Facility or Facilities to be held pro rata by the Revolving Lenders under the applicable Revolving Facility or Facilities, in accordance with the Revolving Commitments under the applicable Revolving Facility or Facilities, whereupon such Revolving Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Loan Parties while that Revolving Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Revolving Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(f)

If a consent, waiver or vote of all Lenders is required for any action under the Loan Documents, or the consent or waiver of a Defaulting Lender is required pursuant to Section 2.21(a) or 10.1, then an affirmative consent, waiver or vote of the Defaulting Lender shall be deemed given if such Defaulting Lender does not provide a written response within twenty (20) days after the date of a written notice to the Defaulting Lender requesting such vote or consent.

(g)

(i) All or any part of any Defaulting Lender’s participation in Revolving L/C Obligations under the Revolving Facility, shall be reallocated among the non-defaulting Revolving Lenders under the Revolving Facility in accordance with their respective Revolving Percentages in respect of the Revolving Facility (calculated without regard to such Defaulting Lender’s Revolving Commitment under the Revolving Facility) but only to the extent that such reallocation does not cause the Revolving Extensions of Credit under the Revolving Facility of any such non-defaulting Revolving Lender under the Revolving Facility (after giving effect to any such reallocation) to exceed such non-defaulting Revolving Lender’s Revolving Commitment under the Revolving Facility. Subject to Section 2.22, no reallocation hereunder shall constitute a waiver or release of any claims of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a no-defaulting Revolving Lender as a result of such non-defaulting Revolving Lender’s increased exposure following such reallocation.

(ii) If the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Revolving Facility Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.21.

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(h)

So long as any Revolving Lender is a Defaulting Lender, no Revolving Facility Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit unless it is satisfied, that it will have no Fronting Exposure with respect to such Defaulting Lender after giving effect thereto.

(i)

To the extent that any Revolving Facility Issuing Bank receives notice in writing from any Lender that such Lender does not intend to comply with its funding obligations, it shall promptly forward a copy of such notice to the Administrative Agent and the Borrower.

2.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

2.23 Effect of Benchmark Transition Event.

Notwithstanding anything to the contrary herein or in any other Loan Document:

(a) On the date that all Available Tenors of LIBOR have either permanently or indefinitely ceased to be provided by the regulatory supervisor of LIBOR’s administrator or have been announced by the Financial Conduct Authority pursuant to public statement or publication of information to be no longer representative, if the then-current Benchmark is LIBOR, then the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Compounded SOFR, all interest payments will be payable on a monthly or quarterly basis as notified by the Borrower to the Administrative Agent.

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(b) Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document, so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During the period referenced in the foregoing sentence, (i) the component of ABR based upon the Benchmark will not be used in any determination of ABR; and (ii) the ABR will be the greatest of clauses (a), (b) and (d) of the definition thereof.

(c) In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders), in each case in consultation with the Borrower, pursuant to this Section 2.23, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.23.

(e) At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including LIBOR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or unrepresentative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

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(f) Without prejudice to any other provision of this Agreement, each Loan Party acknowledges and agrees for the benefit of each of the other parties hereto: (i) LIBOR (A) may be subject to methodological or other changes which could affect its value, and/or (B) may be permanently discontinued; and (ii) the occurrence of any of the aforementioned events and/or a Benchmark Transition Event may have adverse consequences which may materially impact the economics and/or each Loan Party’s commercial expectations of the financing transactions contemplated under this Agreement.

SECTION 3. LETTERS OF CREDIT

3.1 Revolving L/C Commitments.

(a)	Revolving L/C Commitments.

(i)

Subject to the terms and conditions set forth herein, (A) each Revolving Facility Issuing Bank agrees, in reliance upon the agreement of the Revolving Lenders set forth in this Section 3.1, (1) (x) from time to time on any Business Day during the period from the Closing Date until ten (10) days prior to the L/C Expiration Date, to issue Letters of Credit under its applicable Revolving Facility for the account of the Borrower, (y) from time to time on any Business Day during the period from the Closing Date until ten (10) days prior to the L/C Expiration Date, to issue Letters of Credit under its applicable Revolving Facility for the account of any of the Subsidiary Guarantors and (z) from time to time on any Business Day during the period from the Closing Date until ten (10) days prior to the L/C Expiration Date, to amend, renew or extend Letters of Credit previously issued by it, in accordance with paragraph (b) of this Section 3.1, and (2) to honor drawings under the Letters of Credit; and (B) each Revolving Lender severally agrees to participate in each Letter of Credit and any drawings thereunder; provided that no Revolving Facility Issuing Bank nor any Revolving Lender shall be obligated to make any Revolving L/C Credit Extension if, as of the date of such Revolving L/C Credit Extension, (I) the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments, (II) the Revolving Extensions of Credit of any Revolving Lender would exceed such Revolving Lender’s Revolving Commitment or (III) the Revolving L/C Obligations with respect to Letters of Credit issued by such Revolving Facility Issuing Bank would exceed its Revolving L/C Commitment. Letters of Credit shall constitute utilization of applicable Revolving Commitments.

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(ii)

Each Letter of Credit (A) shall be denominated in Dollars, (B) expire no later than the earlier of (x) the second anniversary of its date of issuance (or, in the case of any Auto-Renewal Letter of Credit, twelve months after the current expiration date) and (y) the L/C Expiration Date and (C) be issued subject to “Uniform Customs and Practice for Documentary Credits” (2007 Revision), International Chamber of Commerce, Publication No. 600 or “International Standby Practices 1998”, International Chamber of Commerce, Publication No. 590, as mutually agreed between the Borrower and the applicable Revolving Facility Issuing Bank.

(iii)

No Revolving Facility Issuing Bank shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Revolving Facility Issuing Bank or any Revolving Lender to exceed any limits imposed by, any applicable Requirement of Law.

(b)	Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i)

Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Revolving Facility Issuing Bank (with a copy to the Administrative Agent) in the form of a Revolving L/C Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Revolving L/C Application must be received by the applicable Revolving Facility Issuing Bank and the Administrative Agent not later than 11:00 a.m. (New York City time) at least three (3) Business Days (or such shorter period as such Revolving Facility Issuing Bank and the Administrative Agent may agree in a particular instance) prior to the proposed issuance date or date of amendment, as the case may be. Subject to the final sentence of this paragraph, in the case of a request for an initial issuance of a Letter of Credit, such Revolving L/C Application shall specify in form and detail reasonably satisfactory to the applicable Revolving Facility Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the Revolving Facility under which such Letter of Credit is to be issued and amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable Revolving Facility Issuing Bank may reasonably request. Subject to the final sentence of this paragraph, in the case of a request for an amendment of any outstanding Letter of Credit, such Revolving L/C Application shall specify in form and detail reasonably satisfactory to the applicable Revolving Facility Issuing Bank: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); and (3) the nature of the proposed amendment. Additionally and subject to the final sentence of this

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paragraph, the Borrower and the applicable Subsidiary Guarantors shall furnish to the applicable Revolving Facility Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Revolving L/C Documents, as such Revolving Facility Issuing Bank or the Administrative Agent may reasonably require. The applicable Revolving Facility Issuing Bank shall not unreasonably delay the issuance of a Letter of Credit or unreasonably reject any provisions reasonably requested by the Borrower to be modified in the Revolving L/C Application or Revolving L/C Documents in order to be not inconsistent with the terms of this Agreement.

(ii)

Promptly after receipt of any Revolving L/C Application, the applicable Revolving Facility Issuing Bank will confirm with the Administrative Agent that the Administrative Agent has received a copy of such Revolving L/C Application from the Borrower and, if not, such Revolving Facility Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by such Revolving Facility Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions set forth herein, such Revolving Facility Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary Guarantor, as the case may be, or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Revolving Facility Issuing Bank a participation in such Letter of Credit in an amount equal to such Revolving Lender’s Revolving Percentage of the amount of such Letter of Credit.

(iii)

If the Borrower so requests in any applicable Revolving L/C Application, the applicable Revolving Facility Issuing Bank may agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit shall permit such Revolving Facility Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued (it being understood that each Revolving Facility Issuing Bank shall be entitled to give such notice of non-renewal to the extent of the occurrence and continuance of an Event of Default as of the date on which it is entitled to give such notice of non-renewal). Unless

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otherwise directed by the applicable Revolving Facility Issuing Bank, the Borrower shall not be required to make a specific request to such Revolving Facility Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable Revolving Facility Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided that such Revolving Facility Issuing Bank shall not permit any such renewal if a Bankruptcy Event of Default has occurred that is continuing.

(iv)

Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Revolving Facility Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)	Drawings and Reimbursement; Funding of Participations.

(i)

Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Revolving Facility Issuing Bank shall notify the Borrower and the Administrative Agent thereof, and such Revolving Facility Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. If such Revolving Facility Issuing Bank notifies the Borrower of any payment by such Revolving Facility Issuing Bank under a Letter of Credit prior to 11:00 a.m. (New York City time) on the date of such payment, the Borrower and/or the applicable Subsidiary Guarantor shall reimburse such Revolving Facility Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing not later than 3:00 p.m. (New York City time) on the next Business Day; provided that if such notice is not provided to the Borrower prior to 11:00 a.m. (New York City time) on such payment date, then the Borrower and/or the applicable Subsidiary Guarantor shall reimburse such Revolving Facility Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing not later than 3:00 p.m. (New York City time) on the second Business Day, and such extension of time shall be reflected in computing fees in respect of such Letter of Credit. If the Borrower or the applicable Subsidiary Guarantor fails to so reimburse such Revolving Facility Issuing Bank by such time, such failure shall not be a considered a Default or an Event of Default hereunder and the Administrative Agent shall promptly notify each Revolving Lender of such payment date, the applicable Unreimbursed Amount in respect of such Letter of Credit and the

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amount of such Revolving Lender’s Revolving Percentage thereof. In such event, the Borrower shall be deemed to have requested Loans to be disbursed under the applicable Revolving Facility on such payment date in an amount equal to such Unreimbursed Amount, without regard to the minimum and multiples for an ABR Loan specified in this Agreement. Any notice given by a Revolving Facility Issuing Bank or the Administrative Agent pursuant to this clause (i) may be given by telephone if immediately confirmed in writing; provided that the lack of such confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)

Each applicable Revolving Lender (including each Revolving Lender acting as a Revolving Facility Issuing Bank) shall upon any notice pursuant to paragraph (c)(i) above make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Revolving Facility Issuing Bank at the Administrative Agent’s office set forth in Section 10.2 in an amount equal to its applicable Revolving Percentage of the relevant Unreimbursed Amount of any applicable Letter of Credit not later than 3:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of paragraph (c)(iii) below, each Revolving Lender that so makes funds available shall be made to the Borrower in such amount as an ABR Loan under the applicable Revolving Facility. The Administrative Agent shall remit the funds so received to the applicable Revolving Facility Issuing Bank in accordance with the instructions provided to the Administrative Agent by such Revolving Facility Issuing Bank (which instructions may include standing payment instructions, which may be updated from time to time by such Revolving Facility Issuing Bank; provided that, unless the Administrative Agent shall otherwise agree, any such update shall not take effect until the Business Day immediately following the date on which such update is provided to the Administrative Agent). For the avoidance of doubt, any funds advanced by Revolving Lenders pursuant to this clause (ii) shall constitute Revolving Loans for all purposes of this Agreement and the other Loan Documents.

(iii)

With respect to any Unreimbursed Amount that is not fully refinanced by Revolving Loans under the applicable Revolving Facility because a Bankruptcy Event of Default has occurred that is continuing, the Borrower shall be deemed to have incurred from the applicable Revolving Facility Issuing Bank a Revolving L/C Unreimbursed Drawing in the amount of the Unreimbursed Amount that is not so refinanced, which Revolving L/C Unreimbursed Drawing shall be due and payable on demand (together with interest thereon at the default interest rate pursuant to Section 2.12(c) then

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applicable to ABR Loans under the applicable Revolving Facility). In such event, each applicable Revolving Lender’s payment to the Administrative Agent for the account of the applicable Revolving Facility Issuing Bank pursuant to paragraph (c)(i) above shall be deemed payment in respect of its participation in such Revolving L/C Unreimbursed Drawing and shall constitute in the case of any Revolving Lender, a Revolving L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 3.1.

(iv)

Until each applicable Revolving Lender funds its applicable Revolving Loans or Revolving L/C Advance to reimburse the applicable Revolving Facility Issuing Bank for any amount drawn under any applicable Letter of Credit, interest in respect of such Revolving Lender’s Revolving Percentage of such amount shall be solely for the account of such Revolving Facility Issuing Bank.

(v)

Each Revolving Lender’s obligations to make Revolving Loans or Revolving L/C Advances to reimburse the applicable Revolving Facility Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this paragraph (c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Revolving Facility Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans or Revolving L/C Advances pursuant to this paragraph (c) is subject to no Bankruptcy Event of Default having occurred which is continuing. No such funding of a participation in any Letter of Credit shall relieve or otherwise impair the joint and several obligation of the Borrower and the Subsidiary Guarantors to reimburse the applicable Revolving Facility Issuing Bank for the amount of any payment made by such Revolving Facility Issuing Bank under such Letter of Credit, together with interest as provided herein.

(vi)

If any applicable Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Revolving Facility Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this paragraph (c) by the time specified in paragraph (c)(ii), then, without limiting the other provisions of this Agreement, such Revolving Facility Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from

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the date such payment is required to the date on which such payment is immediately available to such Revolving Facility Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by such Revolving Facility Issuing Bank in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such Revolving Facility Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (exclusive of interest and fees as aforesaid) shall constitute such Revolving Lender’s applicable Revolving Loan or applicable Revolving L/C Advance under the applicable Revolving Facility, as the case may be. A certificate of the applicable Revolving Facility Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be prima facie evidence of such amounts absent manifest error.

(d)	Repayment of Participations.

(i)

If, at any time after a Revolving Facility Issuing Bank has made payment in respect of any drawing under any Letter of Credit issued by it and has received from any applicable Revolving Lender its Revolving L/C Advance in respect of such payment in accordance with Section 3.1(c), if the Administrative Agent receives for the account of such Revolving Facility Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower, a Subsidiary Guarantor or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its applicable Revolving Percentage under the applicable Revolving Facility thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s applicable Revolving L/C Advance under the applicable Revolving Facility was outstanding) in like funds as received by the Administrative Agent.

(ii)

if any payment received by the Administrative Agent for the account of a Revolving Facility Issuing Bank pursuant to Section 3.1(c)(i) is required to be returned under any of the circumstances described in Section 10.7 (including pursuant to any settlement entered into by such Revolving Facility Issuing Bank in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such Revolving Facility Issuing Bank its Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Revolving Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

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(e)

Obligations Absolute. The obligations of the Borrower and the Subsidiary Guarantors to reimburse the applicable Revolving Facility Issuing Bank for each drawing under each Letter of Credit and to repay each Revolving L/C Unreimbursed Drawing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)	any lack of validity or enforceability of such Letter of Credit or any term or provision thereof, any Loan Document, or any other agreement or instrument relating thereto;

(ii)

the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any other Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Revolving Facility Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)

any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)

any payment by the applicable Revolving Facility Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not comply strictly with the terms of such Letter of Credit; or any payment made by the applicable Revolving Facility Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including arising in connection with any proceeding under any Debtor Relief Law;

(v)

any exchange, release or nonperfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower or any other Loan Party in respect of such Letter of Credit; or

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(vi)

any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other Loan Party.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable Revolving Facility Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against any Revolving Facility Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f)

Role of Revolving Facility Issuing Bank. Each Revolving Lender, the Borrower and the Subsidiary Guarantors agree that, in paying any drawing under a Letter of Credit, the applicable Revolving Facility Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any document or the authority of the Person executing or delivering any document. None of the applicable Revolving Facility Issuing Bank, any Agent Indemnitee nor any of the respective correspondents, participants or assignees of such Revolving Facility Issuing Bank shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders under the applicable Revolving Facility or the Majority Facility Lenders in respect of the applicable Revolving Facility, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Revolving L/C Application. The Borrower and the Subsidiary Guarantors hereby assume all risks of the acts of omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower or the Subsidiary Guarantors from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable Revolving Facility Issuing Bank, any Agent Indemnitee nor any of the respective correspondents, participants or assignees of such Revolving Facility Issuing Bank shall be liable or responsible for any of the matters described in Section 3.1(e); provided that, notwithstanding anything in such clauses to the contrary, the Borrower or the Subsidiary Guarantors may have a claim against such Revolving Facility Issuing Bank, and such Revolving Facility Issuing Bank may be liable to the Borrower or the Subsidiary Guarantors, to the extent, but only to the extent, of any direct (as opposed

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to indirect, special, punitive, consequential or exemplary) damages suffered by the Borrower or the Subsidiary Guarantors which a court of competent jurisdiction determines in a final nonappealable judgment were caused by such Revolving Facility Issuing Bank’s willful misconduct or gross negligence or such Revolving Facility Issuing Bank’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable Revolving Facility Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Revolving Facility Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)

Conflict with Revolving L/C Application. In the event of any conflict between the terms of this Agreement and the terms of any Revolving L/C Application or any other Revolving L/C Documents, the terms hereof shall control.

(h)

Reporting. Not later than the third (3rd) Business Day following the last day of each week (or at such other intervals as the Administrative Agent and the applicable Revolving Facility Issuing Bank shall agree), each Revolving Facility Issuing Bank shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the Revolving Facility under which such Letter of Credit is issued, the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower and/or the Subsidiary Guarantors to such Revolving Facility Issuing Bank during such month.

(i)

Resignation of a Revolving Facility Issuing Bank. Any Revolving Facility Issuing Bank may, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), resign at any time by giving thirty (30) days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of a Revolving Facility Issuing Bank hereunder, the retiring Revolving Facility Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of a Revolving Facility Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, reinstate, renew or increase any existing Letter of Credit. In the event of any such resignation as a Revolving Facility Issuing

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Bank, the Borrower shall be entitled to appoint any Revolving Lender that accepts such appointment in writing as successor Revolving Facility Issuing Bank. Upon the acceptance of any appointment as Revolving Facility Issuing Bank hereunder, the successor Revolving Facility Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Revolving Facility Issuing Bank.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lender Parties to enter into this Agreement and to make the Loans and issue the Letters of Credit, the Borrower hereby represents and warrants on each date the representations and warranties contemplated herein are required to be made as to itself, as to Holdings (where specified) and as to any Subsidiary in existence on any date on which such representation and warranty is made or deemed to be made (where specified), to the Administrative Agent and each Lender Party that:

4.1 No Change. Since June 29, 2021, there has been no Material Adverse Effect that is continuing.

4.2 Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be excepted to have a Material Adverse Effect, and (d) is in compliance with (i) its organizational documents and (ii) all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.3 Power; Authorization; Enforceable Obligations.

(a)

Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.

(b)

Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party, including the granting of Liens pursuant to the Security Documents, and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.

(c)

No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery and performance of this Agreement or any of the other Loan Documents by each Loan Party, except (i) consents, authorizations, filings and notices which have been

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obtained or made and are in full force and effect (the “Required Approvals”), (ii) the filings referred to in Section 4.22, (iii) consents, authorizations, filings and notices required by securities, regulatory or other applicable law in connection with an exercise of remedies and (iv) consents, authorizations, filings and notices which, if not obtained or made, would not reasonably be expected to result in a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party which is party thereto, as applicable.

(d)

This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party which is party thereto, as applicable, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.4 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof (a) will not conflict with or result in a violation or breach of any terms of any (i) organizational documents of such Person, (ii) Requirement of Law or (iii) Contractual Obligation of any Loan Party, except in the case of clause (ii) or (iii), any such conflict, violation or breach that would not reasonably be expected to have a Material Adverse Effect and assuming, in the case of clause (ii), that any consents, authorizations, filings and notices required by securities, regulatory or other applicable law in connection with an exercise of remedies are timely obtained or made, and (b) will not result in, or require, the creation or imposition of any Lien on any of the Loan Parties’ respective material properties or revenues or on any Capital Stock of, or owned by, the Borrower or any Subsidiary Guarantor pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and other Permitted Liens).

4.5 Litigation. As of the Closing Date, except as set forth on Schedule 4.5, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against the Collateral (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

4.6 No Default. None of the Borrower or any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.7 Financial Statements. The unaudited pro forma balance sheet of the Borrower on or about the Closing Date (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to the Administrative Agent pursuant to Section 5.1(b), has been prepared giving effect (as if such events had occurred on such date) to (a) the Loans to be made on the Closing Date and the use of proceeds thereof and (b) the payment of fees and expenses in connection with the foregoing. To the knowledge and best estimate of the Borrower, the Pro Forma Balance Sheet has

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been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly in all material respects the estimated financial position of the Borrower on a pro forma basis as at the Closing Date, assuming that the events specified in the preceding sentence had actually occurred at such date.

4.8 Indebtedness. None of the Borrower or any of its Subsidiaries has any outstanding Indebtedness or other liabilities other than pursuant to or allowed by the Loan Documents.

4.9 Ownership of Property; Liens. (a) Each of the Borrower and its Subsidiaries has title in fee simple to, a valid leasehold interest in, or other necessary, appropriate or adequate right to use, all its material real property, and good title to, or a valid leasehold interest in or other necessary, appropriate or adequate right to use, all its other material property, and (b) none of such property is subject to any Lien other than Permitted Liens.

4.10 Intellectual Property. Each of the Borrower and each of its Subsidiaries owns, or is licensed or has rights to use, all material Intellectual Property currently used in its business as currently conducted. To the Borrower’s knowledge, neither it nor any of its Subsidiaries has received from any third party a claim in writing that it is infringing in any material respect the Intellectual Property of such third party. The use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

4.11 Taxes. Except as set forth on Schedule 4.11, each of the Borrower and each of its Subsidiaries has filed or caused to be filed or has been included in all federal, state and other material tax returns that are required to be filed on or before the date hereof and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges (including interest and penalties and any withholding taxes) imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or the relevant Subsidiary, as the case may be). No tax Lien has been filed, other than Permitted Liens, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge. Neither the Borrower nor any of its Subsidiaries is party to any material tax sharing agreement. Each of the Borrower and its Subsidiaries is classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

4.12 Permits. As of the Closing Date, the Borrower and each of its Subsidiaries have (except as set forth on Part A of Schedule 4.12), all material Permits under applicable Requirements of Law that are required to be obtained by or on behalf of the Borrower or any such Subsidiary for the ownership and operation of the Project (including the sale of electric energy, capacity and any applicable ancillary services therefrom) as the Project is currently designed and contemplated to be owned and operated. As of the Closing Date, except as set forth on Part B of Schedule 4.12, (a) each such material Permit (i) has been issued to or on behalf of the Borrower or a Subsidiary and (ii) is not subject to any current legal proceeding (including administrative or judicial appeal, permit renewals or modifications, suspensions or revocations) or to any unsatisfied material condition that would be reasonably expected to have a Material Adverse Effect and (b) all statutorily prescribed appeal periods, if any, with respect to the issuance of such material Permits have expired, except any such appeal periods that would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, each of the Borrower and each of its Subsidiaries is in material compliance with all such material Permits.

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4.13 Agreements, Etc. To the Borrower’s knowledge, correct and complete copies of all Major Project Contracts in effect on the Closing Date have been made available to each Lead Arranger and the Administrative Agent by the Borrower. To the Borrower’s knowledge, except as has been previously disclosed in writing to the Administrative Agent as of the Closing Date, none of the Major Project Contracts have been amended, modified or terminated in any material respect. As of the Closing Date, all Major Project Contracts are in full force and effect and, to the Borrower’s knowledge, no material defaults have occurred and are continuing thereunder that would reasonably be expected to have a Material Adverse Effect.

4.14 Federal Reserve Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the regulations of the Board.

4.15 Labor Matters.

(a)

Except as set forth on Schedule 4.15 or which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there is no strike, request for representation, organizing campaign, work stoppage, slowdown, lockout or other labor dispute against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened.

(b)	Neither the Borrower nor any of its Subsidiaries has any employees or former employees.

4.16 ERISA. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan: (i) neither a Reportable Event nor a failure to satisfy the “minimum funding standards” (whether or not waived), within the meaning of Section 412 of the Code or Section 302 of ERISA has occurred, there has been no failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan and no Lien in favor of the PBGC with respect to a Single Employer Plan or in favor of a Single Employer Plan has arisen; (ii) each Single Employer Plan has complied in all respects with the applicable provisions of ERISA and the Code; (iii) there has been no determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (iv) neither the Borrower nor any Commonly Controlled Entity has received a notice from the PBGC to terminate any Single Employer Plan under Section 4041 of ERISA or to have a trustee appointed for any Single Employer Plan under Section 4042 of ERISA; (v) no termination of a Single Employer Plan has occurred and the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; (vi) neither the Borrower nor any Commonly Controlled Entity has had a complete or

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partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; (vii) no Multiemployer Plan to which the Borrower or any Commonly Controlled Entity contributes, is obligated to contribute to, or in the preceding five years had an obligation to contribute to, is Insolvent or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA; and (viii) the Borrower is not and would not reasonably be expected to be subject to any liability with respect to any Single Employer Plan under Title IV of ERISA (other than premiums due and not delinquent).

4.17 Investment Company Act; Other Regulations.

(a)

None of Holdings, the Borrower or any of its Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(b)	None of the Borrower or any Intermediate Holding Company is subject to regulation under the FPA as a “public utility”.

(c)

Each of the Project Companies is the owner of a QF and (A) is either (i) exempt from regulation under the FPA, including Sections 204, 205 and 206 of the FPA, as set forth in 18 C.F.R. §292.601(c), or (ii) is authorized by FERC to make sales of electric energy, capacity and, to the extent applicable, ancillary services at market-based rates pursuant to Section 205 of the FPA, and has blanket authorization from FERC to issue securities and assume liabilities pursuant to Section 204 of the FPA and (B) either (i) is eligible for the exemption from regulation under PUHCA as set forth in 18 C.F.R. § 292.602(b) or (ii) is an EWG. Each such Subsidiary Guarantor is in compliance in all material respects with all applicable public utility regulations by any applicable Governmental Authority under any state law.

4.18 Capitalization; Subsidiaries. As of the Closing Date, (i) Schedule 4.18 accurately sets forth the ownership structure of Holdings, the Borrower, the other Loan Parties and their Subsidiaries and (ii) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Loan Party, except as created or permitted by the Loan Documents.

4.19 Use of Proceeds. The proceeds of the Loans received by, and any Letters of Credit issued for the benefit of, the Borrower and its Subsidiaries have been used for the purposes set forth in Section 6.19.

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4.20 Environmental Matters.

(a)	Except as otherwise set forth in Schedule 4.20 hereto or except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(i)

the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (collectively, the “Properties”) do not contain, and, to the knowledge of the Borrower, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or would give rise to liability under, any Environmental Law;

(ii)

no Loan Party has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by such Loan Party (the “Business”), nor does the Borrower have knowledge that any such written notice will be received or is being threatened;

(iii)

to the knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that would give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would give rise to liability under, any applicable Environmental Law;

(iv)

no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened in writing, under any Environmental Law to which any Loan Party is or is expected to be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(v)

to the knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Loan Party in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would give rise to liability under Environmental Laws;

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(vi)

the Properties and all operations at the Properties are in compliance with all applicable Environmental Laws, and there is no contamination at, under or about the Properties in violation of any Environmental Law or that would reasonably be expected to give rise to liability of any Loan Party under any applicable Environmental Laws or otherwise result in costs to any Loan Party; and

(vii)	no Loan Party has assumed pursuant to a written contract or otherwise any liability of any other Person (other than a Loan Party) under Environmental Laws.

(b)

For purposes of Section 8(b) of this Agreement, each of the representations and warranties contained in clauses (a)(i), (a)(iii) and (a)(v) of this Section 4.20 that are qualified in any way by the knowledge of the Borrower shall be deemed not to be so qualified.

4.21 Accuracy of Information, Etc.

(a)

As of the Closing Date, no statement or information contained in this Agreement, any other Loan Document or any other report, document, certificate or written statement furnished by or at the request of any Loan Party to the Administrative Agent, the Lead Arrangers, the Lender Parties or the Independent Consultants, or any of them (other than projections, estimates, forecasts and other pro forma or forward-looking information, any report or other written statement of an Independent Consultant and information of a general economic or industry-specific nature), for use in connection with the transactions contemplated by this Agreement or the other Loan Documents or pursuant to the terms of the Loan Documents, taken as a whole, when furnished, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein (taken as a whole) not materially misleading in light of the circumstances in which such statements were made (after giving effect to all supplements and updates theretofore delivered).

(b)

As of the Closing Date, the financial projections, estimates and forecasts contained in the materials referenced above were prepared by or on behalf of the Borrower in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections, estimates and forecasts were made, it being understood and agreed that the financial projections, estimates and forecasts are not a guarantee of financial performance, that actual results may differ therefrom and that such differences may be material.

(c)	As of the Closing Date, the information included in the Beneficial Ownership Certificate is, to the knowledge of the Borrower, true and correct in all material respects.

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4.22 Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. In the case of (i) the Pledged Stock, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent together with stock powers duly endorsed in blank, (ii) security interests in the Investment Accounts that can be perfected by control, when the Account Control Agreements and the Depositary Agreement have been duly executed and delivered by the parties thereto, and (iii) security interests in the other Collateral described in the Guarantee and Collateral Agreement that can be perfected by the filing of financing statements under the Uniform Commercial Code, when financing statements specified on Schedule 4.22(a) in appropriate form are filed in the offices specified on Schedule 4.22(a), the Liens granted under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of Holdings and the Loan Parties in such Collateral and the proceeds thereof, as security for the Guaranteed Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person except (A) in the case of Collateral other than Pledged Stock, Permitted Liens, or (B) in the case of any Pledged Stock, Liens (x) arising pursuant to the limited liability company agreements, partnership agreements or other governing documents of the Loan Parties or applicable securities laws, (y) for taxes not yet due or delinquent or (z) arising pursuant to the Security Documents.

4.23 Solvency. The Loan Parties, taken as a whole, are, and after giving effect to the incurrence of Indebtedness being incurred in connection herewith will be, Solvent.

4.24 Senior Indebtedness. The Obligations constitute senior secured first lien Indebtedness of the Borrower (subject to Permitted Liens). The guarantee of such Obligations of Holdings and each “Grantor” under the Guarantee and Collateral Agreement constitute senior secured first lien Indebtedness of Holdings and such Grantor (as defined in the Guarantee and Collateral Agreement) (subject to Permitted Liens).

4.25 Required Insurance. As of the Closing Date, all Required Insurance has been obtained and is in full force and effect.

4.26 Regulation T and Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of, and no proceeds of any Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T or Regulation U.

4.27 AML Laws; Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries, directors, officers and employees with applicable Anti-Corruption Laws, applicable AML Laws and applicable Sanctions. None of the Borrower, Holdings, any Loan Party, any Subsidiary or any of their respective directors or officers, or, to the knowledge of the Borrower, any of their respective employees (i) is a Sanctioned Person, or (ii) is in violation of AML Laws, Anti-Corruption Laws, or Sanctions. No Loan or Letter of Credit, or the use of proceeds of any Loan or Letter of Credit, or any other transaction contemplated by this Agreement or any other Loan Document will cause a violation of AML Laws, Anti-Corruption Laws or applicable

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Sanctions. The Borrower represents that neither it nor Holdings nor any Loan Party, or, to the knowledge of the Borrower, any other Affiliate of the Borrower has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country.

4.28 Lines of Business. Neither the Borrower nor any of its Subsidiaries is engaged in any business, except for (a) those businesses in which the Borrower or Subsidiary (as applicable) is engaged on the Closing Date, (b) the operation, ownership, financing and use, leasing and sale of the Projects (including as improved by permitted Capital Expenditures) and (c) those businesses that are reasonably related thereto or reasonable extensions of the foregoing.

4.29 Federal Taxpayer Identification Number. The Borrower’s federal taxpayer identification number is.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Closing Date. The occurrence of the Closing Date is subject to the satisfaction or waiver of the following conditions precedent:

(a)

Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower, each Lender Party holding Commitments as of the Closing Date, (ii) the Guarantee and Collateral Agreement, executed and delivered by Holdings, each Loan Party which is party thereto and the Collateral Agent, (iii) the Intercreditor Agreement, executed and delivered by the Borrower, the Administrative Agent, the Collateral Agent and the other parties thereto, and (iv) the Depositary Agreement, executed and delivered by the Borrower, the Depositary Agent, the Administrative Agent and the Collateral Agent.

(b)

Financial Information and Budget. The Lenders shall have received (i) the Pro Forma Balance Sheet and (ii) the budget of the Borrower for the period commencing on a date no later than the Closing Date and ending on December 31, 2021, in form and substance reasonably satisfactory to the Administrative Agent.

(c)

Projections. The Lenders shall have received (i) financial projections for the Projects in the form delivered to the Lead Arrangers prior to the Closing Date (the “Projections”) and (ii) projections for the Projects prepared by the Engineering Consultant through 2050.

(d)

Consultant Reports. The Lead Arrangers shall have received (i) a power market report delivered by the Power Market Consultant, (ii) an engineering report delivered by the Engineering Consultant and (iii) the insurance report delivered by the Insurance Consultant, in each case which shall be reasonably satisfactory to each Lead Arranger, be dated a date reasonably close to the Closing Date and either be permitted to be relied upon by the Administrative Agent on behalf of the Lenders or accompanied by reliance letters from each respective consultant permitting the Administrative Agent on behalf of the Lenders to rely on each respective report.

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(e)

Closing Certificates; Certified Organizational Certificates; Good Standing Certificates. The Administrative Agent shall have received (i) certificates of Holdings and each Loan Party, dated the Closing Date, substantially in the respective forms of Exhibit E-1 and Exhibit E-2, with appropriate insertions and attachments, including the certificate of incorporation, certificate of formation or certificate of limited partnership of each Person that is a corporation, limited liability company or limited partnership, respectively, certified by the relevant authority of the jurisdiction of organization of such Person, and (ii) a long form good standing certificate for each such Person from its jurisdiction of organization.

(f)

Insurance. The Administrative Agent shall have received (i) satisfactory evidence, including customary insurance certificates, that the insurance requirements set forth in Section 6.4 have been satisfied, and that the insurance and all other insurance required to be obtained by the Borrower pursuant to the Loan Documents is in full force and effect and (ii) a certificate from the Borrower’s insurance broker, dated as of the Closing Date, substantially in the form of Exhibit F-1, identifying the underwriters, types of insurance, applicable insurance limits and policy terms consistent with such insurance report.

(g)

KYC Information. The Administrative Agent and each Lender Party shall have received, at least three (3) days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act that has been requested at least ten (10) Business Days prior to the Closing Date. At least three (3) days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification in relation to it.

(h)

Agreements, Etc. The Borrower shall have made available to each Lead Arranger and the Administrative Agent correct and complete fully executed copies of each of the Major Project Contracts that, to the Borrower’s knowledge, are in effect on the Closing Date.

(i)

Legal Opinions. The Administrative Agent shall have received the following executed legal opinions (or substitute legal opinions from other legal counsel reasonably acceptable to the Administrative Agent and the Collateral Agent):

(i)	the legal opinion of Milbank LLP, special New York counsel to Holdings and the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent;

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(ii)	the legal opinion of Paul Hastings LLP, federal energy regulatory counsel to Holdings and the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent;

(iii)	the legal opinion of Phillips, Dunn, Shriver & Carroll, P.C., special Vermont counsel to the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent; and

(iv)	the legal opinion of Perkins Coie, special Oregon counsel to the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent.

(j)	Approvals. All Required Approvals shall have been obtained.

(k)

Lien Searches. The Administrative Agent shall have received the results of a recent lien and judgment search in each of the jurisdictions where assets of Holdings the Loan Parties are located, and such search shall reveal no Liens on any of the assets of Holdings or the Loan Parties, except for Permitted Liens, liens discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(l)

Filings. Each Uniform Commercial Code financing statement required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing.

(m)	Establishment of Accounts. The Investment Accounts required to be established under the Depositary Agreement shall have been established.

(n)

Pledged Stock; Stock Powers. The Collateral Agent shall have received (i) the certificates representing the Pledged Stock together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) any the Pledged Notes outstanding endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(o)	Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the treasurer of the Borrower substantially in the form of Exhibit B.

(p)

Fees. The Lender Parties, the Administrative Agent, the Collateral Agent, the Depositary Agent and the Lead Arrangers shall have received all fees required to be paid as of the Closing Date under the Fee Letters and any other fee letters between the Borrower, the Lead Arrangers and/or the Lender Parties, as applicable, and all expenses required to be paid (subject

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to the limitations contained in the Fee Letters and such other fee letters) for which invoices have been presented (including the reasonable fees and expenses of legal counsel), at least three (3) days prior to the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(q)

Debt Service Reserve Account. The Debt Service Reserve Account shall have been funded (or credited with funds), to the extent required, in an amount equal to the Debt Service Reserve Required Amount in accordance with the Depositary Agreement.

(r)

Flow of Funds Memorandum. The Administrative Agent shall have received a flow of funds memorandum outlining the use of the Loans (which use shall be in compliance with Section 6.19), in form and substance satisfactory to the Administrative Agent.

(s)

Environmental Reports. The Borrower shall have made available to each Lead Arranger and the Administrative Agent any Phase I site assessment received by the Purchaser or the Loan Parties in respect of the Collateral.

For the purpose of determining compliance with the conditions specified in this Section 5.1 and the conditions specified in Section 5.2 that are required to be satisfied on the Closing Date, each Lender Party that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 and required on the Closing Date under Section 5.2, unless the Administrative Agent shall have received written notice from such Lender Party prior to the proposed Closing Date specifying its objection thereto.

5.2 Conditions to Each Extension of Credit. The obligation of each Lender Party to make any extension of credit requested to be made by it hereunder on any date (including the Closing Date but other than as contemplated by Section 3.1(c)) is subject to the satisfaction or waiver (in accordance with Section 10.1) of the following conditions precedent:

(a)

Representations and Warranties. Each of the representations and warranties made by Holdings and any Loan Party in the Loan Documents to which such Person is a party shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b)	No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

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(c)

Notice. (i) With respect to any Loan to be made (except as contemplated by Section 3.1(c)), the Administrative Agent shall have received a Borrowing Notice as and when required by Section 2.2 (in respect of Term Loans) or Section 2.5 (in respect of Revolving Loans) and (ii) with respect to any issuance of, extension of, or increase in the stated amount of, or renewal of (other than an automatic renewal in accordance with Section 3.1(b)(iii)), a Letter of Credit, the applicable Revolving Facility Issuing Bank and the Administrative Agent shall have received a Revolving L/C Application as and when required by Section 3.1(b)(iii).

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that until the Termination Date the Borrower shall, and shall cause any Subsidiary that is then in existence to:

6.1 Financial Statements. Furnish to the Administrative Agent:

(a)

as soon as available, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2021), a copy of the consolidated (if applicable due to the existence at such time of any Subsidiary) balance sheet of the Borrower and its Subsidiaries (if any) as at the end of such year and the related consolidated (if applicable due to the existence at such time of any Subsidiary) statements of income and of cash flows for such year, in each case, audited by a firm of nationally recognized independent certified public accountants reasonably satisfactory to the Administrative Agent and accompanied by an opinion of such firm, which opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit (other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date under any Facility that is scheduled to occur within one year from the time such opinion is delivered) (it being understood that each of (i) Deloitte & Touche, (ii) Ernst & Young, (iii) KPMG and (iv) PricewaterhouseCoopers are satisfactory to the Administrative Agent for purposes of this Section 6.1);

(b)

as soon as available, but in any event not later than sixty (60) days after the end of each of the first three quarterly periods of each fiscal year of the Borrower (beginning with the fiscal quarter ending March 31, 2022), the unaudited consolidated (if applicable due to the existence at such time of any Subsidiary) balance sheet of the Borrower and its Subsidiaries (if any) as at the end of such quarter and the related unaudited consolidated (if applicable due to the existence at such time of any Subsidiary) statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter (subject to normal year-end audit adjustments and absence of footnotes); and

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(c)

as soon as available, but in any event not later than sixty (60) days after the end of the fiscal quarter ending December 31, 2021 of the Borrower, the unaudited consolidated (if applicable due to the existence at such time of any Subsidiary) balance sheet of the Borrower and its Subsidiaries (if any) as at the end of such quarter and the related unaudited consolidated (if applicable due to the existence at such time of any Subsidiary) statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter (subject to normal year-end audit adjustments and absence of footnotes).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

6.2 Certificates; Other Information. Furnish to the Administrative Agent or, in the case of clauses (e) and (g), to the relevant Lender Party:

(a)

concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, such Responsible Officer has obtained no knowledge of any Default or Event of Default, except as specified in such certificate, and (ii) in the case of quarterly or annual financial statements, to the extent not previously disclosed to the Administrative Agent, a description of any Person that has become a Loan Party since the date of the most recent certificate delivered pursuant to this clause (ii) (or, in the case of the first such certificate so delivered, since the Closing Date);

(b)

as soon as available, and in any event no later than sixty (60) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2021), a reasonably detailed budget for the following fiscal year, which shall include reasonably detailed information with respect to each Major Project and the Projects as a whole, which budget shall be accompanied by a certificate of a Responsible Officer stating that such budget is based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such budget is incorrect or misleading in any material respect;

(c)

as soon as available, and in any event no later than sixty (60) days after the end of each calendar quarter (commencing with the calendar quarter ending December 31, 2021) a reasonably detailed operating report substantially in the form of Exhibit G for the previous calendar quarter, which shall include reasonably detailed information with respect to each Major Project and the

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Projects as a whole including (commencing with the calendar quarter ending December 31, 2022) a quarterly and year-to-date line item comparison of actual operating and financial results to the current budget, and shall be consistent with the sample operating report provided by the Borrower to the Lead Arrangers prior to the Closing Date;

(d)

to the extent that any Material Commodity Hedge and Power Sales Agreements are in effect from time to time, for each calendar quarter, as soon as available, and in any event no later than sixty (60) days after the end of each calendar quarter (beginning with the calendar quarter ending September 30, 2021), a reasonably detailed report setting forth: (i) a list of such Material Commodity Hedge and Power Sales Agreements of the Borrower and any of its Subsidiaries entered into after the Closing Date and then outstanding; (ii) a summary of volumes for each such Material Commodity Hedge and Power Sales Agreement entered into during the applicable quarterly period; (iii) the Borrower’s reasonable estimate of the first lien exposure under any such Material Commodity Hedge and Power Sales Agreements entered into after the Closing Date as of such quarterly date; (iv) the amounts of letters of credit issued by the Borrower or any of its Subsidiaries pursuant to the terms of any such Material Commodity Hedge and Power Sales Agreement entered into after the Closing Date as of such quarterly date; and (v) the Borrower’s reasonable estimate of mark to market movements under any such Material Commodity Hedge and Power Sales Agreements entered into after the Closing Date that are derivative instruments and are accounted for at fair value in the Borrower’s financial statements as of such quarterly date;

(e)

promptly, such additional documentation and other information as any Lender Party may from time to time reasonably request through the Administrative Agent which is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;

(f)

on each Quarterly Payment Date, calculations setting forth the Debt Service Coverage Ratio for the immediately preceding four-quarter period, regardless of whether a Restricted Payment is made on such Quarterly Payment Date; and

(g)	promptly, such additional financial and other information as any Lender Party may from time to time reasonably request through the Administrative Agent.

6.3 Maintenance of Existence; Compliance; Contractual Obligations. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable actions to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Sections 7.4 or 7.5, and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be

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expected to have a Material Adverse Effect and (b) pay (before the same become delinquent) all material taxes imposed on the Borrower, any of its Subsidiaries or any properties, except to the extent being diligently contested in good faith by appropriate proceeding and for which adequate reserves in accordance with GAAP have been set aside on the books of the Borrower or such Subsidiary, as applicable, except in each case to the extent such non-compliance or non-payment cannot reasonably be expected to cause a Material Adverse Effect.

6.4 Maintenance of Property; Insurance.

(a)

Keep and maintain the Projects in good working order and condition, ordinary wear and tear excepted, and maintain and operate the Projects in accordance with Prudent Industry Practice and all applicable Requirements of Law, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and maintain compliance with the requirements set forth in Schedule 6.4 (the “Required Insurance”).

(b)

If the Borrower fails to take out or maintain the full insurance coverage required by this Section 6.4, the Administrative Agent, upon ten (10) Business Days’ prior notice (unless the aforementioned insurance would lapse within such period or has already lapsed, in which event notice shall not be required) to the Borrower of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. The Borrower shall promptly reimburse the Administrative Agent for all such premiums and related costs and expenses thereto. Within thirty (30) days after each annual policy renewal date, the Borrower shall deliver to the Administrative Agent (i) a certificate from the Borrower’s insurance broker(s), dated within such 30-day period, substantially in the form of Exhibit F-2, and (ii) customary insurance certificates confirming that the Borrower has obtained the Required Insurance.

6.5 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and accounts in which complete and correct entries shall be made of all dealings and transactions in relation to its business and activities in conformity with GAAP in effect from time to time and otherwise in compliance in all material respects with all applicable Requirements of Law and (b) permit representatives of the Administrative Agent, any Lender or any agent or representative thereof (including the Engineering Consultant) to visit and inspect any of the Projects or any of their respective properties and examine and make abstracts from any of their respective books and records at any reasonable time and as often as may reasonably be desired upon reasonable prior notice and to discuss the business, operations, properties and financial and other condition of the Loan Parties with officers and employees of the Loan Parties and with their independent certified public accountants (provided, that the Borrower shall be responsible for paying for the reasonable, documented out-of-pocket costs and expenses of the Administrative Agent and any such agents and representatives incurred in connection with only one such visit to any Project per calendar year, except that such limitation shall not apply upon the occurrence and during the continuance of an Event of Default).

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6.6 Notices. Promptly, after obtaining knowledge thereof (or upon receipt by the Borrower of request thereof in the case of clauses (e) and (j) below), give notice to the Administrative Agent (for further distribution by the Administrative Agent to the Lenders) of:

(a)	the occurrence of any Default or Event of Default;

(b)

the commencement of any litigation or proceeding (or any written threat or notice of the intention of any Person to file or commence any litigation or proceeding), including any litigation or proceeding under Environmental Laws, against any Loan Party or its respective Project, to the extent any such litigation or proceeding (i) relates to that Project and involves a claim which equals or exceeds $5,000,000, (ii) would reasonably be expected to have a Material Adverse Effect if determined adversely to such Loan Party or that Project, (iii) seeks injunctive or similar relief or (iv) relates to any Loan Document;

(c)	the occurrence of any Casualty Event or Condemnation Event, in each case, whether or not insured and involving a probable loss of $5,000,000 or more;

(d)

the following events, as soon as possible and in any event within thirty (30) days after the Borrower knows thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan; or (ii) the institution of proceedings or the taking of any other action by the PBGC, the Borrower, any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Plan;

(e)

promptly following any request therefor, copies of (i) any documents described in Section 101(k) of ERISA that the Borrower and any of its Subsidiaries or any Commonly Controlled Entity may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower and any of its Subsidiaries or any Commonly Controlled Entity may request with respect to any Plan or Multiemployer Plan; provided that if the Borrower, any of its Subsidiaries or any Commonly Controlled Entity has not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, the Borrower, the applicable Subsidiary(ies) or the Commonly Controlled Entity(ies) shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(f)	the occurrence and continuation of any Material Adverse Effect;

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(g)	(i) any termination (other than by its terms) or material amendment, modification or waiver of any Major Project Contract or (ii) any material breach or default under any Major Project Contract;

(h)

within fifteen (15) days after the entry by the Borrower or any of its Subsidiaries into any material Additional Project Contract, notice of such event accompanied by delivery of a copy of such Additional Project Contract to the Administrative Agent;

(i)	any event of force majeure asserted under any Major Project Contract which exists for more than fifteen (15) days; and

(j)

no later than ten (10) Business Days prior to the acquisition by a Qualified Owner of any direct or indirect Capital Stock in Holdings after the date hereof where such acquisition will result in the Control of Holdings by such Qualified Owner, such acquisition and any “know your customer” or other information described in Section 5.1(g) reasonably requested by the Administrative Agent, any Revolving Facility Issuing Bank or any Lender through the Administrative Agent at least fifteen (15) Business Days prior to such acquisition.

Each notice pursuant to this Section 6.6 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and (other than in connection with the notices provided pursuant to Section 6.6(h) or (j)) stating what action, if any, the relevant Loan Party proposes to take with respect thereto.

6.7 Environmental Laws.

(a)

(i) Comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws; and (ii) obtain, comply with and maintain in all material respects, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain, comply with and maintain in all material respects, any and all Permits required by applicable Environmental Laws.

(b)	Conduct and complete in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required under applicable Environmental Laws.

(c)

Non-compliance by any Loan Party with clauses (a) and (b) of this Section 6.7 shall not be deemed to constitute a breach of this Agreement or result in a Default or an Event of Default if (i) upon obtaining knowledge of any actual or suspected non-compliance, the Borrower shall promptly undertake all commercially reasonable efforts to achieve compliance and (ii) such non-compliance, in the aggregate with any other non-compliance with clauses (a) and (b) of this Section 6.7 and taking into consideration all of the Borrower’s efforts to achieve compliance, would not reasonably be expected to result in a Material Adverse Effect.

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6.8 Interest Rate Protection. Within forty five (45) days after the Closing Date, enter into and thereafter maintain Interest Rate Hedging Agreements with one or more Permitted Hedge Counterparties (in each case, documented pursuant to customary ISDA agreements or otherwise reasonably satisfactory to the Administrative Agent) to the extent necessary to provide that at least 75% but in no event greater than 105% of the aggregate principal amount of Term Loans outstanding or projected to be outstanding are subject to either a fixed interest rate or interest rate protection through the date that is one hundred twenty (120) months after the Closing Date; provided that to the extent at any time any Interest Rate Hedging Agreements to which the Borrower or any of its Subsidiaries cover in excess of 105% of the aggregate principal amount of the outstanding Term Loans as a result of a prepayment (whether optional or mandatory) of the Term Loans in accordance with the terms of this Agreement, the Borrower shall not be deemed to be in default of this Section 6.8 so long as the Borrower shall have terminated (in whole or in part) Interest Rate Hedging Agreements such that after giving effect to such termination no more than 105% of the aggregate principal amount of the outstanding Term Loans are subject to Interest Rate Hedging Agreements to which the Borrower and its Subsidiaries are a party within forty-five (45) Business Days of the prepayment which gave rise to such excess. For the purposes of this Section 6.8, the aggregate principal amount of Term Loans projected to be outstanding at any time shall be determined by reference to (a) the Projections and, solely for purposes of determining whether more than 105% of the aggregate principal amount of the outstanding Term Loans are subject to Interest Rate Hedging Agreements, after giving effect to actual payments and prepayments of principal in respect of the Term Loans and (b) any updated Projections delivered by the Borrower in connection with an Asset Sale, Specified Asset Disposition, PPA Buyout or Recovery Event where Net Cash Proceeds are used to prepay Loans pursuant to Section 6.19, Section 7.5(n) or Section 6.16, as the case may be, in each case giving effect solely to such Asset Sale, Specified Asset Disposition, PPA Buyout or Recovery Event and the corresponding aggregate amount of Loans prepaid by the Borrower in connection therewith.

6.9 Additional Collateral, Etc.

(a)

With respect to any property acquired after the Closing Date by the Borrower or any Subsidiary Guarantor (other than (w) any property described in clause (b) below, (x) any property constituting Excluded Assets and (y) any property subject to a Lien expressly permitted by Section 7.3(g) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien) promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent or the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property, (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property (subject to Permitted Liens), including the entering into of account control agreements (to the extent required by Section 6.15), delivery of Collateral that can be perfected by possession and the filing of Uniform Commercial

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Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent and (iii) if requested by the Administrative Agent or the Collateral Agent with respect to any property with a value, in the reasonable opinion of the Borrower, equal to, individually or in the aggregate, $15,000,000 or more, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent; provided that the actions contemplated by clause (ii) shall not be required in respect of any such property if perfection of the security interest in such property requires more than entering into of account control agreements (to the extent required by Section 6.15) and the filing of Uniform Commercial Code financing statements or delivery of Collateral that can be perfected by possession unless the value, in the reasonable opinion of the Borrower, of such property, individually or in the aggregate, is equal to $5,000,000 or more.

(b)

Except as required in the process (but not the final reorganization) of effecting a Permitted Reorganization, with respect to any new Subsidiary created or acquired after the Closing Date by the Borrower or any Subsidiary Guarantor in accordance with Section 7.17(b), promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent or the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary, (ii) take such steps as are necessary to give the Collateral Agent “control” (as defined in the Uniform Commercial Code) of the Capital Stock, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and the Intercreditor Agreement pursuant to one or more joinder agreements substantially in the forms attached to each such agreement, (B) to take such actions as are necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (to the extent required by Section 6.15) and the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent (provided, that the actions contemplated by clause (B) shall not be required in respect of any property of any such new Subsidiary if perfection of the security interest in such property requires more than the entering into of account control agreements (to the extent required by Section 6.15) and the filing of Uniform Commercial Code financing statements or delivery of Collateral that can be perfected by possession unless the value, in the reasonable opinion of the Borrower, of such property, individually or in the aggregate, is equal to

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$5,000,000 or more) and (C) to deliver to the Administrative Agent and the Collateral Agent certificates of such Subsidiary, substantially in the respective forms of Exhibit E-1 and Exhibit E-2, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent or the Collateral Agent with respect to any property with a value, in the reasonable opinion of the Borrower, equal to, individually or in the aggregate, $15,000,000 or more, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.

6.10 Debt Service Reserve. Maintain and have available a debt service reserve in the Debt Service Reserve Account in an amount equal to the Debt Service Reserve Required Amount (the “Debt Service Reserve Requirement”) to be funded and maintained as set forth in the Depositary Agreement (it being understood that, after the Closing Date, if the Borrower and its Subsidiaries have insufficient amounts available to them to fund the Debt Service Reserve Account as required by the Depositary Agreement or fail to maintain a balance in the Debt Service Reserve Account that meets the Debt Service Reserve Requirement, the failure to so fund the Debt Service Reserve Account or maintain the Debt Service Reserve Requirement shall not be deemed a Default or an Event of Default hereunder).

6.11 QF Status; Market-Based Rate Authority; EWG Status. Except as would not reasonably be expected to have a Material Adverse Effect, take or cause to be taken all necessary or appropriate actions so that (a) each Project is a QF and (b) each Project Company (i) either (A) is exempt from regulation under the FPA, including Sections 204, 205 and 206 of the FPA, as set forth in 18 C.F.R. §292.601(c), or (B) is authorized by FERC to make sales of electric energy, capacity and, to the extent applicable, ancillary services at market-based rates pursuant to Section 205 of the FPA, and has blanket authorization from FERC to issue securities and assume liabilities pursuant to Section 204 of the FPA, and (ii) either (A) is eligible for the exemption from regulation under PUHCA as set forth in 18 C.F.R. § 292.602(b) or (B) is an EWG.

6.12 Separateness. Comply with the following:

(a)

the Borrower shall, and shall cause each of its Subsidiaries to, maintain accounts separate from those of the Sponsor or any other Affiliate of the Sponsor (other than any Loan Party) with commercial banking institutions and will not commingle their funds with those of the Sponsor or any other Affiliate of the Sponsor (other than any Loan Party);

(b)	the Borrower shall, and shall cause each of its Subsidiaries to, act solely in its name and through its duly authorized officers, managers, representatives or agents in the conduct of its businesses;

(c)

the Borrower shall, and shall cause each of its Subsidiaries to, conduct in all material respects its business solely in its own name, in a manner not misleading to other Persons as to its identity (without limiting the generality of the foregoing, all oral and written communications (if any), including invoices, purchase orders, and contracts);

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(d)

the Borrower shall, and shall cause each of its Subsidiaries to, obtain proper authorization from member(s), director(s), manager(s) and general partner(s) as required by its limited liability company agreement or partnership agreement, as applicable, for all of its limited liability company actions or partnership actions, as applicable; and

(e)	the Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with the terms of its limited liability company agreement or partnership agreement, as applicable.

6.13 Revenues. Apply and pay over, and cause Holdings and the Subsidiary Guarantors (if any) to apply and pay over, all Revenues and any proceeds received in connection with any Recovery Event, Specified Asset Disposition, PPA Buyout or Asset Sale, to the Revenue Account and the Event Proceeds Account respectively, as set forth in the Depositary Agreement.

6.14 Renewal of Permits. Renew prior to expiration to the extent renewal is a Requirement of Law, and timely take all material preliminary steps required to renew to the extent renewal is a Requirement of Law, all material Permits required for the ownership and operation of each Project, and provide copies of such renewed Permits.

6.15 Account Control Agreements. Within sixty (60) days following the Closing Date or the opening of any Local Account, deliver to the Administrative Agent customary account control agreements in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (the “Account Control Agreements”) for each of the Local Accounts, entered into by the depositary institution maintaining each Local Account and pursuant to which such depositary institution shall agree to comply solely with the Collateral Agent’s instructions with respect to the disposition of funds in such Local Account upon the occurrence and continuance of an Event of Default and without the consent of any other Person.

6.16 Recovery Event.

(a)

In the event that the aggregate Net Cash Proceeds with respect to any Recovery Event capable of being repaired (the “Recovery Event Proceeds”) is $20,000,000 or less, following delivery of a Recovery Event Certificate signed by a Responsible Officer of the Borrower, such amount shall be made available to the Borrower and shall be applied by the Borrower to the payment of the costs of repairing or restoring the damage to or destruction or loss of the Project. Following completion of any such repair or restoration, any remaining Recovery Event Proceeds may be transferred to the Revenue Account in accordance with the terms of the Depositary Agreement.

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(b)

In the event that the amount of Recovery Event Proceeds with respect to a Recovery Event relating to the Project is greater than $20,000,000 but less than or equal to $40,000,000, the Borrower shall provide written information (the “Restoration Plans”) describing the use to which Recovery Event Proceeds or other balances in the Event Proceeds Account are to be applied and demonstrating to the reasonable satisfaction of the Administrative Agent (in consultation with the Engineering Consultant) that (i) the Project can be Repaired Feasibly prior to the Maturity Date and (ii) the Borrower has sufficient resources to be able to comply with and perform its payment obligations hereunder (taking into account the Debt Service Reserve Account). If no Event of Default shall have occurred and be continuing and upon receipt of confirmation from the Administrative Agent, following delivery to the Depositary Agent of a Recovery Event Certificate signed by a Responsible Officer of the Borrower, amounts shall be made available to the Borrower or applicable Subsidiary Guarantor out of the Event Proceeds Account as specified in such certificate and shall be applied by the Borrower or applicable Subsidiary Guarantor to pay the costs of repairing or restoring the damage to or destruction or loss of the Project; provided that the Borrower or applicable Subsidiary Guarantor may begin such repair or restoration work in an amount not to exceed $20,000,000 without the approval of the Administrative Agent if: (A) required for safety reasons; (B) required to protect any other property located at the Project; (C) required to comply with any Requirement of Law or Contractual Obligation; or (D) with the prior written approval of the Engineering Consultant. Once the Borrower has determined that any repair or restoration work is complete, including pursuant to paragraph (a) above, it shall deliver to the Administrative Agent (1) a certificate of Responsible Officer of the Borrower and (2) a certificate from the Engineering Consultant, each certifying that (x) the restoration work was completed in all material respects in accordance with the Restoration Plans and (y) the affected property can be returned to use on a commercial basis. Upon the receipt by the Administrative Agent of such certificate, the Administrative Agent shall direct the Depositary Agent to transfer any remaining Recovery Event Proceeds and other amounts in the Event Proceeds Account related to the applicable Project which were not used for such repair or restoration to the Revenue Account.

(c)

In connection with any Recovery Event in respect of the Project, if (i) the amount of Recovery Event Proceeds with respect to such Recovery Event is greater than $40,000,000, (ii) the Borrower has failed to deliver a Recovery Event Certificate in respect of any Recovery Event Proceeds associated with such Recovery Event within one year from the receipt of such Recovery Event Proceeds or (iii) the Borrower has failed to commence any applicable Reinvestment of any Recovery Event Proceeds contemplated by any Recovery Event Certificate within one hundred and eighty (180) days of its delivery of such Recovery Event Certificate, then the Borrower shall prepay the Loans and reduce the Commitments in an aggregate amount equal to such Recovery Event Proceeds in accordance with Section 2.9(c) and the Intercreditor Agreement.

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6.17 Asset Sales.

(a)

Upon the occurrence of any Asset Sale, the Borrower shall have the right to deliver a Reinvestment Notice in respect of the Net Cash Proceeds arising as a result of such Asset Sale and such amount shall be made available to the Borrower and shall be applied by the Borrower to the Reinvestment contemplated by such Reinvestment Notice.

(b)

In connection with any Asset Sale, if (i) the Borrower has failed to deliver a Reinvestment Notice in respect of any of the Net Cash Proceeds associated with such Asset Sale within one year from the receipt of such Net Cash Proceeds or (ii) the Borrower has failed to commence any applicable Reinvestment of any Net Cash Proceeds associated with such Asset Sale as contemplated by any applicable Reinvestment Notice within one hundred and eighty (180) days of its delivery of such Reinvestment Notice, then the Borrower shall prepay the Loans and reduce the Commitments in an aggregate amount equal to such Net Cash Proceeds in accordance with Section 2.9(c).

(c)

Upon delivery to the Administrative Agent of a certificate of Responsible Officer of the Borrower, certifying that the Reinvestment of any Net Cash Proceeds associated with such Asset Sale has been completed, the Borrower may transfer any remaining Net Cash Proceeds received in connection with an Asset Sale that were not used for such Reinvestment to the Revenue Account.

6.18 Compliance with Sanctioned Persons and AML Laws.

(a)

The Borrower hereby covenants and agrees that it will not conduct, and will not permit any of its Subsidiaries to conduct, business with or engage in any transaction with any Person identified on the SDN List, any Persons determined and publicly announced by the Secretary of the Treasury pursuant to Executive Order 13224 to be owned by, controlled by, or acting on behalf of, any of the Persons identified on the SDN List or any other Person who is otherwise the target of Sanctions or who is located, organized or residing in any Sanctioned Country.

(b)

If to the Borrower’s knowledge, Holdings, any Loan Party or any Affiliate thereof, is named on the SDN List, the Borrower will immediately (i) give written notice to the Administrative Agent of such designation, and (ii) comply with all applicable Requirements of Law with respect to such designation regardless of whether the party included on the SDN List is located within the jurisdiction of the United States, including the AML Laws, and the Borrower hereby authorizes and consents to the Administrative Agent and the Collateral Agent taking any and all steps it deems necessary, in the Administrative Agent’s or Collateral Agent’s sole discretion, as applicable, to comply with all applicable Requirements of Law with respect to any such designation, including the requirements of the AML Laws (including the “freezing” and/or “blocking” of assets).

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(c)

The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, applicable AML Laws, AML Laws and applicable Sanctions.

6.19 Use of Proceeds.

(a)

Use the proceeds of the Term Loans solely (i) to fund the Closing Date Distribution, (ii) to fund the Debt Service Reserve Account, (iii) to pay related transaction costs, fees and expenses and (iv) for general corporate purposes of the Borrower and its Subsidiaries.

(b)	Use the proceeds of the Revolving Loans to finance the general corporate and working capital purposes of the Borrower and its Subsidiaries and Permitted Reorganization Expenditure.

(c)

Use the Letters of Credit solely to (i) finance the general corporate and working capital purposes of the Borrower and its Subsidiaries, including (A) to support the obligations of the Borrower and its Subsidiaries under their respective Contractual Obligations and (B) for other general corporate purposes of the Borrower and its Subsidiaries; (ii) fund the Debt Service Reserve Account or (iii) pay related transaction costs, fees and expenses.

(d)

Not use the proceeds of the Loans in violation of (i) the Trading with the Enemy Act, as amended, or any of the foreign asset control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (ii) the United States Foreign Corrupt Practices Act of 1977.

6.20 AML Laws; Anti-Corruption Laws and Sanctions. The Borrower shall not use, directly or indirectly, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case in violation of applicable Sanctions, or (c) in any manner that would constitute a violation of any Sanctions by the Borrower, any Lender, any Agent or any other party hereto.

6.21 Letter of Credit Backstop. The Borrower shall use commercially reasonable efforts to, no later than thirty (30) days after the Disposition pursuant to a Specified Asset Disposition or PPA Buyout in respect of a Loan Party or all or substantially all of the assets of a Loan Party, terminate, Cash Collateralize or to otherwise provide credit support reasonably acceptable to the applicable Revolving Facility Issuing Bank in respect of any Letter of Credit issued to support the obligations of such Loan Party.

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SECTION 7. NEGATIVE COVENANTS

The Borrower hereby agrees that until the Termination Date, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Capital Expenditures. Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower or any Subsidiary Guarantor not exceeding, in the aggregate, for any fiscal year of the Borrower, $7,500,000; provided that the Borrower may make additional Capital Expenditures (a) relating to modifications to any Project to the extent required by Requirements of Law or Prudent Industry Practice, (b) that are to be reimbursed by the customer under a principal lease, service agreement, operating agreement, maintenance agreement, spare parts agreement, power purchase agreement or other similar agreement relating to the applicable Project pursuant to a Contractual Obligation on the part of such customer to reimburse such expenditures, (c) with the proceeds of Indebtedness permitted to be incurred pursuant to Section 7.2(k), (d) with voluntary capital contributions from Holdings to the Borrower or (e) under emergency circumstances to resume or maintain operation of any Project in accordance with Prudent Industry Practice, applicable Contractual Obligations or to avoid imminent threat to human life, the environment or property, which shall not, for the avoidance of doubt, be included in such amount.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)	Indebtedness of any Loan Party pursuant to any Loan Document;

(b)	Indebtedness of the Borrower to any Subsidiary and of any Subsidiary Guarantor to the Borrower or any other Subsidiary;

(c)

Guarantee Obligations incurred in the ordinary course of business and Performance Guarantees supporting the Project; provided that the terms of any such Performance Guarantee shall be generally consistent with past practice of the Borrower and its Affiliates and in no event shall any such Performance Guarantee be secured by Collateral;

(d)

Indebtedness (including, without limitation, Capital Lease Obligations) (i) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $7,000,000 at any one time outstanding and (ii) to the extent set forth on Schedule 1.1G;

(e)	Indebtedness under any Permitted Commodity Hedge and Power Sales Agreement, Interest Rate Hedging Agreement or other Swap Agreement entered into in accordance with Section 7.10;

(f)

to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the ordinary course of business and not in connection with Indebtedness for Borrowed Money;

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(g)	Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business and not in respect of Swap Agreements;

(h)	to the extent constituting Indebtedness, obligations under Contractual Obligations in effect on the Closing Date that are not Indebtedness for Borrowed Money;

(i)	Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(j)	Indebtedness of any Subsidiary to the Borrower reflecting non-cash intercompany allocations of overhead and other parent-level costs in accordance with the Borrower’s customary allocation practices;

(k)

Indebtedness of the Borrower or any Subsidiary on then current market terms, so long as the proceeds thereof are used to fund Capital Expenditures relating to modifications to any Project to the extent required by Requirements of Law or Prudent Industry Practice, in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding; provided that such indebtedness has a final maturity date that is not earlier than, and provides for no scheduled payments of principal or mandatory redemption obligations prior to, the date that is one year after the Maturity Date;

(l)

unsecured Indebtedness of the Borrower or any Subsidiary Guarantor on then current market terms in an aggregate principal amount not to exceed $7,000,000 at any one time outstanding; provided that such Indebtedness has a final maturity date that is not earlier than, and provides for no scheduled payments of principal or mandatory redemption obligations prior to, the date that is one year after the Maturity Date; and

(m)

unsecured Indebtedness owed by the Borrower or any Subsidiary Guarantor to any Affiliate of the Borrower (other than any Subsidiary); provided that (i) for so long as any Loans, Letters of Credit or Commitments are outstanding under this Agreement, the agreements and/or instruments representing or governing such Indebtedness shall expressly provide that no payments (including with respect to interest and fees) shall be required to be made with respect to such Indebtedness other than with the proceeds of any Restricted Payment otherwise permitted to be made under the terms of this Agreement, (ii) such Indebtedness shall be subject to terms of subordination reasonably acceptable to the Administrative Agent and (iii) such Indebtedness shall be pledged to the Collateral Agent for the benefit of the Lenders on the same terms and conditions contemplated by the Guarantee and Collateral Agreement with respect to intercompany indebtedness.

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To the extent that the creation, incurrence or assumption of any Indebtedness could be attributable to more than one subsection of this Section 7.2, the Borrower may allocate such Indebtedness to any one or more of such subsections and in no event shall the same portion of Indebtedness be deemed to utilize or be attributable to more than one subsection. For the avoidance of doubt, any Indebtedness permitted to be incurred by the Borrower or a Subsidiary under a specific subsection of this Section 7.2 and any Guarantee Obligation in respect of such Indebtedness which is also permitted to be incurred by the Borrower or any Subsidiary under the same subsection of this Section 7.2 shall not count as two separate amounts of Indebtedness for purposes of calculating compliance with the limitations set forth in such subsection.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”):

(a)

Liens for (i) taxes not yet due or (ii) taxes that are being contested in good faith by appropriate proceedings; provided that, in the case of clause (ii) only, adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)

carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business or in connection with the operation and maintenance of its property, which do not in the aggregate materially detract from the value of the property to which they are attached or materially impair the use thereof or that are for amounts not overdue for a period of more than ninety (90) days or that are being contested in good faith by appropriate dispute resolution or other proceedings and are either bonded over or for which adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(c)	pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation incurred in the ordinary course of business;

(d)

(i) deposits to secure the performance of bids, tenders, trade contracts (other than for Indebtedness for Borrowed Money), leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and (ii) Liens securing judgments or the payment of money (not constituting a Default under Section 8(h)) or securing appeal or other surety bonds related to such judgments;

(e)

easements, rights-of-way and other similar encumbrances on title to real property that do not render title to such property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purpose;

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(f)

Liens in existence on the date hereof set forth on Schedule 7.3(f); provided that no such Lien is spread to cover any additional property after the Closing Date and was not incurred in connection with Indebtedness for Borrowed Money;

(g)

Liens securing Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to Section 7.2(d) to finance the acquisition of fixed or capital assets or pursuant to Section 7.2(k) to finance Capital Expenditures; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h)

Liens (i) created pursuant to the Security Documents, and (ii) securing obligations under any Specified Hedge Agreement entered into by the Borrower or any of its Subsidiaries, subject to any applicable limitations set forth in the Intercreditor Agreement; provided that any Permitted Hedge Counterparty party to any such Specified Hedge Agreement shall be a party to the Intercreditor Agreement, or shall have become a party to the Intercreditor Agreement (if required thereunder and subject to the grace periods provided therein) as, and shall have the obligations of, a “Secured Party” thereunder;

(i)	any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j)

all matters disclosed (i) on any survey relating to any of the Properties or (ii) listed as an exception or Lien in any title policy relating to the Properties, in each case, to the extent provided to the Administrative Agent on or before the Closing Date;

(k)

imperfections or irregularities of title and other Liens that would not, in the aggregate, reasonably be expected to materially detract from the use of the affected property or the value of the Projects as a whole;

(l)	zoning, planning and other similar limitations and restrictions, and all rights of any Governmental Authority to regulate any real property, including easements and rights of way appertaining thereto;

(m)	Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

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(n)

any Lien arising in the ordinary course of business consistent with past practices by operation of law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by appropriate dispute resolution or other proceedings;

(o)

(i) Liens on accounts receivable and each related deposit or securities account to the extent such accounts receivable are deposited therein granted in each case on customary terms over no greater than sixty (60) days of receivables pursuant to any Permitted Commodity Hedge and Power Sales Agreement and any Energy Management Agreement and entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and (ii) Liens on deposits of cash or Cash Equivalents securing obligations under Permitted Commodity Hedge and Power Sales Agreements and any Energy Management Agreement in the ordinary course of business;

(p)	(i) terms and conditions of Contractual Obligations in existence on the Closing Date or (ii) Additional Project Contracts;

(q)

Liens not otherwise constituting Permitted Liens under this Section 7.3 incidental to the ordinary course of business that are not incurred in connection with Indebtedness for Borrowed Money and that do not in individually or in the aggregate materially impair the use of the property or assets of the Borrower and its Subsidiaries to which such Liens relate or the value of such property or assets for the purposes of such business;

(r)	purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(s)	Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $3,000,000 at any one time;

(t)

any netting or set-off arrangements under any Contractual Obligation (other than any Contractual Obligation constituting Indebtedness for Borrowed Money or having the effect of Indebtedness for Borrowed Money) otherwise permitted under the terms of the Intercreditor Agreement;

(u)	Liens on Excluded Assets other than any real property assets which may constitute Excluded Assets;

(v)

Liens with respect to any cash collateral account in favor of any applicable Revolving Facility Issuing Bank securing obligations owing to any Revolving Facility Issuing Bank under the Loan Documents; and

(w)

Liens consisting of an agreement to Dispose of any property or Capital Stock in a Disposition permitted under Section 7.5; provided that (i) such agreement is limited to such property or Capital Stock and (ii) such agreement shall not adversely affect the Obligations of the Borrower or the rights and remedies of the Lenders under this Agreement.

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To the extent that the creation, incurrence or assumption of any Lien could be attributable to more than one subsection of this Section 7.3, the Borrower may allocate such Lien to any one or more of such subsections and in no event shall the same portion of Lien be deemed to utilize or be attributable to more than one subsection.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except:

(a)

any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving Person) or with or into any Subsidiary Guarantor (provided that a Subsidiary Guarantor shall be the continuing or surviving Person); provided that no Default or Event of Default would result from the consummation of such merger or consolidation;

(b)

the Borrower or any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Subsidiary Guarantor (upon voluntary liquidation or otherwise) and (ii) pursuant to a Disposition permitted by Section 7.5;

(c)	any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation or a Disposition of all or substantially all property; and

(d)	pursuant to a Permitted Reorganization.

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)

the Disposition of obsolete, damaged, worn out or surplus property, assets or rights (including surplus real property), or property, assets or rights not used or useful in the business of the Borrower, in each case in the ordinary course of business or where such property is not otherwise material to the operation of the Project or the business of the Borrower;

(b)	the sale of inventory in the ordinary course of business;

(c)

sales of (and the granting of any option or other right to purchase, lease or otherwise acquire) power, RECs, capacity or electricity-related products, emissions credits, or ancillary services or other inventory in the ordinary course of business;

(d)	the liquidation, sale or use of cash and Cash Equivalents;

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(e)	sales or discounts without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(f)

easements, licenses, leases or subleases of real or personal property in the ordinary course of business not materially interfering with the conduct by the Borrower of its business on or at the property that is the subject of such lease or sublease;

(g)

transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), or transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement (provided that any proceeds of a Recovery Event shall be applied in accordance with Section 6.16);

(h)	Dispositions among the Borrower and the other Loan Parties;

(i)	termination, unwinding or novation (in whole or in part) of Commodity Hedge and Power Sales Agreements in accordance with Section 7.10;

(j)	Dispositions permitted by Section 7.4(a) or (b)(i);

(k)

other Dispositions (other than a Specified Asset Disposition or PPA Buyout) on an arm’s-length basis for cash consideration either (i) having a fair market value not to exceed (A) $7,000,000 in any fiscal year and (B) $15,000,000 in the aggregate for all such Dispositions for the period from the Closing Date until the Maturity Date or (ii) to the extent that the Borrower or the applicable Loan Party complies with Section 6.17; provided that such Disposition is not reasonably expected to materially and adversely affect the operation and maintenance of any Project;

(l)	pursuant to a Permitted Reorganization;

(m)	any PPA Buyout; and

(n)	any Specified Asset Disposition, to the extent that the Specified Asset Disposition Conditions are satisfied or waived.

To the extent that the Disposition of any property could be attributable to more than one subsection of this Section 7.5, the Borrower may allocate such Disposition to any one or more of such subsections and in no event shall the same portion of Disposition be deemed to utilize or be attributable to more than one subsection.

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7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries (collectively, “Restricted Payments”), except:

(a)	the Borrower may make payments and other distributions to Holdings (or its designee) contemplated by and in accordance with Section 4.19;

(b)

so long as the Distribution Conditions are satisfied as of the date of any Restricted Payment the Borrower may make payments and other distributions to the Sponsor (or its designee) contemplated by and in accordance with Section 3.8(b) of the Depositary Agreement;

(c)	any Subsidiary of the Borrower may make Restricted Payments to the Borrower or any Subsidiary Guarantor;

(d)

the Borrower may make payments to Holdings (or its designee) to reimburse Holdings for general and administrative costs of the Project directly incurred by Holdings and other corporate overhead expenses in the ordinary course of business not to exceed $1,000,000 in any fiscal year;

(e)

the Borrower may reimburse any Affiliate of the Borrower for the costs of obtaining, maintaining, renewing and amending any Acceptable Sponsor Letter of Credit as contemplated by clause (o) of the definition of O&M Costs or clause (iii) of priority Third of Section 3.1(b) of the Depositary Agreement;

(f)

so long as no Event of Default shall have occurred and be continuing, the Borrower may make payments and other distributions to Holdings or its Affiliates (or their respective designees) at any time equal to the amount of any taxes described in clause (a) of the definition of “Net Cash Proceeds” (provided that, for purposes of this clause (f) and determining the amount of such taxes, Asset Sales referred to in the definition of “Net Cash Proceeds” shall be deemed to include Dispositions permitted pursuant to Section 7.5(i));

(g)

if no Default or Event of Default shall have occurred and be continuing, the Borrower, in connection with any Specified Asset Disposition, any amount of Net Cash Proceeds in excess of the Specified AD Prepayment Amount relating thereto; and

(h)

if no Default or Event of Default shall have occurred and be continuing, the Borrower, in connection with any PPA Buyout, any amount of Net Cash Proceeds in excess of the PPA Buyout Prepayment Amount relating thereto (which, for the avoidance of doubt, is subject to the application of the Net Cash Proceeds in Section 2.9(a)(iv)(B)).

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7.7 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)	extensions of trade credit in the ordinary course of business;

(b)	investments in Cash Equivalents;

(c)	Indebtedness permitted by Section 7.2;

(d)

loans and advances to officers, directors and employees of the Borrower or any of its Subsidiaries in the ordinary course of business (including for reasonable and customary travel, relocation and similar expenses incurred in the ordinary course of business) in an aggregate un-recovered amount (valued at cost) not to exceed (net of any cash return of capital received by the Borrower or any of its Subsidiaries in respect of any such Investments) $1,000,000 at any one time outstanding;

(e)

(i) Investments made or acquired by the Borrower or any of its Subsidiaries in assets useful in the business of the Borrower or any of its Subsidiaries permitted under Restoration Plans; and (ii) Investments by the Borrower or any of its Subsidiaries constituting Capital Expenditures to the extent permitted under Section 7.1;

(f)

intercompany Investments by the Borrower or any Subsidiary in any Person that is or becomes a Subsidiary of the Borrower as a result of such Investment and becomes a Subsidiary Guarantor under the Guarantee and Collateral Agreement;

(g)	to the extent constituting Investments, Investments in contracts and other agreements (including, without limitation, Swap Agreements) to the extent otherwise permitted under the Loan Documents;

(h)

Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(i)	Investments made by the Borrower or any Subsidiary solely with the proceeds of capital contributions received directly or indirectly from Holdings; and

(j)	to the extent constituting Investments, obligations under contracts and other agreements otherwise permitted by the Loan Documents.

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To the extent that the making of any Investment could be deemed a use of more than one subsection of this Section 7.7, the Borrower may select the subsection to which such Investment will be deemed a use and in no event shall the same portion of an Investment be deemed a use of more than one subsection.

7.8 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees (but excluding any such transaction in connection with one or more Excluded Assets), with any Affiliate (other than between or among the Borrower and the Subsidiary Guarantors (if any)) unless such transaction is (a) upon fair and reasonable (or more favorable) terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate and (b) not otherwise prohibited by this Agreement. Notwithstanding the foregoing, the Borrower may (i) enter into the transactions set forth on Schedule 7.8, (ii) make the payments, dispositions and distributions permitted by Section 7.6, (iii) effect a Permitted Reorganization and (iv) undertake a Specified Asset Disposition as contemplated by the definition of Specified Asset Disposition.

7.9 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property that has been or is to be sold or transferred by the Borrower or any of its Subsidiaries to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or any of its Subsidiaries, other than any such arrangement (a) that is permitted by Section 7.5 or (b) that, subject to Section 10.1(d), is approved by the Required Lenders, such approval not to be unreasonably withheld or delayed.

7.10 Swap Agreements.

(a)	Enter into any Swap Agreement without the written consent of the Administrative Agent except:

(i)	Interest Rate Hedging Agreements subject to the terms hereof; or

(ii)

a Commodity Hedge and Power Sales Agreement that is in the best interests of, and on terms fair and reasonable to, the Borrower and its Subsidiaries (if any) and that (A) to the extent such Commodity Hedge and Power Sales Agreement is a Secured Commodity Hedge and Power Sales Agreement (as defined in the Intercreditor Agreement), is entered into with a Permitted Hedge Counterparty (B) is entered into for non-speculative purposes to hedge against or mitigate the risks of fluctuations in commodity (including transportation) prices or availability to which the Borrower and its Subsidiaries have actual or reasonably expected exposure in and for amounts no more than the Borrower and its Subsidiaries are reasonably expected to use or consume for the purposes thereof; (C) with respect to physical sales of energy or capacity, commits the Borrower or any Subsidiary to no more than the reasonably expected uncommitted available output on a net basis (based on physical and economic input availability and output) of the Project taking into account all related Commodity Hedge and Power Sales Agreements

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of the Project; (D) does not create, permit or suffer to exist any Lien other than Liens permitted by Sections 7.3(h) or 7.3(o); and (E) would not reasonably be expected to have a Material Adverse Effect; provided that, to the extent such Commodity Hedge and Power Sales Agreement has a term greater than one (1) year, a copy of any such Commodity Hedge and Power Sales Agreement (including schedules, confirmations, amendments, and any other related documents) shall be delivered to the Administrative Agent no later than two (2) Business Days from the date of execution thereof.

For the avoidance of doubt, the Borrower or any Subsidiary may enter into any agreement (including, but not limited to, any guarantee, credit sleeve or similar agreement) providing credit support for any Permitted Commodity Hedge and Power Sales Agreement entered into in accordance with the terms hereof.

(b)

Terminate or unwind any Permitted Commodity Hedge and Power Sales Agreement or Interest Rate Hedging Agreement on a voluntary basis that will result in the Borrower or any of its Subsidiaries being required to make a payment as a result of such termination or unwinding in excess of $5,000,000 unless (i) any termination, liquidation or other similar payments in excess of $5,000,000 which are payable by the Borrower or any of its Subsidiaries in connection with such termination shall be made from a source other than the Borrower or any of its Subsidiaries (and not, for the avoidance of doubt, from (A) the Revenues of the Borrower and its Subsidiaries’ businesses or (B) Loans under this Agreement), (ii) except as required by Section 6.8 or (iii) to the extent consented to by the Administrative Agent.

7.11 Changes in Fiscal Periods; Accounting Policies.

(a)

Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters or make or permit any change in accounting policies or reporting practices except as required by GAAP and except for any changes which are not materially adverse to the Lenders.

(b)	Change the Borrower’s federal employer identification number without the prior consent of the Administrative Agent.

7.12 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Subsidiary Guarantor to create, incur, assume or suffer to exist any Lien upon any of its Collateral, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents (b) any agreements in respect of Dispositions permitted under Section 7.5, (c) any such prohibition or limitation set forth in any Swap Agreement entered into by any Loan Party in accordance with the terms of this Agreement; provided that such

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prohibition or limitation shall either be (x) identical to (or incorporated by reference to) this Agreement, (y) less burdensome or restrictive to the Loan Parties than the covenant limiting Liens granted by the Loan Parties set forth in Section 7.3 or (z) not adverse to the interests of the Secured Parties, (d) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case any prohibition or limitation shall only be effective against the assets financed thereby) and (e) in connection with a Permitted Reorganization.

7.13 Clauses Restricting Subsidiary Distributions. In the case of any Subsidiary of the Borrower, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of such Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any Subsidiary Guarantor, (b) make loans or advances to, or other Investments in, the Borrower or any Subsidiary Guarantor or (c) transfer any of its assets to the Borrower or any Subsidiary Guarantor, except (i) any such encumbrances or restrictions existing under, or incorporated by reference from, the Loan Documents (or are less burdensome than the corresponding Loan Document provision), (ii) any such encumbrances or restrictions with respect to a Subsidiary Guarantor imposed pursuant to an agreement that has been entered into in connection with any Disposition permitted under Section 7.5 (including any Disposition of any Capital Stock or assets of a Subsidiary Guarantor) or (iii) any such encumbrance or restriction imposed by any Swap Agreement entered into by any Loan Party in accordance with the terms of this Agreement that (A) incorporates any applicable Requirements of Law, (B) takes the form of a customary net worth or similar liquidity requirement with respect to the Loan Party that is the counterparty to such Swap Agreement or agreement, (C) imposes a restriction on the assignment of such Swap Agreement or agreement (and such restriction is otherwise permitted under the terms of the Loan Documents) or (D) imposes a restriction on the disposition of property that is Collateral where the party imposing such restriction is a Secured Party subject to the terms of the Intercreditor Agreement.

7.14 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for (a) those businesses in which the Borrower is engaged on the date of this Agreement, (b) the operation, ownership, financing, use and sale of the Project (including as improved by permitted Capital Expenditures) and (c) those businesses that are reasonably related thereto or reasonable extensions thereof.

7.15 Amendments to and Terminations of Major Project Contracts.

(a)

(i) With respect to any Major Project Contract of an Immaterial Subsidiary, except as would not reasonably be expected to have a Material Adverse Effect, amend or modify, or grant any waiver or consent under such Major Project Contract without the prior written consent of the Administrative Agent and (ii) with respect to each other Major Project Contract, amend or otherwise modify in any materially adverse respect, or grant any material adverse waiver or consent under such Major Project Contract without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that, for the avoidance of doubt, the extension of a Major Project Contract on terms that are not materially adverse to the Loan Party party thereto shall not require the consent of the Administrative Agent;

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(b)

other than upon any expiration or termination in accordance with the terms of such Major Project Contract or a termination due to a breach by the counterparty to such Major Project Contract and which is in the best interest of the relevant Project and Loan Party party thereto, as certified by the Borrower to the Administrative Agent, terminate any Major Project Contract without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided, that this clause (b) shall not apply to the termination of any Major Project Contract by a counterparty to such Major Project Contract; or

(c)

assign, in whole or in part, its right and obligations under any Major Project Contract without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), other than any assignment of any relevant Loan Party’s rights to another Loan Party or any assignment in connection with (i) an Asset Sale or Disposition permitted hereunder, in each case to another Loan Party, or (ii) a Specified Asset Disposition or PPA Buyout permitted hereunder.

7.16 Additional Project Contracts. Enter into or become a party to any Additional Project Contract (with any series of related Additional Project Contracts entered into as part of a single transaction or series of related transactions to be considered as one “Additional Project Contract” for purposes of this Section 7.16) unless such Additional Project Contract (a) is in the best interest of, and on terms fair and reasonable to, the relevant Loan Party party thereto and would not reasonably be expected to have a Material Adverse Effect, as certified by a Responsible Officer of the Borrower and (b) if such Additional Project Contract provides for payments of more than $7,000,000 per fiscal year to be made to or received by any Loan Party that owns a Major Project, has been consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided, that Administrative Agent consent shall not be required under this clause (b) if such Additional Project Contract is a replacement of a Major Project Contract and the terms of such Additional Project Contract, taken as a whole, are not materially worse for the relevant Loan Party party thereto, and the credit of the counterparty thereto (taking into account any relevant credit support or guaranties provided in connection with such Additional Project Contract) is not materially worse than the counterparty to the Major Project Contract being replaced.

7.17 Partnerships, Formation of Subsidiaries, Etc. (a) Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so, or (b) organize, create, form or acquire, or permit any Subsidiary to organize, create, form or acquire, any new Subsidiary, other than any wholly owned domestic Subsidiary reasonably necessary in connection with the operation of its business that becomes a Subsidiary Guarantor pursuant to the Guarantee and Collateral Agreement and complies with the other requirements of Section 6.9.

7.18 Maintenance of Accounts. Establish or maintain, or permit any of its Subsidiaries to establish or maintain, any deposit, securities, commodities or similar account other than (a) the Debt Service Reserve Account, (b) the Local Accounts, (c) the Revenue Account, (d) lock-box accounts required under Energy Management Agreements, (e) (i) payroll accounts with balances that do not exceed $5,000,000 in the aggregate at any time outstanding and (ii) pass-through

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accounts, zero-balance accounts and similar accounts so long as (A) funds are not held in such accounts for more than a one-day period and (B) balances in such accounts do not exceed $5,000,000 in the aggregate at any time outstanding, (f) (i) cash collateral accounts holding initial margin, variation margin, cash collateral or other performance assurance provided to the Borrower or the Subsidiary Guarantors (if any) by counterparties to the Borrower’s and/or the Subsidiary Guarantors’ (if any) Contractual Obligations and (ii) other similar accounts subject to a Permitted Lien, (g) the cash collateral account for the benefit of any Revolving Facility Issuing Bank and (h) any other accounts referred to in the Depositary Agreement.

7.19 Tax Elections. Alter its classification from being a Pass-Through Entity for United States federal income tax purposes; provided that this Section 7.19 shall not be interpreted to permit the Borrower or any of its Subsidiaries to take any action that is not otherwise permitted under Section 7.5.

7.20 Organizational Documents. Amend, terminate, replace, waive or otherwise modify in any way adverse to the Lenders any certificate of formation or limited liability operating agreement of the Borrower or any Subsidiary Guarantor.

7.21 Margin Stock. Use the proceeds of any Loans, whether directly or indirectly, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)

the Borrower shall fail to pay (i) any principal of any Loan or Revolving L/C Unreimbursed Drawing when due in accordance with the terms hereof, (ii) any scheduled interest on any Loan or Revolving L/C Unreimbursed Drawing or fees payable pursuant to Section 2.6 within five (5) days after any such interest or fees become due in accordance with the terms hereof or thereof or (iii) any other amount payable hereunder or under any other Loan Document, within thirty (30) days after such amount becomes due in accordance with the terms hereof or thereof; or

(b)

any representation or warranty made or deemed made by Holdings or any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; provided that (other than with respect to Section 4.19) if (i) Holdings or such Loan Party, as applicable, was not aware that such representation or warranty was inaccurate at the time such representation or warranty was made, (ii) the fact, event or circumstance resulting in such inaccurate representation or warranty is capable of being cured, corrected or otherwise remedied, and (iii) such fact, event or circumstance resulting in such inaccurate

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representation or warranty shall have been cured, corrected or otherwise remedied within thirty (30) days (or if such inaccurate representation or warranty is not susceptible to cure within thirty (30) days, and Holdings or such Loan Party, as applicable, is proceeding with diligence and in good faith to cure such default and such default is susceptible to cure, such thirty (30) day period shall be extended as may be necessary to cure such incorrect representation or warranty, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original thirty (30) day period)) from the date a Responsible Officer of the Borrower or any other Loan Party obtains knowledge thereof or from notice to the Borrower from the Administrative Agent or the Required Lenders, such that such representation or warranty (as cured, corrected or remedied) would not reasonably be expected to result in a Material Adverse Effect, then such inaccurate representation or warranty shall not constitute a Default or an Event of Default for purposes of the Loan Documents; or

(c)

any Loan Party or Holdings shall default in the observance or performance of any agreement contained in clause (i) of Section 6.3(a) (provided, for the avoidance of doubt, that Permitted Reorganizations, Specified Asset Dispositions and PPA Buyouts shall be permitted in accordance with the terms hereof), Section 6.6(a) (solely with respect to Events of Default), Section 6.8 or Section 7 of this Agreement or Section 5.9(a)(i)(A) of the Guarantee and Collateral Agreement, as applicable; or

(d)

any Loan Party or Holdings shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period of thirty (30) days after (i) any Responsible Officer of such Person becomes aware of such default or (ii) notice to the Borrower from the Administrative Agent or the Required Lenders; provided that (A) if such default is not susceptible to cure within thirty (30) days, (B) Holdings or such Loan Party, as applicable, is proceeding with diligence and in good faith to cure such default and such default is susceptible to cure and (C) the extension of such cure period would not reasonably be expected to have a Material Adverse Effect, such 30-day period shall be extended as may be necessary to cure such failure, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original 30-day period); or

(e)

the Borrower, Holdings or any Subsidiary shall with respect to any Indebtedness (including any Guarantee Obligation, but excluding (i) the Loans and (ii) Swap Agreements other than Interest Rate Hedging Agreements) (A) default in making any payment of any principal with respect to any such Indebtedness on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (B) default in making any payment of any interest on or other required payment obligation

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under any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (C) default in the observance or performance of any other agreement or condition relating to any such Indebtedness, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition described in this sub-clause (C) is to cause, or the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) shall have caused, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become immediately payable, in each case other than to the extent paid in accordance therewith; or (D) any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof, in each case other than to the extent paid, redeemed, purchased or defeased in accordance therewith; provided that a default, event or condition described in sub-clauses (A), (B), (C) or (D) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in sub-clauses (A), (B), (C) and (D) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $7,000,000; or

(f)

(i) the Borrower, Holdings or any Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower, Holdings or any Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower, Holdings or any Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or un-discharged for a period of sixty (60) days; or (iii) there shall be commenced against the Borrower, Holdings or any Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the

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Borrower, Holdings or any Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower, Holdings or any Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; provided, that, in the case of any Subsidiary, such event or condition would reasonably be expected to have a Material Adverse Effect; or

(g)

(i) the Borrower or any Subsidiary shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any such Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower, any Subsidiary of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) there is a determination that any Single Employer Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Title IV of ERISA), (vi) the Borrower, any Subsidiary of the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA) of, a Multiemployer Plan; or (vii) the Borrower, any Subsidiary of the Borrower or any Commonly Controlled Entity shall fail to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to a Single Employer Plan or any required contribution to a Multiemployer Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h)

one or more judgments or decrees shall be entered against the Borrower, Holdings or any Subsidiary involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

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(i)

other than as a result of any action taken by a Secured Party, any of the Security Documents shall cease, for any reason, to be in full force and effect, or Holdings or any Loan Party or any Affiliate of Holdings or any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents (other than pursuant to the terms thereof) shall cease to be enforceable and of the same priority purported to be created thereby, or Holdings or any Loan Party or any Affiliate of Holdings or any Loan Party shall so assert in writing; or

(j)

the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert in writing; or

(k)	a Change of Control shall have occurred; or

(l)

Holdings shall (i) directly conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations or other activity other than those related or incidental to its ownership of the Capital Stock of the Borrower and the performance of its obligations under the Loan Documents, including (A) activities associated with the making of capital contributions to the Borrower and (B) the issuance of Capital Stock in connection with its ownership of the Borrower, in each case for the purposes contemplated by this Agreement, or (ii) directly own, lease, manage or otherwise operate any material properties or assets other than the ownership of shares of Capital Stock of the Borrower and cash and Cash Equivalents received in connection therewith pending application thereof as contemplated by this Agreement; or

(m)

the Loans and Revolving L/C Unreimbursed Drawings hereunder or the guarantees of the Loan Parties thereof shall cease, for any reason, to constitute senior Indebtedness under the subordination provisions of any document or instrument evidencing any permitted subordinated Indebtedness or such subordination provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms, or any Loan Party, any Affiliate of any Loan Party or the holders of such subordinated Indebtedness shall so assert in writing; or

(n)

the Borrower or a Loan Party shall have voluntarily abandoned its respective Project for a period of at least sixty (60) consecutive days and, solely in the case of any Immaterial Subsidiary, such abandonment would reasonably be expected to have a Material Adverse Effect;

(o)

(i) any Loan Party (other than an Immaterial Subsidiary) shall default in the payment of $7,000,000 or more in the aggregate under any Major Project Contract (other than a Power Purchase Agreement) beyond any applicable grace or cure period set forth in such Major Project Contract (other than a Power Purchase Agreement), unless a Responsible Officer of the Borrower certifies that such payment default would not reasonably be expected to

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have a Material Adverse Effect; (ii) any Loan Party (other than an Immaterial Subsidiary) shall be in breach of, or there shall be a default by such Loan Party under, any Power Purchase Agreement beyond any applicable grace or cure period set forth in such Power Purchase Agreement, unless a Responsible Officer of the Borrower certifies that such default would not reasonably be expected to have a Material Adverse Effect; (iii) any Major Project Contract shall have terminated (other than in accordance with its terms) and such termination is reasonably expected to have a Material Adverse Effect; or (iv) any counterparty to a Major Project Contract shall (x) default in the payment of $5,000,000 or more in the aggregate by such counterparty under any Major Project Contract beyond any applicable grace or cure period set forth in such Major Project Contract or (y) have suffered a continuing bankruptcy event referred to in clause (f) above, and, in any case, such breach, default or bankruptcy event is reasonably expected to have a Material Adverse Effect (provided that any Event of Default pursuant to clause (iv)(y) above shall be deemed to have been cured upon the counterparty filing a motion to assume such Major Project Contract); unless, in the case of any of clauses (i) through (iv) above, the Borrower has replaced such Major Project Contract in accordance with the provisions of Section 7.16 within ninety (90) days after such default, termination or bankruptcy event;

then, and in any such event, (A) if such event is an Event of Default specified in clauses (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Revolving L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken, subject in both cases to Section 10.1(d): (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Revolving L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder, but excluding, for the avoidance of doubt, all obligations under Interest Rate Hedging Agreements) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

To the extent not already cash collateralized or Cash Collateralized, upon any acceleration of Revolving L/C Obligations pursuant to this Section 8, with respect to all applicable Letters of Credit with respect to which presentment for honor shall not have occurred at the time of such acceleration, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to 102.5% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied

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by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Revolving L/C Unreimbursed Drawings shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, the Intercreditor Agreement or the Security Documents, presentment, demand, protest and all other notices of any kind from the Administrative Agent or the Lenders with respect to a Default or Event of Default are hereby expressly waived by the Borrower.

Upon the occurrence and during the continuance of any Event of Default, any proceeds received as a result of the exercise of any remedies by the Lenders shall be applied in accordance with the terms of the Intercreditor Agreement and the Guarantee and Collateral Agreement.

SECTION 9. THE ADMINISTRATIVE AGENT

9.1 Appointment of Administrative Agent. Each Lender Party hereby irrevocably designates and appoints the Administrative Agent as administrative agent of such Lender Party under this Agreement and the other Loan Documents, and each such Lender Party irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lender Parties for any recitals, statements, representations or warranties made by Holdings or any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan

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Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of Holdings or any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes; provided such payee’s rights are recorded in the Register, unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders, in both cases, subject to Section 10.1(d)) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders, in both cases, subject to Section 10.1(d)), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Revolving Facility Issuing Banks, all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender Party or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lender Parties. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lender Parties.

9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender Party expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender Party. Each Lender Party represents to the Administrative Agent that it has, independently and without reliance upon the Administrative

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Agent or any other Lender Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder or issue Letters of Credit, as applicable, and enter into this Agreement. Each Lender Party also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lender Parties by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7 Indemnification.

(a)

The Lenders (other than any Lender solely in its capacity as a Revolving Facility Issuing Bank) agree to indemnify the Administrative Agent and its officers, directors, employees, affiliates, agents and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to such Lender’s respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

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(b)

Each of the Revolving Lenders agree to indemnify each Revolving Facility Issuing Bank in its capacity solely as a Revolving Facility Issuing Bank and its officers, directors, employees, affiliates, agents and controlling persons (each, a “Revolving L/C Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to such Revolving Lender’s respective Revolving Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Revolving Loans shall have been paid in full, ratably in accordance with such Revolving Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Revolving Loans) be imposed on, incurred by or asserted against such Revolving L/C Indemnitee in any way relating to or arising out of, the issuances of any Letters of Credit or any obligations of any Revolving Facility Issuing Bank under this Agreement or any action taken or omitted by such Revolving L/C Indemnitee under or in connection with any of the foregoing; provided that no Revolving Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Revolving L/C Indemnitee’s gross negligence or willful misconduct.

9.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with Holdings or any Loan Party as though the Administrative Agent were not such hereunder. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender Party and may exercise the same as though it were not the Administrative Agent, and the terms “Revolving Facility Issuing Bank”, “Revolving Facility Issuing Banks”, “Lender” and “Lenders” (in each case to the extent applicable) shall include the Administrative Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon ten (10) days’ notice to the Lender Parties and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then, subject to Section 10.1(d), the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Sections 8(a) or 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other

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or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is ten (10) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

9.10 Removal of Administrative Agent. Anything herein to the contrary notwithstanding and, subject to Section 10.1(d), if at any time the Required Lenders determine that the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders may by notice to the Borrower and such Person, and subject to the reasonable approval of the Borrower, remove such Person as Administrative Agent and, with the reasonable approval of the Borrower, appoint a replacement Administrative Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date five (5) Business Days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed; provided that if no replacement Administrative Agent has been appointed, the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent pursuant to this Section 9.10). For the avoidance of doubt, to the extent that any Affiliated Lender or Affiliated Debt Fund holds Loans or Commitments, no such Affiliated Lender or Affiliated Debt Fund, in its capacity as Lender may act to remove any such Person as Administrative Agent.

9.11 Lead Arrangers. The Lead Arrangers shall not have any duties or responsibilities hereunder in their respective capacities as such.

9.12 Appointment of Collateral Agent. Each Lender Party hereby consents and agrees to the appointment by the Administrative Agent on its behalf of the Collateral Agent as the agent of the Secured Parties under the Security Documents and the Intercreditor Agreement, to take such action on its behalf under the provisions of the Security Documents and the Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of the Security Documents and the Intercreditor Agreement, together with such other powers as are reasonably incidental thereto. The Collateral Agent shall be an express third party beneficiary of Section 10.1(a)(viii) and Section 10.5.

9.13 Reliance Letters and Work Product Agreements. Each of the Lenders hereby consents and agrees to the Administrative Agent’s entry into the reliance letters and use of work product agreements referred to in Section 5.1(d) on its behalf, and agrees that to the extent applicable the terms and conditions set forth in each such reliance letter or use of work product agreement, as applicable, shall bind each Lender as though it were directly a party thereto.

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9.14 Erroneous Payments.

(a)

If the Administrative Agent (i) notifies a Lender, Revolving Facility Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Revolving Facility Issuing Bank or Secured Party (any such Lender, Revolving Facility Issuing Bank, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Revolving Facility Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (ii) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within fifteen (15) Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.14 and held in trust for the benefit of the Administrative Agent, and such Lender, Revolving Facility Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)

Without limiting immediately preceding clause (a), each Lender, Revolving Facility Issuing Bank, Secured Party or any Person who has received funds on behalf of a Lender, Revolving Facility Issuing Bank or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution

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or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Revolving Facility Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)

it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)

such Lender, Revolving Facility Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.14(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.14(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.14(a) or on whether or not an Erroneous Payment has been made.

(c)

Each Lender, Revolving Facility Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Revolving Facility Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Revolving Facility Issuing Bank or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

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(d)

(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 10.6 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims

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against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)

The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Revolving Facility Issuing Bank or Secured Party, to the rights and interests of such Lender, Revolving Facility Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)

To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

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(g)

Each party’s obligations, agreements and waivers under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Revolving Facility Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers.

(a)

Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (x) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (y) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (i) forgive, reduce or waive the principal amount or extend the final scheduled date of maturity of any Loan or Revolving L/C Unreimbursed Drawing, extend the scheduled date of any amortization payment in respect of any Term Loan, subject to Section 2.23, reduce the amount or stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment or any other Commitment, in each case without the written consent of each Lender Party adversely affected thereby; (ii) change the voting rights of any Lender Party under this Section 10.1 or any other applicable provision hereof without the written consent of such Lender Party; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release Holdings or the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement (except as expressly permitted by the Loan Documents), in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.9(c), Sections 2.15(a),

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(b) or (c) or Section 10.7 without the written consent of each Lender Party adversely affected thereby or any other provision of Section 2.15 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vi) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 3 (or any other provision of this Agreement or any other Loan Document that specifically provides for rights and obligations of any Revolving Facility Issuing Bank without the written consent of each affected Revolving Facility Issuing Bank); (viii) amend, modify or waive any provision of Section 9.12, this Section 10.1(a)(viii) or Section 10.5 that affects the Collateral Agent without the written consent of the Collateral Agent; (ix) change the order of priority of payments set forth in Sections 4.1, 4.4(b) or 5.2 of the Intercreditor Agreement without the written consent of each Lender Party directly affected thereby; (x) amend, modify or waive any provision of this Agreement in a manner that would adversely affect the Term Lenders or the Revolving Lenders disproportionately to any other class of Lenders without the consent of the Majority Facility Lenders of the adversely affected Facility, (xi) waive any condition precedent to a credit extension under the Revolving Facility without the consent of the Majority Facility Lenders of such Facility or (xii) alter the ratable treatment of the obligations arising under Secured Interest Rate Hedging Agreements resulting in such obligations being junior in right of payment to principal on the Loans or resulting in obligations owing to any Secured Interest Rate Hedge Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms thereof), in each case in a manner adverse to any Secured Interest Rate Hedge Provider, without (A) the written consent of such Secured Interest Rate Hedge Provider or (B) in the case of a Secured Interest Rate Hedging Agreement provided or arranged by a Lender or an Affiliate of a Lender (or provided or arranged by any Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of an Interest Rate Hedging Agreement), the written consent of such Lender or Affiliate of a Lender (or such Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of an Interest Rate Hedging Agreement). Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lender Parties and shall be binding upon the Loan Parties, the Lender Parties, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lender Parties and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

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(b)

Notwithstanding the foregoing provisions of Section 10.1(a), this Agreement may be amended with the written consent of the Administrative Agent and the Borrower (i) to correct any typographical errors, drafting mistakes or other similar mistakes that do not modify the intended rights and obligations of the parties hereto or (ii) to provide for, evidence or effectuate actions that are not otherwise prohibited by this Agreement and the other Loan Documents.

(c)

Notwithstanding anything to the contrary contained herein, if at any time any change in GAAP would affect any computation, basket or defined term set forth in any Loan Document, and the Borrower shall at such time or thereafter so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend the relevant provisions of the Loan Documents to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such computation, basket or defined term shall continue to be computed in conformity with GAAP but without giving effect to such identified changes to GAAP. Any amendment pursuant to this paragraph shall not require the consent of any Secured Party other than the Administrative Agent.

(d)

To the extent that any Affiliated Lender or Affiliated Debt Fund holds Loans or Commitments, no such Affiliated Lender or Affiliated Debt Fund, in its capacity as Lender, shall (i) have any voting or approval rights whatsoever under the Loan Documents (including, without limitation, for purposes of any action requiring the approval of “Required Lenders”, “Majority Facility Lenders” or pursuant to Section 10.1) other than with respect to those matters (x) set forth in Sections 10.1(a)(i), (ii) or (iv), to the extent such Affiliated Lender or Affiliated Debt Fund is a Lender affected thereby, (y) that disproportionately affect such Affiliated Lender or Affiliated Debt Fund in its capacity as a Lender as compared to the effect of such matters on the other Lenders, or be permitted to require the Administrative Agent, the Collateral Agent, the Depositary Agent or any other Lender to undertake any action (or refrain from taking any action) pursuant to or with respect to the Loan Documents or (z) that specifically require the consent of each Lender, (ii) be permitted to, in its capacity as a Lender, attend any meeting or conference call with the Administrative Agent, the Collateral Agent, the Depositary Agent, any other Lenders or the Borrower, receive any information from the Administrative Agent, the Collateral Agent, the Depositary Agent, any Lender (other than the right to receive notices of borrowings, notices of prepayments, and other administrative notices in respect of its Loans or Commitments required to be delivered pursuant to Section 2 or 3) or the Borrower or have any rights of inspection or access relating to the Borrower or (iii) be permitted to make or bring any claim, in its capacity as Lender, against the Administrative

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Agent, the Collateral Agent, the Depositary Agent or any other Lender with respect to the duties and obligations of such Person under the Loan Documents other than in the case of a material breach by the Administrative Agent, the Collateral Agent, the Depositary Agent or any other Lender to such Affiliated Lender or Affiliated Debt Fund (except with respect to any such breaches applicable to the Lenders generally unless the other Lenders have made or brought such claims). Notwithstanding anything to the contrary set forth herein (including Section 10.7(a)), so long as no Event of Default shall have occurred and be continuing, each applicable Affiliated Lender or Affiliated Debt Fund shall be entitled, in their respective sole discretion, to cancel or retire any Term Loans held by any Affiliated Lender or Affiliated Debt Fund.

(e)

Each Affiliated Lender, solely in its capacity as a Lender, hereby agrees, that, if Holdings or any Loan Party or any of their assets shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Law (“Bankruptcy Proceedings”), (i) such Affiliated Lender, solely in its capacity as a Lender, shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender’s claim with respect to its Loans (an “Affiliated Lender Claim”) (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including, without limitation, voting on any plan of reorganization), the Loans held by such Affiliated Lender (and any Affiliated Lender Claim with respect thereto) shall be deemed to be voted in such Bankruptcy Proceeding in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders, so long as such Affiliated Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders. For the avoidance of doubt, the Lenders and each Affiliated Lender, solely in its capacity as a Lender, agrees and acknowledge that the provisions set forth in this Section 10.1(e), constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where Holdings or a Loan Party has filed for protection under the Bankruptcy Code.

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(f)

Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower may make one or more loan modification offers to all the Lenders of a Facility that would, if and to the extent accepted by any such Lender, (x) extend the L/C Expiration Date or Maturity Date applicable to such Facility and any amortization of the Loans and Commitments under such Facility and/or change the Applicable Margin and/or fees payable (provided that any changes consisting of increases to the Applicable Margin or fees shall not take effect prior to the L/C Expiration Date or the Maturity Date applicable to such Facility) with respect to the Loans and Commitments under such Facility (in each case solely with respect to the Loans and Commitments of accepting Lenders in respect of which an acceptance is delivered) and (y) treat the Loans and Commitments so modified as a new “Facility” for all purposes under this Agreement; provided that (i) such loan modification offer is made to each Lender under such Facility on the same terms and subject to the same procedures as are applicable to all other Lenders under such Facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent) and (ii) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or any Revolving Facility Issuing Bank, without its prior written consent.

(g)

In connection with any such loan modification, the Borrower and each accepting Lender (and, to the extent applicable, each Revolving Facility Issuing Bank) shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the Borrower and the Administrative Agent and shall be effective only with respect to the applicable Loans and Commitments of Lenders that shall have accepted the relevant loan modification offer (and only with respect to the Loans and Commitments as to which any such Lender has accepted the loan modification offer)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable loan modification (including the addition of such modified Loans and/or Commitments as a “Facility” hereunder). No Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion. On the effective date of any loan modification applicable to the Revolving Facility, the Borrowers shall prepay any Revolving Loans outstanding under the Revolving Facility on such effective date (and pay any additional amounts required pursuant to Section 2.18) to the extent necessary to keep the outstanding Revolving Loans under the Revolving Facility ratable with any revised Revolving Percentage under the Revolving Facility of a Revolving Lender in respect of the Revolving Facility arising from any nonratable loan modification to the Revolving Commitments under the Revolving Facility under this Section. Notwithstanding the foregoing, no modification referred to above shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 5.1 with respect to the Loan Parties.

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10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or other electronic communication), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lender Parties, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Quattro Solar National, LLC c/o LS Power Development LLC One Tower Center, 21st Floor East Brunswick, NJ 08816 Attention: General Counsel

Administrative Agent:	BNP Paribas as Administrative Agent 787 Seventh Avenue New York, NY 10019 Attention: Arlene Holder

provided that any notice, request or demand to or upon the Administrative Agent, the Lender Parties shall not be effective until received.

Notices and other communications to the Lender Parties hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender Party. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Lender Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

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10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each of the Administrative Agent, the Collateral Agent and the Lead Arrangers for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, execution, delivery and administration of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the syndication, consummation and administration of the transactions contemplated hereby and thereby, including (i) the reasonable fees and disbursements of counsel to the Administrative Agent and the Collateral Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent or the Collateral Agent, as applicable, shall deem appropriate, in each case where applicable, pursuant to and subject to the terms of the Fee Letters and (ii) the reasonable and documented fees and out of pocket costs and expenses of the Engineering Consultant in connection with services rendered to the Administrative Agent with respect to the administration of this Agreement and the other Loan Document and any other documents prepared in connection herewith or therewith, (b) to pay or reimburse each Lender, the Administrative Agent and the Collateral Agent for all its out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of counsel to each Lender Party, of counsel to the Administrative Agent and of counsel to the Collateral Agent, (c) to pay, indemnify, and hold each Lender Party and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify and hold each Lender Party, the Lead Arrangers, the Administrative Agent and the Collateral Agent and their respective officers, directors, employees, affiliates, advisors, trustees, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs or expenses of any kind or nature whatsoever (other than any taxes (except for Non-Excluded Taxes and Other Taxes) and any penalties, interest and expenses arising therefrom or with respect thereto required to be paid by the Borrower under Section 2.17) with respect to the execution, delivery, enforcement and performance of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any Subsidiary or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against Holdings or any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are

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found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert, and to cause its Subsidiaries not to assert, and hereby waives (on behalf of itself and on behalf of its Subsidiaries (if any)), all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than ten (10) days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to General Counsel, at the address of the Borrower set forth in Section 10.1(g), or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent and the Collateral Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a)

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Revolving Facility Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender Party (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b) (i)

Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)

the Borrower (such consent not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, a central bank or Federal Reserve Bank, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Eligible Assignee;

(B)

the Administrative Agent (such consent not be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan or a Revolving Commitment to a Lender, an Affiliate of a Lender, a central bank or Federal Reserve Bank, or an Approved Fund; and

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(C)

with respect to any assignment of the Revolving Commitments and Revolving Loans, each Revolving Facility Issuing Bank which is fronting for the applicable Revolving Lender proposing to assign its Revolving Commitment or Revolving Loan; provided, that (x) such consent shall not be unreasonably withheld, conditioned, or delayed, (y) no consent of such Revolving Facility Issuing Bank shall be required for any assignment to a central bank or Federal Reserve Bank Lender. and (z) if ING Capital LLC is the Revolving Lender proposing to assign its Revolving Loan or Revolving Commitment, no consent of such Revolving Facility Issuing Bank shall be required for any assignment to an Affiliate of ING Capital LLC, which is a rated entity or provides a guarantee from a rated entity.

(ii)	Assignments shall be subject to the following additional conditions:

(A)

except in the case of an assignment to a Lender, an Affiliate of a Lender, a central bank or Federal Reserve Bank, or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates, a central bank or Federal Reserve Bank or Approved Funds, if any;

(B)

(1) the assigning Lender and the Assignee party to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in its sole discretion); provided that only one such fee shall be payable to the Administrative Agent in connection with simultaneous assignments by a Lender to two or more Approved Funds, and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

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(C)

the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)

Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6.

(iv)

The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and Revolving L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Lender Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender Party hereunder for all purposes of this Agreement, absent manifest error. Any assignment or transfer of a Loan shall be effective only upon appropriate entries with respect thereto being made in the Register. Ownership of an interest is required to be reflected in a book entry, whether or not physical securities are issued.

135	Sunshine (National) – Credit Agreement

(v)

Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i)

Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a Loan Party or any subsidiary of the Borrower) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

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(ii)

A Participant shall not be entitled to receive any greater payment under Sections 2.16, 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant shall not be entitled to the benefits of Section 2.17 unless such Participant complies with Sections 2.17(a), (d), (e) and (h).

(iii)

Each Lender that sells a participation shall maintain a register on which it records the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments, Loans and Revolving L/C Obligations (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, the Borrower and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such Commitments, Loans and Revolving L/C Obligations as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by Borrower and any Agent at any reasonable time and from time to time upon reasonable prior notice.

(d)

Any Lender may at any time, without the consent of the Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)	The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)

Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

137	Sunshine (National) – Credit Agreement

(g)

Notwithstanding anything to the contrary herein, any Lender may assign all or any portion of its Term Loans hereunder to any Affiliated Lender or any Affiliated Debt Fund, but only if after giving effect to such assignment, Affiliated Lenders shall not, in the aggregate, own or hold Term Loans with an aggregate principal amount in excess of 25% of the principal amount of all Term Loans then outstanding (calculated as of the date of such purchase).

10.7 Adjustments; Set-off.

(a)

Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender Party or to the Lender Parties under a particular Facility, if any Lender Party (a “Benefited Lender Party”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment or participation made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender Party, if any, in respect of the Obligations owing to such other Lender Party, such Benefited Lender Party shall purchase for cash from the other Lender Parties a participating interest in such portion of the Obligations owing to each such other Lender Party, or shall provide such other Lender Parties with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender Party to share the excess payment or benefits of such collateral ratably with each of the Lender Parties; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender Party, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)

In addition to any rights and remedies of the Lender Parties provided by law, each Lender Party shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable and not paid by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender Party, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender Party agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender Party; provided that the failure to give such notice shall not affect the validity of such application.

138	Sunshine (National) – Credit Agreement

(c)

Notwithstanding the foregoing provisions of this Section 10.7, in the event that any Defaulting Lender shall exercise any such right of set-off, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lender Parties and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender Party or their respective Affiliates may have.

10.8 Counterparts; Electronic Execution of Documents. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Collateral Agent. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

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10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY DISPUTE OF CLAIMS ARISING IN CONNECTION THEREWITH SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission to Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably and unconditionally:

(a)

submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)

consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)

agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid to such party at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)

agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent or the Collateral Agent to sue in any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment; and

(e)

waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

10.13 Acknowledgments. The Borrower hereby acknowledges (on its own behalf and on behalf of Holdings and its Subsidiaries (if any)) that:

(a)	it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)

neither the Administrative Agent nor any Lender Party has any fiduciary relationship with or duty to any Loan Party or Holdings arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and the Lender Parties, on one hand, and any Loan Party or Holdings, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

140	Sunshine (National) – Credit Agreement

(c)

no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lender Parties or among the Loan Parties or Holdings and the Lender Parties.

10.14 Releases of Guarantees and Liens.

(a)

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender Party (without requirement of notice to or consent of any Lender Party except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) in accordance with the Guarantee and Collateral Agreement.

10.15 Confidentiality. Each of the Administrative Agent and each Lender Party agrees to keep confidential all information provided to it by any Loan Party, the Administrative Agent or any Lender Party pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender Party from disclosing any such information (a) to the Administrative Agent, any other Lender Party, any affiliate thereof, any central bank or Federal Reserve Bank or any Approved Fund or any assignee pursuant to Section 10.6(d), (b) subject to an agreement to comply with the provisions of this Section 10.15, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed by the Borrower or its Affiliates, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender Party’s investment portfolio in connection with ratings issued with respect to such Lender Party, (i) subject to an agreement to comply with the provisions of this Section 10.15, to any credit insurance provider relating to any Loan Party or the Obligations, (j) to service providers to the Administrative Agent and the Lender Parties in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Loans (so long as each such Person is bound to keep the same confidential in accordance with this Section 10.15) or (k) in connection with the exercise of any remedy hereunder or under any other Loan Document.

141	Sunshine (National) – Credit Agreement

Each Lender Party acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender Party represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal and state securities laws.

10.16 WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 USA Patriot Act. The Administrative Agent and the Lender Parties hereby notify the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, Holdings and each other Loan Party, which information includes names and addresses and other information that will allow such Lender Party or Administrative Agent to identify the Borrower, Holdings and each other Loan Party in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender Party, provide all documentation and other information that the Administrative Agent or such Lender Party requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.18 Scope of Liability.

(a)

Except as set forth in this Section 10.18, notwithstanding anything to the contrary in this Agreement, any other Loan Document or any other document, certificate or instrument executed by any Loan Party pursuant hereto or thereto, none of the Secured Parties shall have any claims with respect to the transactions contemplated hereunder or thereunder against the Sponsor or any of its Affiliates (other than the Borrower, any Subsidiary of the Borrower or, solely to the extent of the interests of Holdings in the Collateral, Holdings), any present or future holder (whether direct or indirect) of any Capital Stock in any Loan Party (other than any such Capital Stock owned by another Loan Party), or, in the case of any of their respective Affiliates (other than the Loan Parties), shareholders, officers, directors, employees, representatives, controlling persons, executives or agents (collectively, the “Non-Recourse Persons”), such claims against such Non-Recourse Persons (including as may arise by operation of law) being expressly waived hereby; provided that the foregoing provision of this

142	Sunshine (National) – Credit Agreement

Section 10.18 shall not (i) constitute a waiver, release or discharge (or otherwise impair the enforceability) of any of the Obligations, or of any of the terms, covenants, conditions, or provisions of this Agreement or any other Loan Document and the same shall continue (subject to clause (iv) below, but without personal liability of the Non-Recourse Persons) until fully paid, discharged, observed, or performed; (ii) constitute a waiver, release or discharge of any lien or security interest purported to be created pursuant to the Security Documents (or otherwise impair the ability of any Secured Party to realize or foreclose upon any Collateral); (iii) limit or restrict the right of the Administrative Agent, the Collateral Agent or any other Secured Party (or any assignee, beneficiary or successor to any of them) to name Holdings or any Loan Party or any other person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement or any other Loan Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Person, except as set forth in other provisions of this Section 10.18; (iv) in any way limit or restrict any right or remedy of the Administrative Agent, the Depositary Agent, the Collateral Agent or any other Secured Party (or any assignee or beneficiary thereof or successor thereto) with respect to, and each of the Non-Recourse Persons shall remain fully liable to the extent that it would otherwise be liable for its own actions with respect to, any actual fraud (which shall not include innocent or negligent misrepresentation), willful misrepresentation, fraudulent conveyance or misappropriation of revenues, profits or proceeds from or of the Project or any Collateral, that should or would have been paid as provided herein or paid or delivered to the Administrative Agent, the Depositary Agent, the Collateral Agent or any other Secured Party (or any assignee or beneficiary thereof or successor thereto) towards any payment required under this Agreement or any other Loan Document; or (v) affect or diminish in any way or constitute a waiver, release or discharge of any obligation, covenant, or agreement made by any of the Non-Recourse Persons under or in connection with any Loan Document (or as security for the Obligations of the Borrower).

(b)

The limitations on recourse set forth in this Section 10.18 shall survive the termination of this Agreement, the termination of all Commitments and the full payment and performance of the Obligations hereunder and under the other Loan Documents.

10.19 ERISA Representation. Each Lender represents and warrants, as of the Closing Date and, if applicable, as of the date such Person becomes a Lender party hereto, and covenants, from the date such Person becomes a Lender party hereto to the date such Person ceases to be a Lender party hereto, to, and for the benefit of, the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of the Borrower or any other Loan Party, that such Lender is not and will not be (a) an employee benefit plan subject to Title I of ERISA, (b) a plan or account subject to Section 4975 of the Code, (c) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code or (d) a “governmental plan” within the meaning of ERISA.

143	Sunshine (National) – Credit Agreement

10.20 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.20, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii) “Covered Entity” means any of the following:

(A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

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(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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145	Sunshine (National) – Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

QUATTRO SOLAR NATIONAL, LLC,
as Borrower

By:	/s/ John Burke
Name: John Burke
Title: Managing Director

BNP PARIBAS,
as Administrative Agent

By:	/s/ Timothy Chin
Name: Timothy Chin
Title: Managing Director

By:	/s/ Olivier Catala
Name: Olivier Catala
Title: Director

BNP PARIBAS,
as Lender

By:	/s/ Timothy Chin
Name: Timothy Chin
Title: Managing Director

By:	/s/ Olivier Catala
Name: Olivier Catala
Title: Director

[Sunshine (Northeast) - Signature Page to Credit Agreement]

ING CAPITAL LLC,
as Lender

By:	/s/ Sven Wellock
Name: Sven Wellock
Title: Managing Director

By:	/s/ Stefano Palombo
Name: Stefano Palombo
Title: Director

SUMITOMO MITSUI BANKING CORPORATION,
as Lender

By:	/s/ Juan Kreutz
Name: Juan Kreutz
Title: Managing Director

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Lender

By:	/s/ Evan Levy
Name: Evan Levy
Title: Managing Director

By:	/s/ Kenneth Ricciardi
Name: Kenneth Ricciardi
Title: Director

CIT BANK, N.A.,
as Lender

By:	/s/ Kyle Andrucyk
Name: Kyle Andrucyk
Title: Vice President

ASSOCIATED BANK, N.A.,
as Lender

By:	/s/ Corey Roberts
Name: Corey Roberts
Title: Vice President

BNP PARIBAS,
as Revolving Facility Issuing Bank

By:	/s/ Timothy Chin
Name: Timothy Chin
Title: Managing Director

By:	/s/ Olivier Catala
Name: Olivier Catala
Title: Director